Exhibit 2.1

EQUITY PURCHASE AGREEMENT

DATED AS OF DECEMBER 31, 2020,

BY AND AMONG

THE MEMBERS LISTED HEREIN,

THE EQUITYHOLDER REPRESENTATIVE,

STRAIGHT SMILE, LLC,

AS THE COMPANY,

AND

DENTSPLY SIRONA INC.,

AS BUYER

	Table of Content

		Page
	ARTICLE I

	CERTAIN DEFINITIONS

	ARTICLE II

	SALE OF EQUITY

Section 2.1	Purchase and Sale of Equity	22
Section 2.2	Purchase Price	22
Section 2.3	Closing	23
Section 2.4	Closing Deliverables	24
Section 2.5	Purchase Price Adjustment	25
Section 2.6	Consideration Spreadsheet	28
Section 2.7	Treatment of Options	28
Section 2.8	Treatment of Warrants	29
Section 2.9	Paying Agent	29
Section 2.10	Withholding Rights	30

	ARTICLE III

MEMBER REPRESENTATIONS AND WARRANTIES; BUYER’S
REPRESENTATIONS AND WARRANTIES

Section 3.1	Member Representations and Warranties	30
Section 3.2	Buyer’s Representations and Warranties	33

	ARTICLE IV

	REPRESENTATIONS AND WARRANTIES CONCERNING
	THE COMPANY ENTITIES

Section 4.1	Company Organization; Authorization	35
Section 4.2	No Conflicts	35
Section 4.3	Capitalization	36
Section 4.4	Financial Statements	37
Section 4.5	Undisclosed Liabilities	38
Section 4.6	Absence of Certain Changes	38
Section 4.7	Real Property	38
Section 4.8	Title to Assets; Tangible Assets	39
Section 4.9	Subsidiaries	40
Section 4.10	Litigation; Orders	40
Section 4.11	Intellectual Property	40

i

ARTICLE VI

CLOSING CONDITIONS

ARTICLE IX

TERMINATION

Section 9.1	Termination	79
Section 9.2	Effect of Termination	80

ARTICLE X

MISCELLANEOUS

Exhibits

Exhibit A	- Accounting Principles
Exhibit B	- Form of Escrow Agreement
Exhibit C	- Form of Paying Agent Agreement
Exhibit D	- Form of Warrant Cancellation and Joinder Agreements
Exhibit E	- Form of Option Cancellation and Joinder Agreements
Exhibit F	- Form of PPP Escrow Agreement
Exhibit G	- AUP Report
Exhibit 2.5-A	- Net Working Capital Calculation
Exhibit 5.8	- R&W Policy

EQUITY PURCHASE AGREEMENT

THIS EQUITY PURCHASE AGREEMENT (this “Agreement”), dated as of December 31, 2020, is made by and among the members listed on the signature pages hereto (the “Members”) of Straight Smile, LLC, a Delaware limited liability company (“Straight Smile” or the “Company”), the Company, Member Representative SSB, LLC, a Wyoming limited liability company, as the equityholder representative (the “Equityholder Representative”), and Dentsply Sirona Inc., a Delaware corporation (“Buyer”).

A. The Company wholly owns, directly or indirectly, each of Byte LLC, a Nevada limited liability company (“Byte”), Straight Smile Limitada, a Costa Rica limited liability company (“SSL”), Byteme Aligners Limited, an England and Wales private limited company (“BAL”), and Byteme Aligners Aus. Pty. Ltd., an Australian limited company (“BAAP,” and together with Byte, SSL and BAL, the “Company Subsidiaries” and together with the Company, the “Company Entities”) and the Company Entities are in the business of providing dentist and orthodontist-directed tele-dentistry, technology and innovation offering at-home aligner systems (the “Business”).

B. (i) The Members, which include each of the Class A-1 Members, Class A-2 Members, Class B-1 Members, Class B-2 Members, Class C-1 Members, Class C-2 Members and the holders of the Common Class D Units (each as defined in the Company LLC Agreement), own all of the issued and outstanding Units (as defined below) (“Membership Units”), (ii) the holders of the Warrants (as defined below) listed on Schedule 2.1 hereto (the “Warrantholders”) are the owners of all of the issued and outstanding warrants to acquire Units as listed on Schedule 2.1 (the “Warrants”) and (iii) the holders of the Options (as defined below) listed on Schedule 2.1 hereto (the “Optionholders” together with the Members and the Warrantholders, the “Company Equityholders”)) are the owners of all of the issued and outstanding options to acquire Units as listed on Schedule 2.1 (the “Options”, together with the Membership Units and the Warrants, the “Company Equity Interests”)); and all of such Company Equity Interests represent 100% of the securities, whether equity or debt, or the right to acquire such securities, in the Company.

C. Buyer desires to acquire from the Members and each of the Members desires to sell to Buyer, all of such Member’s Membership Units, free and clear of all Liens, pursuant to this Agreement, such that at the Closing (as defined below) Buyer will own 100% of the Membership Units.

D. Concurrently herewith, each of the Warrantholders have entered into a Warrant Cancellation and Joinder Agreement (as defined below) with the Company and Buyer, pursuant to which such Warrantholders are joining as parties to this Agreement, and at the Closing, each of the Warrants shall be irrevocably cancelled as of the Closing Date in exchange for one or more cash payment (if any) to the extent provided in this Agreement.

E. Concurrently herewith, each of the Optionholders have entered into an Option Cancellation and Joinder Agreement (as defined below) with the Company and Buyer, pursuant to which such Optionholders are joining as a party to this Agreement, and at the Closing, each of the Options shall be deemed vested (to the extent such Options are not vested prior to the Closing Date) and irrevocably cancelled as of the Closing Date in exchange for one or more cash payment (if any) to the extent provided in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

As used in this Agreement the following terms shall have the following respective meanings:

“Accounting Principles” means (i) the accounting principles, procedures, policies, practices and methods to the extent specified on Exhibit A; (ii) to the extent not so specified on Exhibit A, and only to the extent in accordance with GAAP, consistent with the accounting principles, procedures, policies, categorizations, methodologies, techniques and methods applied in preparation of the Financial Statements for the year ended December 31, 2019 and for the nine month period ended September 30, 2020; and (iii) to the extent not otherwise addressed in clauses (i) and (ii) above, GAAP. For the avoidance of doubt, clause (i) shall take precedence over clauses (ii) and (iii), and clause (ii) shall take precedence over clause (iii).

“Action” means any action, cause of action, suit, claim, complaint, inquiry, audit, assessment, demand, examination, notice of violation, grievance, hearing, charge, citation, summons, subpoena, arbitration, mediation, proceeding or investigation of any nature (whether civil, criminal, administrative, judicial, regulatory or otherwise) whether at law or in equity and whether public or private, including those brought, conducted or heard by or before, or otherwise including, any Governmental Authority.

“ADC” means American Discovery Capital, LLC.

“Adjustment Escrow Account” shall have the meaning set forth in Section 2.4(b)(iv).

“Adjustment Escrow Amount” shall mean $500,000 to be held in accordance with the terms of the Escrow Agreement.

“Affiliate” means: (a) with respect to any Person who is an individual, any other Person who is the spouse, sibling or a lineal ascendant or descendent of such Person up to the third (3rd) degree; and (b) with respect to all Persons, including individuals, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliate Arrangements” shall have the meaning set forth in Section 4.24.

“Agreement” shall have the meaning set forth in the preamble.

“Aligner Program Administration Agreements” means those certain Aligner Program Administration Agreements between the Company and various dental and orthodontic practices across the United States, Australia and the United Kingdom, as set forth on Schedule 4.15(a)(xi).

“Allocable Portion” means, for each Company Equityholder, a percentage equal to (a) (i) the aggregate number of Membership Units owned by such Company Equityholder as of immediately prior to the Closing, plus (ii) the aggregate number of Units subject to the exercise of the Options and Warrants owned by such Company Equityholder immediately prior to the Closing, divided by (b) the number of Fully Diluted Units and such percentage shall be set forth opposite the name of such Member under the heading “Allocable Portion” on the Consideration Spreadsheet, and shall be calculated in accordance with this Agreement, the Company LLC Agreement, and the applicable agreements and arrangements governing the Options and Warrants, the Warrant Cancellation and Joinder Agreements and the Option Cancellation and Joinder Agreements.

“Alta Finco” means Alta Finco LLC, a Nevada limited liability company.

“Ancillary Agreements” means, collectively, any agreements, certificates, statements or other documents contemplated by this Agreement and delivered at or prior to the Closing in connection with the transactions contemplated by this Agreement, including the Warrant Cancellation and Joinder Agreements, the Option Cancellation and Joinder Agreements, the Escrow Agreement, the PPP Escrow Agreement and the Paying Agent Agreement.

“Audited Financial Statements” shall have the meaning set forth in Section 4.4(a)(i).

“AUP Report” shall mean the agreed-upon procedures report delivered pursuant to and in accordance with the terms of the engagement letter, dated as of December 22, 2020, by and among, the Company Auditor, the Company and Buyer, which among other things will list the procedures performed, the Company management’s notes and the Company Auditor’s findings and which is attached hereto as Exhibit G.

“Australia Distribution Agreement” shall have the meaning set forth in Section 5.20.

“Australia Distribution Agreement Amendment” shall have the meaning set forth in Section 5.20.

“Australia Distribution Payment” shall have the meaning set forth in Section 5.20.

“Australia Distributor” shall have the meaning set forth in Section 5.20.

“BAAP” shall have the meaning set forth in the recitals.

“BAL” shall have the meaning set forth in the recitals.

“Bodman” means Bodman PLC, who is acting as counsel to the Company Entities and the Members.

“Books and Records” shall have the meaning set forth in Section 4.27(a).

“Business” shall have the meaning set forth in the recitals.

“Business Day” means each calendar day that is not a Saturday or a Sunday or other day on which commercial banks in the State of New York are authorized or obligated by Law or executive order to be closed.

“Buyer” shall have the meaning set forth in the preamble.

“Buyer Fundamental Representations” means the representations and warranties of the Buyer contained in Section 3.2(a) (Incorporation; Authorization; Etc.) and Section 3.2(c) (Brokers, Finders, Etc.).

“Buyer Indemnified Parties” shall have the meaning set forth in Section 8.2(a).

“Buyer’s Allocation” shall have the meaning set forth in Section 7.7(b).

“Buyer’s Knowledge” means, with respect to any matter in question, the actual or constructive knowledge of Matthew Coggin.

“Byte” shall have the meaning set forth in the recitals.

“Calculation Time” means 11:59 p.m. Eastern Time on the Closing Date.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020, as amended, and all regulations and guidance issued by a Governmental Authority with respect thereto, as in effect on the date hereof.

“Cash Amount” means, as of any given time of determination, all cash and cash equivalents, including all certificates of deposit, commercial paper, treasury bills, marketable securities, money market accounts and all such similar accounts or investments of the Company Entities, increased by any funds that a third-party payment processor has received for any pre-Closing sales but have not yet been remitted to (the “Undeposited Funds”) the Company Entities, reduced by: (a) all checks, drafts or wire transfers written or sent (as applicable) by the Company Entities but which have not been paid (i.e., cashed and cleared in case of a check or draft and cleared in the case of a wire transfer) as of the Calculation Time; (b) cash in reserve accounts or cash escrow accounts, custodial cash, restricted cash, security deposits, cash supporting obligations under letters of credit and cash otherwise subject to any legal or contractual restriction on the ability to freely transfer or use such cash for any lawful purpose; and (c) bank overdrafts of the Company Entities.

“CERCLA” shall have the meaning set forth in the definition of “Environmental Laws.”

“Claim Notice” shall have the meaning set forth in Section 8.3(a).

“Closing” shall have the meaning set forth in Section 2.3.

“Closing Cash Amount” means the Cash Amount as of the Calculation Time, as determined in accordance with the Accounting Principles.

“Closing Date” shall have the meaning set forth in Section 2.3.

“Closing Indebtedness” means the Indebtedness of the Company Entities as of the Calculation Time, as determined in accordance with the Accounting Principles.

“Closing Net Working Capital” means the Net Working Capital as of the Calculation Time.

“Closing Net Working Capital Adjustment” means (a) the amount by which the Closing Net Working Capital reflected on the Closing Statement is greater than the Target Net Working Capital or (b) the product of (i) the amount by which the Closing Net Working Capital reflected on the Closing Statement is less than the Target Net Working Capital multiplied by (ii) negative 1 (-1).

“Closing Purchase Price” shall have the meaning set forth in Section 2.2.

“Closing Statement” shall have the meaning set forth in Section 2.5(b).

“Closing Transaction Expenses” means the Transaction Expenses as of the Calculation Time.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto.

“Commercially Available Software” means commercially available Software that has not been materially modified or customized by a third party for the Company Entities and that is licensed for less than a total cost of $25,000 in the aggregate.

“Company” shall have the meaning set forth in the preamble.

“Company Auditor” shall have the meaning set forth in Section 5.22.

“Company Data” means the Company Entities’ proprietary or confidential data, including customer data and Personal Information owned, controlled, processed or otherwise held by the Company Entities.

“Company Entities” shall have the meaning set forth in the recitals (in addition, when used singularly, “Company Entity” means either the Company, Byte, SSL, BAL or BAAP).

“Company Equityholders” shall have the meaning set forth in the recitals.

“Company Equity Interests” shall have the meaning set forth in the recitals.

“Company IPR” means all Owned IPR, together with the Intellectual Property Rights licensed to the Company Entities under Company IPR Agreements used in connection with the Business.

“Company IPR Agreements” means all written licenses, sublicenses and other agreements under which other Persons grant the Company Entities or the Company Entities grant any other Persons any exclusive or non-exclusive rights or interests in or to any Intellectual Property Rights that are used or held for use in connection with the Business.

“Company LLC Agreement” means the Amended and Restated Limited Liability Company Operating Agreement of the Company dated as of February 1,2019 by and among the Company and the Members.

“Company Subsidiaries” shall have the meaning set forth in the recitals.

“Company’s Knowledge,” “Members’ Knowledge” or similar terms mean, with respect to any matter in question, the knowledge of Neeraj Gunsagar, Scott M. Cohen, Blake B. Johnson and Wesley Lones after due and reasonable inquiry.

“Competing Business” means any portion of a business that develops, designs, engineers, manufactures, sells, markets or distributes teeth impression kits, aligners, braces, or similar orthodontic products, including (A) any of the present products marketed or sold by the Company Entities to any of its customers and any natural extensions thereof (including as any such products may be improved and/or modified), (B) any of the present services marketed, sold or provided by the Company Entities to any of its customers and as any such services may be improved and/or modified or (C) any products and/or services of the Company Entities that are in development, or that the Company has contemplated developing, in each case, as of or at any time in the one-year period prior to the Closing Date.

“Competing Transaction” shall have the meaning set forth in Section 5.13.

“Confidential Information” means: (a) any information concerning the Business or the Company Entities; and (b) any information concerning Buyer obtained from Buyer or its Representatives; provided, however, that Confidential Information shall not include information that: (i) is or becomes generally available to or known by the public from a source other than the receiving party; (ii) the receiving party knows at the time of disclosure, free of any obligation to keep it confidential; (iii) the receiving party independently developed without the use of any Confidential Information; or (iv) the receiving party rightfully obtains from any Person other than a party to this Agreement or any Affiliate of a party to this Agreement who has the right to transfer or disclose it.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated February 18, 2020, between the Company and Buyer’s Affiliate.

“Consideration Spreadsheet” shall have the meaning set forth in Section 2.6.

“Contract” means any written or oral agreement, contract, agreement in principle, lease, sublease, subcontract, understanding, instrument, note, bond, warranty, indenture, deed of trust, mortgage, loan agreement, license, sublicense or any other legally binding arrangement, commitment or undertaking and any amendments, modifications, supplements, exhibits, schedules, addenda, statements of work, purchase and sales orders thereto, to which a Person is party or by which any of its assets are otherwise bound.

“Covered Claim” shall have the meaning set forth in Section 8.9.

“Covid-19” means SARS-CoV-2 or COVID-19 and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“Customs & Trade Laws” means all applicable export, import, customs and trade, and anti-boycott laws, regulations, or programs administered, enacted or enforced by any Governmental Authority, including but not limited to: (a) the laws, regulations, and programs administered or enforced by U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement, the U.S. International Trade Commission, the U.S. Department of Commerce, and the U.S. Department of State; (b) the U.S. Tariff Act of 1930, as amended; (c) the U.S. Export Control Reform Act of 2018 and the Export Administration Regulations, including related restrictions with regard to persons or entities on the U.S. Department of Commerce’s Denied Persons List, Unverified List or Entity List; (d) the U.S. Arms Export Control Act, as amended, and the International Traffic in Arms Regulations, including related restrictions with regard to persons or entities on the U.S. Department of State’s Debarred List; (e) the U.S. Foreign Trade Regulations; (f) the anti-boycott laws and regulations administered by the U.S. Department of Commerce and the U.S. Department of the Treasury; and (g) all other applicable laws, regulations, or programs.

“D&O Indemnified Party” shall have the meaning set forth in Section 5.5(a).

“D&O Insurance” shall have the meaning set forth in Section 5.5(b).

“Data Protection Laws” shall have the meaning set forth in the definition of “Data Protection Requirements.”

“Data Protection Requirements” means all (i) applicable Laws in any jurisdiction relating to privacy or the processing or protection of Personal Information, including the Health Insurance Portability and Accountability Act of 1996, the Health Information Technology for Economic and Clinical Health Act, the California Consumer Privacy Act of 2018 (AB-375) (in each case of the foregoing, including the rules and regulations promulgated thereunder), and the General Data Protection Regulation 2016/679 as supplemented nationally across the European Economic Area (such as, in the United Kingdom, the Data Protection Act 2018) and including any predecessor, successor or implementing legislation in respect of the foregoing, and any amendments or re-enactments of the foregoing (collectively, “Data Protection Laws”), (ii) Privacy Policies, and (iii) contractual obligations binding on the Company or any of its Subsidiaries with respect to privacy or the processing or protection of Company Data.

“Deductible” shall have the meaning set forth in Section 8.2(b).

“Deficit” shall have the meaning set forth in Section 2.5(e)(ii).

“Dispute” shall have the meaning set forth in Section 10.11.

“Dispute Notice” shall have the meaning set forth in Section 2.5(c).

“Employee Benefit Plans” shall have the meaning set forth in Section 4.23(a).

“Employment Agreement” means any employment agreement, severance agreement, retention agreement or any other written term sheet or similar document describing the terms or conditions of employment of any employee of any Company Entity or terms or conditions of the relationship with, and type of services provided by, an independent contractor of any Company Entity.

“Environment” means soil, surface water, groundwater, land, sediments, surface or subsurface strata, natural resources, flora and fauna, ambient air, indoor air or indoor air quality, including any material or substance used in the physical structure of any building or improvement.

“Environmental Claim” means any civil, criminal or administrative action, suit, hearing, lien, demand, claim, investigation, notice of liability or potential liability, notice of violation, warning notice, infraction, directive, fine, penalty, injunctive relief, request for information, complaint, lawsuit or other legal proceeding by any Person alleging, or any obligation involving, liability (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from lease, operation or use of the business or assets of the Company Entities or relating to any real property currently or formerly leased, operated or used by the Company Entities, including the presence, release of, or exposure to, any Hazardous Materials; or any actual or alleged non-compliance with, or liability or potential liability under, any Environmental Law or term or condition of any Environmental Permit.

“Environmental Laws” means any applicable Law, any published directive or guidance issued by any Governmental Authority (to the extent such directive or guidance has been confirmed by judicial decisions or by final, non-appealable, agency actions, giving the directive or guidance the force of law) and any Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the Environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal, remediation of, response to, or investigation of actual or suspected, Hazardous Materials or property damage, natural resources damage or personal injury caused by any Hazardous Material. The term “Environmental Law” includes, but is not limited to, the following (including their implementing regulations and any state or local analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq. (“CERCLA”), the Solid Waste Disposal Act, as amended, 42 U.S.C. § 6901 et seq., the Federal Water Pollution Control Act of 1972, as amended, 33 U.S.C. § 1251 et seq., the

Toxic Substances Control Act of 1976, as amended, 15 U.S.C. § 2601 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq., the Clean Air Act of 1966, as amended, 42 U.S.C. § 7401 et seq., the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. § 651 et seq., the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), and the Safe Drinking Water Act (42 U.S.C. § 300f et seq.).

“Environmental Permit” means any License or letter which is issued, granted, given or made pursuant to Environmental Law by a Governmental Authority.

“Equityholder Representative” shall have the meaning set forth in the preamble.

“Equityholder Representative Expense Amount” means $5,000,000 to be used by the Equityholder Representative in performance of its duties hereunder.

“Equityholder Representative Expenses” shall have the meaning set forth in Section 10.1(d).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that is considered or at the relevant time was considered a single employer with any Company Entity under Section 414 of the Code.

“Escrow Agent” means Goldman Sachs or such other escrow agent as may be mutually agreed by the Company and Buyer.

“Escrow Agreement” means the escrow agreement consistent in form and substance in all material respects with the form attached hereto as Exhibit B or as may otherwise be mutually agreed by Buyer, the Equityholder Representative and the Escrow Agent.

“Estimated Closing Cash Amount” shall have the meaning set forth in Section 2.5(a).

“Estimated Closing Indebtedness” shall have the meaning set forth in Section 2.5(a).

“Estimated Closing Net Working Capital” shall have the meaning set forth in Section 2.5(a).

“Estimated Closing Net Working Capital Adjustment” means (a) the amount by which the Estimated Closing Net Working Capital reflected on the Estimated Closing Statement is greater than the Target Net Working Capital or (b) the product of (i) the amount by which the Estimated Closing Net Working Capital reflected on the Estimated Closing Statement is less than the Target Net Working Capital multiplied by (ii) negative 1 (-1).

“Estimated Closing Statement” shall have the meaning set forth in Section 2.5(a).

“Estimated Closing Transaction Expenses” shall have the meaning set forth in Section 2.5(a).

“Estimated Price Adjustment Amount” shall have the meaning set forth in Section 2.5(a).

“FDA” means the United States Food and Drug Administration.

“FDA License” means a License granted by the FDA.

“Final Closing Cash Amount” shall have the meaning set forth in Section 2.5(d).

“Final Closing Indebtedness” shall have the meaning set forth in Section 2.5(d).

“Final Closing Net Working Capital” shall have the meaning set forth in Section 2.5(d).

“Final Closing Transaction Expenses” shall have the meaning set forth in Section 2.5(d).

“Final Price Adjustment Amount” means the sum of the Closing Cash Amount plus the Closing Net Working Capital Adjustment minus the Closing Indebtedness minus the Closing Transaction Expenses, in each case as finally determined pursuant to Section 2.5.

“Final Purchase Price” shall have the meaning set forth in Section 2.5(d).

“Financial Statements” shall have the meaning set forth in Section 4.4(a).

“Fraud” means common law fraud that includes the element of scienter under applicable Law with respect to the making of, or with respect to material facts in, any representation or warranty set forth in this Agreement, made by such party. For the avoidance of doubt, (i) Fraud of a Member shall not be deemed to exist unless all of the following elements are satisfied: (a) a Member breached a representation or warranty set forth in this Agreement or an Ancillary Agreement, (b) a Member (including but not limited to any individual named in the definition of “Members’ Knowledge”) acted with scienter (i.e., actually knew that such representation or warranty was false when made or was made with a reckless indifference to the truth), (c) a Member intended to induce Buyer to act or refrain from action, (d) Buyer acted or refrained from acting in reasonable reliance on such representation or warranty, and (e) Buyer was injured by its reliance on such representation or warranty; and (ii) Fraud of Buyer shall not be deemed to exist unless all of the following elements are satisfied: (a) Buyer breached a representation or warranty set forth in this Agreement or an Ancillary Agreement, (b) Buyer actually knew that such representation or warranty was false when made or was made with a reckless indifference to the truth, (c) Buyer intended to induce a Member to act or refrain from action, (d) a Member acted or refrained from acting in reasonable reliance on such representation or warranty, and (e) a Member was injured by its reliance on such representation or warranty.

“Fully Diluted Units” means the sum of (i) the number of shares of Membership Units issued and outstanding immediately prior to the Calculation Time, plus (ii) the number of Units issuable upon exercise of all of the Options outstanding immediately prior to the Calculation Time, plus (iii) the number of Units which would have been issuable upon exercise of all of the Warrants outstanding immediately prior to the Calculation Time (clause (ii), after giving effect to any deemed vesting resulting from or in connection with the Closing).

“Fundamental Representations” shall have the meaning set forth in Section 8.2(a)(ii).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“General Cap” shall have the meaning set forth in Section 8.2(b).

“General Enforceability Exceptions” shall have the meaning set forth in Section 3.1(a).

“Goldman Sachs” means Goldman Sachs & Co. LLC.

“Governmental Authority” means any national, federal, state, county, municipal, local or foreign government or political subdivision thereof, or any agency, instrumentality, department, board, commission or entity, or any self-regulated organization or other non-governmental regulatory authority or entity or quasi-governmental authority or entity, or any arbitrator or arbitral tribunal, court or tribunal of competent jurisdiction or any similar body exercising executive, legislative, judicial, regulatory, taxing, importing or administrative functions.

“Gunsagar Escrow Account” means the account designated in writing by the Escrow Agent to Buyer and the Equityholder Representative prior to the Closing Date that will hold the Gunsagar Escrow Amount.

“Gunsagar Escrow Amount” means $19,611,102.49 to be held in accordance with the terms of the Escrow Agreement.

“Hazardous Materials” means any “hazardous substance” as that term is defined under CERCLA and its implementing regulations, 42 U.S.C. § 9601 et seq.; any “hazardous material,” as that term is defined under the Occupational Safety and Health Act of 1970, as amended, and its implementing regulations, 29 U.S.C. § 651, et seq.; any “hazardous waste” as that term is defined under the Resource Conservation and Recovery Act, as amended, and its implementing regulations (“RCRA”), 42 U.S.C. § 9601, et seq.; any “solid waste” as that term is defined under RCRA and its implementing regulations; any “toxic substance” as that term is defined under the Toxic Substances Control Act of 1976, as amended, and its implementing regulations, 15 U.S.C. § 2601 et seq.; any “pollutant” as that term is defined under the Clean Water Act, as amended, and its implementing regulations, 33 U.S.C. § 1362 et seq.; and any other chemical, substance or material, whether solid, liquid, or gas, subject to regulation under Law because of its effect on worker safety, human health or the Environment, including oil, petroleum products, radon, radioactive materials or wastes, asbestos in any form, asbestos-containing materials, mold, lead or lead-containing materials, hazardous wastes, hazardous waste constituents, urea formaldehyde insulation, per- and polyfluoroalkyl substances (including PFAs, PFOA, PFOS, Gen X, and PFBs) and polychlorinated biphenyls.

“Healthcare Laws” means (i) the Federal Food, Drug, and Cosmetic Act and the regulations promulgated thereunder, 21 U.S.C. §§ 301-392; (ii) the Controlled Substances Act, 21 U.S.C. § 801 et seq.; (iii) the Public Health Service Act, 42 U.S.C. § 201 et seq.; (iv) all applicable federal, state, local and all applicable foreign health care related fraud and abuse, false claims, and anti-kickback laws, including, without limitation, the U.S. Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b), the Stark law, 42 U.S.C. § 1395nn, the U.S. Physician Payment Sunshine

Act, 42 U.S.C. § 1320a-7h and similar gift and disclosure Laws, the U.S. Civil False Claims Act, 31 U.S.C. § 3729 et seq., the criminal False Claims Law, 42 U.S.C. § 1320a-7b(a), all criminal laws relating to health care fraud and abuse, including, but not limited to, 18 U.S.C. §§ 286 and 287, and the health care fraud criminal provisions under the U.S. Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), 42 U.S.C. § 1320d et seq., the exclusion laws, 42 U.S.C. § 1320a-7, the civil monetary penalties law, 42 U.S.C. § 1320a-7a, HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, 42 U.S.C. § 17921 et seq., Laws pertaining to privacy, data protection and information security of health information, and the regulations promulgated pursuant to such statutes; (v) state Laws relating to the manufacture, sale and distribution of dental and medical products not otherwise applicable to the manufacture, sale and distribution of non-dental or non-medical products; (vi) Medicare, Title XVIII of the Social Security Act and (vii) Medicaid, Title XIX of the Social Security Act.

“HIPAA” shall have the meaning set forth in the definition of “Healthcare Laws.”

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, 15 U.S.C. § 18a, as amended.

“Income Taxes” or “Income Tax” means any Taxes: (a) imposed on, or with reference to, net income or gross receipts; or (b) imposed on, or with reference to, multiple bases including net income or gross receipts.

“Indebtedness” means, without duplication, all: (a) Loan Indebtedness; (b) obligations under leases of the Company Entities that are required to be capitalized in accordance with GAAP, except for leases of the type classified as “operating leases”; (c) payments received on behalf of Alta Finco, but not yet remitted; (d) unpaid bonuses and expenses due to any employee, consultant, or contractor of the Company Entities which relate to periods prior to the Closing Date, including any related employment taxes; (e) commissions on unpaid bonuses owed to employees of the Company Entities (f) 35% of the Net Deferred Revenue balance at close as determined in accordance with the Accounting Principles; and (g) obligations of the Company Entities issued or assumed as the deferred purchase price of property or services, all conditional sale obligations of the Company Entities (but, in each case, excluding trade accounts payable incurred in the Ordinary Course of Business that do not involve the purchase of equipment, fixed assets or other capital items or services), including all obligations of the Company Entities resulting from any holdback, earn-out, performance bonus or other contingent payment arrangement related to, or arising out of, any prior acquisition, business combination or similar transaction. For the avoidance of doubt, Indebtedness shall not include Transaction Expenses.

“Indemnifiable Portion” shall have the meaning set forth in Section 8.2(b).

“Indemnification Escrow Amount” shall mean $4,416,060.67 to be held in accordance with the terms of the Escrow Agreement.

“Indemnification Notice” shall have the meaning set forth in Section 8.4.

“Indemnified Party” shall have the meaning set forth in Section 8.3(a).

“Indemnifying Party” shall have the meaning set forth in Section 8.3(a).

“Insurance Policies” shall have the meaning set forth in Section 4.20(a).

“Intellectual Property Rights” shall mean all intellectual and industrial property and other similar proprietary rights of any kind or nature in any jurisdiction throughout the world, whether registered or unregistered, including all rights pertaining to or deriving from: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, social media accounts and rights in telephone numbers, and other similar indicators or source or origin, including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith (collectively, “Trademarks”), (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith (collectively “Copyrights”), (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all material computer software (including source code, executable code, data, databases, APIs, algorithms, and related documentation) (collectively, “Software”), (g) rights of publicity, moral rights and rights of attribution and integrity, (h) all other proprietary rights, (i) all copies and tangible embodiments of any of the foregoing (in whatever form or medium), (j) all goodwill associated with any of the foregoing, (k) all licenses and sublicenses granted and obtained with respect to any of the foregoing and all rights thereunder, (l) all remedies against infringement of any of the foregoing, and (m) all rights to protection of interests in any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“IT Assets” means all material information technology hardware, systems and Software (including servers, networks, platforms, peripherals, data communication lines, so-called “SaaS,” “PaaS” and “IaaS” services and other information technology equipment and related systems) owned, held for use or relied upon by the Company Entities and used in connection with the Business.

“Law” means any United States, federal, state or local or any foreign statute, law, ordinance, regulation, rule, code, Order, constitution, treaty, common law, License, judgment, decree, policy or other legally enforceable requirement or rule of law of any Governmental Authority and all Governmental Authorities’ interpretations thereof (to the extent such interpretations have been confirmed by judicial decisions or by final, non-appealable, agency actions, giving the interpretation the force of law).

“Leased Real Property” shall have the meaning set forth in Section 4.7(b).

“Legal and Professional Fees” shall be the aggregate amount of $1,000,000 payable by Buyer to the Company at Closing in accordance with the Letter Agreement, dated November 30, 2020, between the Company and the counterparty to the Project Jaws proposed transaction and the Consideration Spreadsheet.

“Liability” means any liability or obligation (whether accrued or unaccrued, whether absolute or contingent, whether liquidated or unliquidated, whether due or to become due and whether known or unknown) regardless of when asserted.

“Licenses” means all permits, licenses, franchises, registrations, certificates, approvals, authorizations, clearances, waivers, consents, privileges, variances, exemptions, qualifications, filings, notices, and other rights issued, granted or given by any Governmental Authority, including, with respect to the Company Entities, those listed on Schedule 4.16.

“Lien” means any lien, security interest, pledge (including any negative pledge), easement, restrictive covenant, mortgage, deed to secure debt, charge, deed of trust, purchase option, right of first refusal or first offer, conditional sales agreement, preemptive right, servitude, proxy, restriction (whether voting, transfer or otherwise), hypothecation, right-of-way, encumbrance or other right of third parties of any kind or nature whatsoever, including any Tax Lien.

“Loan Indebtedness” means, without duplication and with respect to the Company Entities, on a consolidated basis, all: (a) indebtedness for borrowed money; (b) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which any Company Entity is responsible or liable; (c) obligations under any interest rate, currency or exchange obligations, swap, hedge or other hedging agreement or similar arrangement; (d) reimbursement obligations under any letter of credit (whether or not drawn) or banker’s acceptance; and (e) any accrued but unpaid interest prepayment penalties, premiums, breakage costs, fees, costs and other amounts associated with the prepayment of any of the obligations referred to in the foregoing clauses (a) through (d), all as itemized on Schedule A.

“Losses” means any and all damages, fines, fees, penalties, deficiencies, liabilities, claims (including tort claims), losses, demands, judgments, settlements, actions, obligations, costs and expenses (including interest, court costs and fees and costs of attorneys, accountants and other experts or other expenses of any Action or of any default or assessment (including those arising or incurred in enforcing a party’s rights under this Agreement)); provided that Losses shall not include: (a) special or exemplary damages, or loss of future revenue, income or profits, unless, in each case, such damages constitute direct damages; or (b) punitive damages, except in the case of each of clauses (a) and (b), if such damages are required to be paid to a third party (including any Governmental Authority) pursuant to a Third-Party Claim.

“Malicious Code” means any computer code or any other procedures, routines or mechanisms that are designed to: (i) disrupt, disable, harm or impair the Software’s operation in any material way, (ii) cause the Software to damage or corrupt any data, storage media, programs, equipment or communications or otherwise interfere with the user’s operations in any material way, or (iii) permit any third party to access Software to cause disruption, disablement, impairment, damage, erasure, or corruption (sometimes referred to as “traps,” “viruses,” “access codes,” “back doors” “Trojan horses,” “time bombs,” “worms,” or “drop dead devices”).

“Material Adverse Effect” means any event, effect, development, occurrence, fact, condition or change that, individually or in the aggregate, is materially adverse to, or could reasonably be expected to be materially adverse to (a) the condition (financial or otherwise), business, assets or liabilities (including contingent liabilities) or results of operations of the Company Entities taken as a whole; or (b) the ability of any of the Company Entities or the Members to consummate in a timely manner the transactions contemplated hereby or to perform their respective obligations hereunder; provided that “Material Adverse Effect” shall not include effects resulting from: (1) general changes in industry or economic conditions affecting the industries in which the Company Entities operate; (2) general changes in national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military, cyber or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (3) changes in Law enacted or adopted after the date hereof; (4) general changes in financial, banking, or securities markets; (5) changes in accounting rules (including GAAP) enacted or adopted after the date hereof; (6) the taking of any action expressly required by the specific terms of this Agreement and the other agreements contemplated hereby or with the written consent of or at the written request of Buyer; (7) the announcement, pendency or completion of the transactions contemplated by this Agreement, but only insofar as it relates to the identity of Buyer as opposed to any other Person; or (8) any natural or man-made disaster or acts of God, including arising out of or relating to any pandemic or epidemic (including Covid-19), including any material worsening of such conditions threatened or existing as of the date of this Agreement, except, with respect to clauses (1), (2), (3), (4), (5) and (8), to the extent such changes have a disproportionate impact on the Company Entities or the Business, compared to other companies in the industry in which the Company Entities operate.

“Material Contract” or “Material Contracts” shall have the meaning set forth in Section 4.15(a).

“Member Indemnified Parties” shall have the meaning set forth in Section 8.1.

“Members” shall have the meaning set forth in the preamble.

“Members’ Allocation Notice” shall have the meaning set forth in Section 7.7(b).

“Membership Units” shall have the meaning set forth in the recitals.

“Most Recent Balance Sheet” shall have the meaning set forth in Section 4.4(a)(iv).

“Most Recent Financial Statements” shall have the meaning set forth in Section 4.4(a)(iv).

“Most Recent Fiscal Period” shall have the meaning set forth in Section 4.4(a)(iv).

“Net Deferred Revenue” means, without duplication, all gross deferred revenues in accordance with the Accounting Principles, less all discounts from the protection plan.

“Net Working Capital” which may be a positive or negative number, means an amount equal to the current assets of the Company Entities (other than the Cash Amount) as reflected on Exhibit 2.5-A minus the current liabilities of the Company Entities (other than Indebtedness and Transaction Expenses) reflected on Exhibit 2.5-A, in each case, as determined in accordance with the Accounting Principles.

“Neutral Auditors” shall have the meaning set forth in Section 2.5(d).

“OFAC” means the U.S. Office of Foreign Assets Control.

“Option Cancellation and Joinder Agreements” means agreements entered by each of the Optionholders with the Company and Buyer, pursuant to which (i) each of the Optionholders shall be joined to this Agreement, (ii) each Optionholder shall pay the applicable exercise price under their Option by agreeing to a reduction in the amount otherwise payable hereunder, and (iii) each of the Options shall, be deemed vested (to the extent such Options are not vested prior to the Closing Date) and irrevocably cancelled as of the Closing Date in exchange for one or more cash payments to the extent (if any) provided in this Agreement, substantially in the form attached hereto as Exhibit E.

“Optionholders” shall have the meaning set forth in the recitals.

“Options” shall have the meaning set forth in the recitals.

“Order” means any order, judgment, ruling, injunction, assessment, award, determination, decree or writ, in each case, entered by any Governmental Authority.

“Ordinary Course of Business” means the ordinary course of business of the Company Entities as currently conducted, consistent with past custom and practice, including with regard to nature, frequency and magnitude.

“Organizational Documents” means, with respect to any non-natural Person, such Person’s: (a) articles of incorporation and bylaws (or comparable documents) if a corporation; (b) articles of organization and operating agreement (or comparable documents) if a limited liability company; or (c) charter or similar document adopted or filed in connection with the creation, formation or organization of such Person (including any trust agreement); and (d) any amendment or restatement of any of the foregoing.

“Other Antitrust Regulations” means applicable antitrust or competition laws of any Governmental Authority outside of the United States.

“Outside Date” shall have the meaning set forth in Section 9.1(b).

“Owned IPR” means any and all Intellectual Property Rights owned or purported to be owned, in whole or part, by the Company Entities and used in connection with the Business. Domain names and social media accounts are subject to contracts with third parties, which may limit or implicate ownership rights.

“Ownership Interest” or “Ownership Interests” means, with respect to any Person, any shares of capital stock, partnership interests, membership interests or any other equity securities or ownership interests of such Person and any options, warrants (including with respect to “Ownership Interests” of the Company, the Options and Warrants) or other right to convert into or otherwise receive any of the foregoing, in any such case, whether owned or held of record or legally.

“Partnership Tax Proceeding” shall have the meaning set forth in Section 7.4(a).

“Payee” shall have the meaning set forth in Section 2.9(b).

“Paying Agent” shall have the meaning set forth in Section 2.9(a).

“Paying Agent Agreement” shall have the meaning set forth in Section 2.9(a).

“Payoff Amount” shall have the meaning set forth in the definition of “Payoff Letters.”

“Payoff Letters” means, with respect to each of the Company Entities’ outstanding Loan Indebtedness as of the Closing Date, customary payoff letters in form and substance reasonably acceptable to Buyer, executed by the lenders or the administrative agent (or similar Person) on behalf of the lenders under each agreement or instrument evidencing such outstanding Loan Indebtedness, which shall (a) confirm the aggregate outstanding amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties and breakage costs or any other outstanding and unpaid indebtedness under such agreement or instrument anticipated as of the Closing Date (the “Payoff Amount”), (b) contain payment instructions, (c) evidence the satisfaction, release and discharge of such indebtedness and the agreement by such lenders to release and terminate all guarantees and Liens securing such indebtedness upon the payment of the Payoff Amount and (d) confirm that the lenders or administrative agent (or similar Person) shall effect the return of all possessory collateral in connection with such indebtedness (to the extent practicable on the Closing Date).

“Pending Claim” shall have the meaning set forth in Section 8.5.

“Permitted Liens” means: (a) liens for Taxes not yet due and payable; (b) statutory liens of carriers, warehousemen, mechanics, materialmen and other similar Persons imposed by Law which are incurred in the Ordinary Course of Business for sums not yet due and payable or, if due and payable, are being contested in good faith by appropriate proceedings and, in each case, for which adequate accruals or reserves have been established or escrowed in accordance with GAAP; (c) purchase money Liens and Liens securing rental payments under capital lease obligations as set forth on Schedule 4.15; and (d) zoning, municipal planning, building codes or other similar applicable Laws regulating the use, development or occupancy of the Leased Real Property, in each case to the extent the same are not violated by the current use or occupancy of such Leased Real Property in the Ordinary Course of Business.

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, estate, trust, unincorporated organization, Governmental Authority or other entity.

“Personal Information” means any information that, alone or in combination with other information, allows the identification of an individual, including name, street address, telephone number, email address, photograph, social security number, driver’s license number, passport number or customer or account number or that is otherwise considered personally identifiable information or personal information under applicable Law. Personal Information includes such information of, or pertaining to, personnel, directors, officers, agents, suppliers, contractors, investors or customers and all “nonpublic personal information,” as defined under the Gramm-Leach-Bliley Act, 15 U.S.C. § 6801 et seq., “protected health information” as defined under the Health and Insurance Portability and Accountability Act of 1996, 42 U.S.C. § 1320d, “Personal Data” as that term is defined in EU Data Protection Directive, Directive 95/46/EC, on the protection of individuals with regard to processing of personal data and the free movement of such data, and all rules and regulations issued under any of the foregoing, and “personally identifiable information” or a substantially similar term under any privacy or data security law applicable in the states and countries in which any Personal Information is located.

“PPP Escrow Account” means the interest-bearing deposit account, account number 50017426185, opened in the name of “Straight Smile LLC PPP Escrow FBO First Republic Bank” and for the benefit of the PPP Lender.

“PPP Escrow Agent” means First Republic Bank.

“PPP Escrow Agreement” means the Lender Consent, Escrow and Guaranty Agreement consistent in form and substance in all material respects with the form attached hereto as Exhibit F or as may otherwise be mutually agreed by PPP Lender, Buyer (solely for the purposes of the representations, warranties and covenants set forth in Sections 1(f), 1(g) an 2(c)) of the PPP Escrow Agreement, Equityholder Representative (solely for the purposes of the covenant set forth in Section 4(e) of the PPP Escrow Agreement), the Company and PPP Escrow Agent.

“PPP Escrow Amount” means $488,400, to be held in accordance with the terms of the PPP Escrow Agreement.

“PPP Lender” means First Republic Bank.

“PPP Loan” means that certain Promissory Note, in the original principal amount of $484,000, by and between the Company and PPP Lender.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to a Straddle Period, the portion of any Straddle Period deemed to end at the end of the day on the Closing Date.

“Privacy Policies” shall have the meaning set forth in Section 4.12(a).

“Purchase Price” shall have the meaning set forth in Section 2.2.

“R&W Policy” means the representation and warranty insurance policies in the aggregate amount of $100,000,000 with the terms and conditions as set forth on Exhibit 5.8.

“RCRA” shall have the meaning set forth in the definition of “Hazardous Materials.”

“Realty Lease” shall have the meaning set forth in Section 4.7(b)(i).

“Realty Lessor” shall have the meaning set forth in Section 4.7(b)(i).

“Released Claims” shall have the meaning set forth in Section 5.10(a).

“Released Parties” shall have the meaning set forth in Section 5.10(a).

“Releasing Parties” shall have the meaning set forth in Section 5.10(a).

“Representatives” means: (a) partners, employees, officers, directors, managers, members, equity owners and counsel of a party hereto or any of its Affiliates; and (b) any consultant, attorney, accountant or agent retained by a party hereto or the Persons listed in subsection (a) above.

“Resolution Period” shall have the meaning set forth in Section 2.5(c).

“Restricted Person” means any person or entity identified on the U.S. Department of Commerce’s Denied Persons List, Unverified List or Entity List or the U.S. Department of State’s Debarred List or Nonproliferation Sanctions.

“Restricted Territory” means (a) each state, commonwealth, country, territory or other political subdivision located in Australia, Brazil, Canada, Costa Rica, Germany, India, the United Kingdom and the United States of America and (b) every other state, commonwealth, country, territory or other political subdivision where the Company conducts or took active steps to conduct the Business as of or at any time in the one-year period prior to the Closing Date.

“Retention” shall have the meaning set forth in Section 5.8.

“Returns” means all returns, reports, statements, schedules, notices, forms, elections, estimated Tax filings, claims for refund (including any attachments thereto and amendments thereof) or other documents or information filed with or submitted to, or required to be filed with or submitted to, any Taxing Authority relating to any Tax.

“Safety Notices” means recalls, field notifications, field corrections, market withdrawals or replacements, safety alerts or other written notice of Governmental Authority action relating to an alleged lack of safety, efficacy, or regulatory compliance.

“Sanctioned Person” means a Person that is the target of Sanctions, including (i) any Person listed on any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, the European Union, any European Union member state, the United Nations Security Council, the United Kingdom, or any Governmental Authority of any jurisdiction where any Company Entity operates, (ii) located, organized, or resident in a Sanctioned Territory, or (iii) directly or indirectly owned, 50% or more, or controlled (individually or in the aggregate) by any of the Persons described in the foregoing clauses (i) and (ii).

“Sanctioned Territory” means, at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered, enforced from time to time by any Governmental Authority of (i) the United States (including OFAC and the U.S. Department of State), (ii) the European Union, (iii) any European Union member state, , (iv) the United Nations Security Council,(v) Her Majesty’s Treasury of the United Kingdom, or (vi) any jurisdiction where any Company Entity operates.

“SBA” means the United States Small Business Administration.

“Schedules” shall have the meaning set forth in Section 3.1.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” shall have the meaning set forth in the definition of “Intellectual Property Rights.”

“Special Claim” shall have the meaning set forth in Section 8.3(b).

“Specified Tax Proceeding” shall have the meaning set forth in Section 7.4(b).

“SSL” shall have the meaning set forth in the recitals.

“Straddle Period” means any Tax period that includes, but does not end on, the Closing Date.

“Straight Smile” shall have the meaning set forth in the preamble.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which the first Person: (a) owns, directly or indirectly, more than fifty percent (50%) of the Ownership Interests; (b) owns, directly or indirectly, a majority of the total voting power of the Ownership Interests entitled to vote in the election of directors, managers or trustees thereof or other Persons performing similar functions; (c) has a right to appoint fifty percent (50%) or more of the directors or managers. The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Surplus” shall have the meaning set forth in Section 2.5(e)(i).

“Survival Expiration Date” shall have the meaning set forth in Section 8.6.

“Target Net Working Capital” means $3,461,844.

“Tax” or “Taxes” means any federal, state, local or foreign tax, duty, governmental fee or other like assessment or charge of any kind whatsoever, including any taxes imposed on or with respect to or designated as a net income, gross income, capital gains, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, profits, windfall profits, net receipts, gross receipts, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, severance, environmental (including taxes under former Section 59A of the Code), real property, personal property, ad valorem, occupancy, license, occupation, employment, payroll, social security, disability, unemployment, workers’ compensation, withholding, estimated, leasing, lease, natural resources, gaming, goods and services, fuel, interest equalization, recording, turnover, escheat or unclaimed or abandoned property obligations or similar tax, together with all interest, penalties and additions to tax resulting from, attributable to, or incurred in connection with any such taxes, duties, fees, assessments or charges.

“Tax Certificates” shall have the meaning set forth in Section 7.5.

“Tax Sharing Agreement” shall have the meaning set forth in Section 4.18(g).

“Taxing Authority” means any Governmental Authority having jurisdiction with respect to any Tax.

“Third-Party Claim” shall have the meaning set forth in Section 8.3(a).

“Top Customer” shall have the meaning set forth in Section 4.21(b).

“Top Supplier” shall have the meaning set forth in Section 4.21(a).

“Transaction Expenses” means: (a) any unpaid fees and expenses incurred by or on behalf of any Company Entity on or prior to the Closing, related to the transactions contemplated by this Agreement, including any legal, accounting, financial advisory, investment banking, brokers’, finders’ or other advisory or consulting or similar fees, costs or other expenses; (b) all amounts payable by any Company Entity to any current or former directors, officers, employees or other service providers of any Company Entity or any other Person under “change of control,” retention, transaction bonus, termination, compensation, severance or other similar arrangements to the extent arising from or triggered by the execution of this Agreement or the consummation of the transactions contemplated by this Agreement (including any stay or retention bonuses or payments, sale bonuses or payments, change of control bonuses or payments, severance payments, retention bonuses or payments or similar bonuses or payments payable or arising in connection with the transactions contemplated by this Agreement, but excluding any ordinary course salary or related payments), together with any Taxes relating thereto or arising therefrom, including the employer’s portion of any payroll, social security, disability, workers compensation unemployment or similar Taxes; (c) the portion of the Transfer Taxes payable by the Members, if any; (d) fifty percent (50%) of the fees, costs and expenses of the Escrow Agent; (e) fifty percent (50%) of the fees, costs and expenses of the Paying Agent; and (f) the Australia Distribution Payment.

“Transfer Taxes” shall have the meaning set forth in Section 7.3.

“Undeposited Funds” shall have the meaning set forth in the definition of “Cash Amount.”

“Units” means the Class A-1 Units, Class A-2 Units, Class B-1 Units, Class B-2 Units, Class C-1 Units, Class C-2 Units, and the Common Class D Units and any other form of membership units issued by the Company.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar state, local or foreign Law requiring notice in the event of a mass layoff or plant closing.

“Warrant Cancellation and Joinder Agreements” means agreements entered by each of the Warrantholders with the Company and Buyer, pursuant to which (i) each of the Warrantholders will be joined to this Agreement, (ii) each Warrantholder shall pay the applicable exercise price under their Warrant by agreeing to a reduction in the amount otherwise payable hereunder, and (iii) each of the Warrants shall be irrevocably cancelled as of the Closing Date in exchange for one or more cash payments to the extent (if any) provided in this Agreement, substantially in the form attached hereto as Exhibit D.

“Warrantholder” shall have the meaning set forth in the recitals.

“Warrants” shall have the meaning set forth in the recitals.

ARTICLE II

SALE OF EQUITY

Section 2.1 Purchase and Sale of Equity.

(a) Subject to the terms of this Agreement, at the Closing, the Members, shall, subject to Section 2.2 below, sell, transfer, and deliver to Buyer, and Buyer shall purchase from the Members, free and clear of all Liens, all of the Membership Units.

(b) (i) Subject to the terms of the Warrant Cancellation and Joinder Agreements, at the Closing, each of the Warrants shall be irrevocably cancelled as of the Closing Date, in exchange for each Warrantholder’s Allocable Portion of the Closing Purchase Price as set forth on the Consideration Spreadsheet and (ii) subject to the terms of Option Cancellation and Joinder Agreements, at the Closing, each of the Options shall be deemed vested (to the extent such Options are not vested prior to the Closing Date) and irrevocably cancelled as of the Closing Date, in exchange for each Optionholder’s Allocable Portion of the Closing Purchase Price as set forth on the Consideration Spreadsheet.

Section 2.2 Purchase Price. The aggregate purchase price payable by Buyer hereunder shall equal One Billion Forty Million Dollars ($1,040,000,000.00) (the “Purchase Price”), subject to adjustment pursuant to the terms hereof. The aggregate amount to be paid by Buyer to acquire the Membership Units and to cause the vesting (if applicable) and irrevocable cancellation of the Options and the irrevocable cancellation of the Warrants in accordance with the terms of this Agreement, the Option Cancellation and Joinder Agreements and the Warrant Cancellation and Joinder Agreement, respectively, shall equal the following:

(a) the Purchase Price

(b) plus the Estimated Closing Net Working Capital Adjustment (which for the avoidance of doubt may be a negative (-) number);

(c) plus the Estimated Closing Cash Amount;

(d) minus the Estimated Closing Indebtedness;

(e) minus the Estimated Closing Transaction Expenses;

(f) minus the Adjustment Escrow Amount;

(g) minus the Indemnification Escrow Amount;

(h) minus the Gunsagar Escrow Amount;

(i) minus the PPP Escrow Amount;

(j) minus the Equityholder Representative Expense Amount; and

(k) minus the Payoff Amount payable under each Payoff Letter.

The aggregate amount to be paid at Closing to the Company Equityholders in accordance with Section 2.4(b) and as set forth in the Consideration Spreadsheet, after payment or holdback, as applicable, of the amounts identified in items (a) through (k) immediately above, and after the irrevocable cancellation of the Warrants and the deemed vesting (if applicable) and irrevocable cancellation of the Options, in each case, in accordance with the respective, Warrant Cancellation and Joinder Agreements and the Option Cancellation and Joinder Agreements, is referred to herein as the “Closing Purchase Price.” The Closing Purchase Price is subject to adjustment in accordance with Section 2.5. The Closing Purchase Price shall be allocated among each of the Company Equityholders in respect of such Membership Units, Warrants and Options, respectively, to the extent consideration is to be paid therefore, as set forth on the Consideration Spreadsheet to be delivered by the Equityholder Representative, on behalf of the Company Equityholders and the Company, in accordance with Section 2.6. The calculations and allocations set forth in the Consideration Spreadsheet, shall be final and binding as to the Company Equityholders, and Buyer and its Affiliates, shall be entitled to rely thereon, in all respects, and none of Buyer or any of its Affiliates, including from and after the Closing, the Company Entities, shall have any liability or responsibility with respect to such calculations and allocations. The Company Equityholders may solely seek recovery with respect to any discrepancies or otherwise, in the Consideration Spreadsheet from the Equityholder Representative.

Section 2.3 Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on such a date as mutually agreed by the Buyer and the Equityholder Representative, but no later than two (2) Business Days after the last condition in Article VI has been waived (to the extent not prohibited by applicable Law) or satisfied, other than those conditions that by their nature are to be satisfied on the Closing Date (but subject to such conditions being capable of being waived (to the extent not prohibited by applicable Law) or satisfied on the Closing Date) and subject to the satisfaction of such conditions at or prior to the Closing, by the exchange of signatures by facsimile, pdf. or other electronic transmission (the day on which the Closing takes place being the “Closing Date”) unless terminated in accordance with Article IX. The Closing shall be deemed effective as of the Calculation Time. Subject to the conditions set forth in Article VI having been waived (to the extent not prohibited by applicable Law) or satisfied, other than those conditions that by their nature are to be satisfied on the Closing Date (but subject to such conditions being capable of being waived (to the extent not prohibited by applicable Law) or satisfied on the Closing Date) and subject to the satisfaction of such conditions at or prior to the Closing, the parties intend that the Closing shall occur on December 31, 2020.

Section 2.4 Closing Deliverables.

(a) At or prior to the Closing, the Members, the Equityholder Representative and the Company Entities shall deliver to Buyer or cause to be delivered to Buyer the items identified in Section 6.2, and Buyer shall deliver to the Equityholder Representative, the Members and the Company Entities (as applicable) the items identified in Section 6.3.

(b) At the Closing, Buyer shall pay, or cause to be paid, by wire transfer of immediately available funds the Purchase Price as follows:

(i) to the Paying Agent, an amount equal to the Closing Purchase Price pursuant to wire instructions delivered by the Paying Agent prior to the Closing, for further distribution by the Paying Agent to each Member, Warrantholder and Optionholder, in the respective amounts equal to such Member’s, Warrantholder’s and Optionholder’s Allocable Portion of the Closing Purchase Price, in each case, as set forth in the Consideration Spreadsheet, by wire transfer of immediately available funds (in accordance with the applicable wire instructions set forth in the Consideration Spreadsheet and provided by such Member, Warrantholder, and Optionholder);

(ii) to the Paying Agent for distribution to the payees identified on the Consideration Spreadsheet, by wire transfer of immediately available funds (in accordance with the applicable wire instructions set forth in the Consideration Spreadsheet and provided by such payees), certain of the Estimated Closing Transaction Expenses as set forth on the Consideration Spreadsheet and identified by invoices in respect of the same;

(iii) to the holders of the outstanding Loan Indebtedness, on behalf of the Company Entities, by wire transfer of immediately available funds (in accordance with the applicable wire instructions set forth in the Payoff Letters), the Loan Indebtedness amount to be paid at Closing and identified in the Payoff Letters delivered to Buyer pursuant to Section 6.2(c);

(iv) to the Escrow Agent, by wire transfer of immediately available funds (in accordance with the applicable wire instructions provided by the Escrow Agent) (A) the Adjustment Escrow Amount, to an account (the “Adjustment Escrow Account”) designated in writing by the Escrow Agent to Buyer and the Equityholder Representative prior to the Closing Date, (B) the Indemnification Escrow Amount, to an account (the “Indemnification Escrow Account”) designated in writing by the Escrow Agent to Buyer and the Equityholder Representative prior to the Closing Date and (C) the Gunsagar Escrow Amount, to an account designated in writing by the Escrow Agent to Buyer and the Equityholder Representative prior to the Closing Date;

(v) to the Paying Agent for distribution to the Equityholder Representative, by wire transfer of immediately available funds (in accordance with the applicable wire instructions provided by the Equityholder Representative) the Equityholder Representative Expense Amount;

(vi) to the PPP Escrow Agent, by wire transfer of immediately available funds (in accordance with the applicable wire instructions provided by the PPP Escrow Agent), the PPP Escrow Amount; and

(vii) to the Company, by wire transfer of immediately available funds (in accordance with the applicable wire instructions provided by the Company) of the transaction bonuses, the Australia Distribution Payment and Legal and Professional Fees in accordance with the Consideration Spreadsheet.

Section 2.5 Purchase Price Adjustment.

(a) At least three (3) Business Days before the Closing, the Equityholder Representative shall prepare and deliver to Buyer (i) an estimated balance sheet of the Company Entities as of the Closing Date, which balance sheet will be prepared in accordance with the Accounting Principles (without giving effect to the transactions contemplated herein) and (ii) a statement (the “Estimated Closing Statement”) setting forth its good faith estimate of: (1) the Closing Indebtedness (the “Estimated Closing Indebtedness”), (2) the Closing Cash Amount (the “Estimated Closing Cash Amount”), (3) the Closing Net Working Capital (the “Estimated Closing Net Working Capital”), (4) the Closing Transaction Expenses (the “Estimated Closing Transaction Expenses”), (5) the Estimated Closing Net Working Capital Adjustment and (6) the corresponding sum of the Estimated Closing Cash Amount plus the Estimated Closing Net Working Capital Adjustment minus the Estimated Closing Indebtedness minus the Estimated Closing Transaction Expenses (such sum, the “Estimated Price Adjustment Amount”), in each case (x) together with reasonable supporting documentation used by the Equityholder Representative in the preparation thereof, including the basis on which such estimates were prepared and reasonably detailed calculations in support thereof and (y) prepared in accordance with the terms of this Agreement. Exhibit 2.5-A sets forth a calculation of the Estimated Closing Net Working Capital as if the Closing Date were to have occurred on November 30, 2020 and the amounts stated therein are for illustrative purposes only. Following the delivery of the Estimated Closing Statement, the Equityholder Representative will reasonably and in good faith consider any queries of Buyer or its representatives or any comments, if any, with respect to the computation of any of the items set forth in the Estimated Closing Statement prior to the Closing; provided that any related dispute shall not delay or prevent the Closing and unless the Equityholder Representative and Buyer otherwise agree, the amounts set forth in the Estimated Closing Statement shall be used for the purpose of Closing (it being understood that Buyer shall not be prejudiced in raising, or lose any right to raise, any issues, objections, changes or judgments in its calculations following the Closing).

(b) As soon as practicable, but in no event later than one hundred twenty (120) days following the Closing Date, Buyer shall prepare and deliver to the Equityholder Representative (i) a balance sheet of the Company Entities as of the Closing Date (without giving effect to the transactions contemplated herein) and (ii) a statement (the “Closing Statement”) setting forth its good faith calculation of: (1) the Closing Indebtedness; (2) the Closing Cash Amount; (3) the Closing Net Working Capital; (4) the Closing Transaction Expenses, which for the avoidance of doubt shall include use of the Legal and Professional Fees to pay any amounts due under that certain letter agreement dated November 30, 2020 between the Company and a potential purchaser, (5) the Closing Net Working Capital Adjustment and (6) the corresponding Final Price Adjustment Amount, in each case (x) together with reasonable supporting documentation used by the Equityholder Representative in the preparation thereof, including the basis on which such estimates were prepared and reasonably detailed calculations in support thereof and (y) prepared in accordance with the terms of this Agreement.

(c) After receipt of the Closing Statement, the Equityholder Representative shall have sixty (60) days to review the Closing Statement. The Equityholder Representative and its Representatives shall have reasonable access during normal business hours and upon reasonable advance notice to all relevant books and records of the Company Entities to the extent reasonably required to complete their review of the Closing Statement. The Equityholder Representative shall deliver written notice to Buyer on or prior to the sixtieth (60th) day after the Equityholder Representative’s receipt of the Closing Statement specifying in reasonable detail the amount, nature and basis of all disputed items (the “Dispute Notice”). To the extent not set forth in the Dispute Notice, the Equityholder Representative shall be deemed to have agreed with Buyer’s calculation of all other items and amounts contained in the Closing Statement and in Buyer’s calculation of the Closing Net Working Capital, Closing Net Working Capital Adjustment, Closing Cash Amount, Closing Indebtedness, Closing Transaction Expenses and Final Purchase Price and such amounts shall be final and binding. In the event the Equityholder Representative does not provide a Dispute Notice within such sixty (60) day-period, the Equityholder Representative shall be deemed to have accepted the Closing Statement and Buyer’s calculation of the Closing Net Working Capital, Closing Net Working Capital, Closing Cash Amount, Closing Indebtedness, Closing Transaction Expenses and Final Purchase Price and such amounts shall be final, binding and conclusive for all purposes hereunder. If the Equityholder Representative submits a Dispute Notice prior to the expiration of the sixty (60)-day period, Buyer and the Equityholder Representative shall, within sixty (60) days (or such longer period as the parties may agree in writing) following such notice (the “Resolution Period”), attempt in good faith to resolve their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive.

(d) If, at the conclusion of the Resolution Period, there are any amounts remaining in dispute, then such amounts remaining in dispute shall be submitted to Ernst & Young Global Limited or another nationally recognized independent accounting firm reasonably acceptable to Buyer and the Equityholder Representative (the “Neutral Auditors”). Each party agrees to execute, if requested by the Neutral Auditors, a reasonable engagement letter, including customary indemnities. The Neutral Auditors shall act as an arbitrator to determine, based solely on the provisions of this Section 2.5 and the presentations by the Equityholder Representative and Buyer, and not by independent review, only those issues still in dispute. The Neutral Auditors’ determination shall be made within thirty (30) days of their selection, shall be set forth in a written statement delivered to the Equityholder Representative and Buyer and shall be deemed a final, binding and conclusive arbitration award. The determinations of the Neutral Auditors shall be final and binding on the parties hereto, absent fraud, bad faith or manifest error. The terms “Final Closing Indebtedness,” “Final Closing Cash Amount,” “Final Closing Net Working Capital,” “Final Closing Transaction Expenses” and “Final Purchase Price” shall mean the definitive Closing Transaction Expenses, Closing Indebtedness, Closing Cash Amount, Closing Net Working Capital, Closing Transaction Expenses and the final adjusted Closing Purchase Price agreed to (or deemed to be agreed to) by Buyer and the Equityholder Representative in accordance with Sections 2.5(c) and 2.5(e) hereof or resulting from the determinations made by the Neutral Auditors in accordance with this Section 2.5(d) (in addition to those items theretofore agreed to by the Equityholder Representative and Buyer). The costs and expenses of the Neutral Auditors shall be allocated between the Equityholder Representative, on the one hand, and Buyer, on the other hand, based upon the percentage that the portion of the contested aggregate amount not awarded to the Equityholder Representative or Buyer bears to the aggregate amount actually contested by the Equityholder Representative or Buyer, respectively. For example, if the Equityholder Representative claims that the appropriate adjustments in the aggregate are $1,000 more than the amount determined by Buyer and if the Neutral Auditors ultimately resolve the dispute by awarding to the Equityholder Representative $800 of the $1,000 contested amount, then the costs and expenses of the Neutral Auditors will be allocated 20% (i.e., 200 ÷ 1,000) to the Equityholder Representative and 80% (i.e., 800 ÷ 1,000) to Buyer.

(e) Within five (5) Business Days after the Final Price Adjustment Amount has been finally determined pursuant to this Section 2.5:

(i) if the Final Price Adjustment Amount exceeds the Estimated Price Adjustment Amount (the amount of such excess, the “Surplus”), then within five (5) Business Days of such determination, (a) Buyer shall pay, as an adjustment to the Closing Purchase Price, an amount of cash equal to the Surplus to (1) the Gunsagar Escrow Account in an amount equal to 2% of the Surplus and (2) the remainder of the Surplus to the Paying Agent by wire transfer of immediately available funds pursuant to instructions delivered by the Paying Agent prior to such payment, for further distribution by the Paying Agent to the Members, Warrantholders and Optionholders in accordance with their Allocable Portion as set forth in the Consideration Spreadsheet and (b) the Equityholder Representative and Buyer shall deliver joint written instructions to the Escrow Agent directing the Escrow Agent to deliver an amount equal to the remaining balance of the Adjustment Escrow Account to (1) the Gunsagar Escrow Account in an amount equal to 2% of the remaining balance of the Adjustment Escrow Account and (2) the remainder to the Paying Agent by wire transfer of immediately available funds pursuant to instructions delivered by the Paying Agent prior to such payment, for further distribution by the Paying Agent to the Members, Warrantholders and Optionholders in accordance with their Allocable Portion as set forth on the Consideration Spreadsheet and; and

(ii) if the Final Price Adjustment Amount is lower than the Estimated Price Adjustment Amount (the amount of such decrease, the “Deficit”), then within five (5) Business Days of such determination, (a) the Equityholder Representative and Buyer shall deliver joint written instructions to the Escrow Agent directing the Escrow Agent to deliver to Buyer an amount equal to the lesser of (x) the Deficit and (y) the amount of funds remaining in the Adjustment Escrow Account and (b) if the aggregate amount to be delivered by the Escrow Agent to Buyer pursuant to clause (a) above is less than the then available funds in the Adjustment Escrow Account, then the Equityholder Representative and Buyer shall deliver joint written instructions to the Escrow Agent directing the Escrow Agent to deliver an amount equal to the remaining balance of the Adjustment Escrow Account, after giving effect to clause (a) to the Paying Agent by wire transfer of immediately available funds pursuant to instructions delivered by the Paying Agent prior to such payment, for further distribution by the Paying Agent to the Members, Warrantholders and Optionholders in accordance with their Allocable Portion as set forth in the Consideration Spreadsheet. If the Deficit is greater than the Adjustment Escrow Amount, the Company Equityholders shall pay to Buyer, within five (5) Business Days of the determination of the Deficit, an amount of cash equal to the amount by which the Deficit exceeds the Adjustment Escrow Amount, by wire transfer of immediately available funds to such account designated in writing by Buyer to the Equityholder Representative; provided that to the extent such payments are not received by Buyer by the fifth (5th) Business Day, the Equityholder Representative shall make such payment from the Equityholder Representative Expense Amount and the Company Equityholder shall hold all rights to collect such amounts from the Company Equityholders who failed to fund such payment.

Section 2.6 Consideration Spreadsheet. At least two (2) Business Days before the Closing Date, the Equityholder Representative, on behalf of the Company Equityholders and together with the Company, shall prepare and the Equityholder Representative shall deliver to Buyer a spreadsheet (the “Consideration Spreadsheet”), which shall set forth, as of the Closing Date, the following: (a) the names and addresses of all the Company Equityholders, together with each Company Equityholder’s Allocable Portion and the portion of the Closing Purchase Price that the Company shall direct to be paid to such Company Equityholder at Closing (which shall be an amount in cash equal to such Company Equityholder’s Allocable Portion of the Purchase Price) hereunder and any other amounts payable to such Company Equityholder hereunder; (b) the applicable wire transfer instructions (or other payment directions) for each Member, Warrantholder and Optionholder; and (c) the applicable wire transfer instructions for all Persons to be paid under Section 2.4(b) together with the amount payable to such Person.

Section 2.7 Treatment of Options.

(a) Each Option (whether vested or unvested and regardless of the underlying exercise price) shall be deemed vested and irrevocably cancelled as of the Closing and as of the Closing shall no longer represent the right to acquire any Units but, in lieu thereof, shall represent only the right to receive payments of cash to the extent, if any, provided in this Agreement.

(b) Notwithstanding any contrary provision set forth in this Agreement, no Optionholder shall be entitled to receive an amount in cash equal to such Optionholder’s Allocable Portion of the Adjustment Escrow Amount, the PPP Escrow Amount, the Gunsagar, Escrow Amount or the Equityholder Representative Expense Amount until such time as such amount (or any portion thereof), if any, is or is required to be distributed to such Optionholder pursuant to the terms of the Escrow Agreement, the Option Cancellation and Joinder Agreements or this Agreement, as applicable. The adoption of this Agreement and the delivery of the applicable Option Cancellation and Joinder Agreements shall constitute approval by the Optionholder of the Escrow Agreement and of all the arrangements relating thereto, including the placement of the Adjustment Escrow Amount in escrow.

Section 2.8 Treatment of Warrants.

(a) Each Warrant (whether vested or unvested and regardless of the underlying exercise price) shall be irrevocably cancelled as of the Closing and as of the Closing shall no longer represent the right to acquire any Units but, in lieu thereof, shall represent only the right to receive payments of cash to the extent, if any, provided in this Agreement.

(b) Notwithstanding any contrary provision set forth in this Agreement, no Warrantholder shall be entitled to receive an amount in cash equal to such Warrantholder’s Allocable Portion of the Adjustment Escrow Amount, the PPP Escrow Amount, the Gunsagar Escrow Amount or the Equityholder Representative Expense Amount until such time as such amount (or any portion thereof), if any, is or is required to be distributed to such Warrantholder pursuant to the terms of the Escrow Agreement, the Warrant Cancellation and Joinder Agreements or this Agreement, as applicable. The adoption of this Agreement and the delivery of the applicable Warrant Cancellation and Joinder Agreements shall constitute approval by the Warrantholder of the Escrow Agreement and of all the arrangements relating thereto, including the placement of the Adjustment Escrow Amount in escrow.

Section 2.9 Paying Agent.

(a) Prior to the Closing, Buyer shall (at its sole cost and expense) designate Acquiom Financial LLC, a Colorado limited liability company, or such other bank or trust company reasonably acceptable to Buyer and Equityholder Representative, to act as paying agent in connection with the contemplated transactions (the “Paying Agent”). At or prior to the Closing, Buyer shall provide to, and shall deposit in trust with, the Paying Agent, an amount in cash equal to the Closing Purchase Price (provided, however, that Buyer shall have the right to also deposit with and have Paying Agent pay any applicable amounts to the payee indicated in any of the items contemplated by this Section 2.9). Until used for that purpose, the funds shall be held by the Paying Agent in a non-interest bearing, Federal Deposit Insurance Corporation-insured deposit account, in accordance with a Paying Agent Agreement between Buyer and the Paying Agent, substantially in the form attached hereto as Exhibit C (the “Paying Agent Agreement”).

(b) At least ten (10) days prior to the Closing Date, Buyer and Equityholder Representative shall cause to be mailed an IRS Form W-8 or W-9, as applicable, and a payment instruction form (in a form reasonably acceptable to Buyer and Equityholder Representative) to each Member, Warrantholder and Optionholder listed on the Consideration Spreadsheet and entitled to payment pursuant to the terms of this Agreement (“Payee”). Buyer shall use its reasonable best efforts to cause the Paying Agent to make payments (i) on the Closing Date to any Payee who properly completes and submits such documentation at least one (1) business day prior to the Closing Date and (ii) with respect to any other Payee who does not properly complete and submit such documentation on or prior to one (1) business day prior to the Closing Date, within three (3) Business Days after such Payee properly completes and submits such documentation.

(c) At any time which is more than six (6) months after the Closing, Buyer shall be entitled to require the Paying Agent to deliver to it any funds which had been deposited with the Paying Agent and have not been disbursed in accordance with this Section 2.9 (including interest and other income received by the Paying Agent in respect of the funds made available to it).

Section 2.10 Withholding Rights. Notwithstanding anything herein to the contrary, each party shall be entitled to deduct and withhold from the amounts otherwise payable to any person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under applicable Law. Any amounts so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

MEMBER REPRESENTATIONS AND WARRANTIES; BUYER’S

REPRESENTATIONS AND WARRANTIES

Section 3.1 Member Representations and Warranties. Except as set forth in the correspondingly numbered section of the schedules (“Schedules”) hereof that relate to such section, or in another section of the Schedules hereof to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such section, each Member hereby represents and warrants to Buyer that the following representations and warranties are true and correct as of the date hereof and will be true and correct as of the Closing:

(a) Authorization; Etc. Such Member has all requisite power and authority and, in the case such Member is an individual, has full legal capacity, to enter into, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which such Member is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and any Ancillary Agreement to which such Member is a party and the consummation by such Member of the transactions contemplated hereby and thereby, have been duly and validly authorized by all requisite action on the part of each such Member and no other proceedings on the part of each such Member are necessary to authorize this Agreement or the Ancillary Agreements to which each such Member is a party, or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by such Member (and all Ancillary Agreements to which such Member is a party to be executed and delivered by such Member at Closing will be duly executed and delivered by such Member) and this Agreement (assuming that this Agreement constitutes the legal, valid and binding obligation of the other parties hereto) constitutes, and at the Closing the Ancillary Agreements to which such Member is a party (assuming that such Ancillary Agreement constitutes the legal, valid and binding obligation of the other parties thereto) will constitute, the legal, valid and binding obligations of such Member, enforceable in accordance with their respective terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar Laws affecting creditors’ rights generally and subject to limitations on the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at Law or in equity) (the “General Enforceability Exceptions”).

(b) No Member Conflict. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which such Member is party and the consummation of the transactions contemplated hereby and thereby do not and will not: (i) require the consent of or notice to, or action by, any Person under, conflict with, or result in a violation or breach of or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, modification or cancellation of, or the loss of a benefit under or accelerate the performance required by, or result in a right of termination, modification, cancellation or acceleration under the terms of any Contract to which such Member is a party or by which any of such Member’s assets or properties may be bound or affected, except where such conflict, breach, default, modification, cancellation, right of termination or acceleration would not, individually or in the aggregate, materially delay or hinder, or could not be reasonably expected to materially delay or hinder, such Member’s ability to consummate the transactions contemplated hereby; (ii) result in the creation of a Lien upon any of the assets or properties of such Member, other than Permitted Liens; (iii) assuming any applicable requirements under the HSR Act have been met, violate or conflict with any Law to which such Member or any of his, her or its respective property is subject, except where such violation or conflict would not, individually or in the aggregate, materially delay or hinder, or could not be reasonably expected to materially delay or hinder, such Member’s ability to consummate the transactions contemplated hereby; (iv) except for the filing under the HSR Act, require any License or Order of, or notice to, or filing, registration or qualification with, any Governmental Authority or (v) conflict with or result in any breach of any of the provisions of the Organizational Documents of such Member who is not a natural person.

(c) Title to Equity. Each Member holds of record and owns beneficially and has good and marketable title to the Membership Units and the outstanding Ownership Interests of the Company Entities, in each case, as set forth next to such Member’s name on Schedule 3.1(c) hereof, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities Laws) and Liens, and (i) there are no other Ownership Interests of the Company Entities not listed on Schedule 3.1(c); and (ii) there are no other outstanding or authorized options, warrants, convertible securities, purchase rights, subscription rights, conversion rights, exchange rights, or other Contracts or commitments that could require the Company Entities to issue, sell, or otherwise cause to become outstanding the Membership Units or any Ownership Interests of the Company Entities.

(d) Litigation. There is no Action or Order pending or affecting, or to such Members’ Knowledge, threatened against, such Members seeking to prevent or delay the consummation of the transactions contemplated by this Agreement.

(e) Brokers, Finders, Etc. Other than ADC and Goldman Sachs (whose fees and expenses as of the Closing with respect to the transactions contemplated by this Agreement shall constitute part of the Transaction Expenses or otherwise will be the full and sole responsibility of the Members), no Member has employed any broker, finder, financial advisor, investment banker or similar advisor, or incurred any Liability for a brokerage fee, finder’s fee, financial advisor’s fee, investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement.

(f) U.S. Person. Each Member is a “United States person” within the meaning of Section 7701(a)(30) of the Code.

(g) No Other Representations. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE TO BUYER IN THIS AGREEMENT OR IN ANY ANCILLARY AGREEMENT, NEITHER THE MEMBERS, THE COMPANY ENTITIES, ANY SUBSIDIARIES THEREOF OR, ANY MEMBER THEREOF, ANY AFFILIATE OF ANY SUCH MEMBER NOR ANY OTHER PERSON HAVE MADE OR ARE MAKING ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE BUSINESS, ANY SUBSIDIARIES THEREOF, ANY MEMBER THEREOF, THEIR RESPECTIVE BUSINESSES OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS, AND THE MEMBERS, AND COMPANY ENTITIES HEREBY EXPRESSLY DISCLAIM ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER IMPLIED OR MADE BY THE MEMBERS, COMPANY ENTITIES, OR ANY MEMBER THEREOF OR ANY OF THEIR RESPECTIVE OFFICERS, MANAGERS, DIRECTORS, SHAREHOLDERS, MEMBERS, PARTNERS, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE TO BUYER IN THIS AGREEMENT OR IN ANY ANCILLARY AGREEMENT, EACH OF THE MEMBERS AND COMPANY ENTITIES HEREBY EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO BUYER OR ANY AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO BUYER OR ANY AFFILIATES OR REPRESENTATIVES BY ANY MANAGER, OFFICER, DIRECTOR, SHAREHOLDER, MEMBER, PARTNER, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF THE MEMBERS, COMPANY ENTITIES, OR ANY OF THEIR MEMBERS OR SHAREHOLDERS, OR ANY OF THEIR RESPECTIVE AFFILIATES). THE MEMBERS, AND COMPANY ENTITIES MAKE NO REPRESENTATIONS OR WARRANTIES TO BUYER REGARDING THE PROBABLE SUCCESS OR PROFITABILITY OF THEIR RESPECTIVE BUSINESS, IN EACH CASE, IN THE FUTURE. NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH HEREIN, NOTHING IN THIS SECTION 3.1 SHALL PREVENT ANY INDEMNIFIED PARTY FROM BRINGING AN ACTION RELATING TO, AND THE MEMBERS’ LIABILITY FOR, FRAUD.

Section 3.2 Buyer’s Representations and Warranties. Buyer hereby represents and warrants to the Company Entities and the Members that the following representations and warranties are true and correct as of the date hereof and will be true and correct as of the Closing:

(a) Incorporation; Authorization; Etc. Buyer is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation. Buyer has full power and authority to enter into, deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder or thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and any Ancillary Agreement to which it is a party and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Buyer, and no other proceedings on the part of Buyer are necessary to authorize this Agreement or the Ancillary Agreements to which Buyer is a party, or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Buyer (and all Ancillary Agreements to which Buyer is a party to be executed and delivered by Buyer at or before Closing will be duly executed and delivered by Buyer) and this Agreement (assuming that this Agreement constitutes the legal, valid and binding obligation of the other parties hereto) constitutes, and at the Closing the Ancillary Agreements to which Buyer is a party (assuming that such Ancillary Agreement constitutes the legal, valid and binding obligation of the other parties thereto) will constitute, the legal, valid and binding obligations of Buyer, enforceable in accordance with their respective terms, subject to the General Enforceability Exceptions.

(b) No Conflict. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby do not and will not: (i) require the consent of or notice to, or action by, any Person under, conflict with, or result in a violation or breach of or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, modification or cancellation of, or the loss of a benefit under or accelerate the performance required by, or result in a right of termination, modification, cancellation or acceleration under the terms of any Contract to which Buyer is a party or by which any of Buyer’s property or assets may be bound or affected, except where such conflict, breach, default, modification, cancellation, right of termination or acceleration would not, individually or in the aggregate, materially delay or hinder, or could not be reasonably expected to materially delay or hinder, Buyer’s ability to consummate the transactions contemplated hereby; (ii) assuming any applicable requirements under the HSR Act have been met, violate or conflict with any Law to which Buyer or any of its property is subject, except where such violation or conflict would not, individually or in the aggregate, materially delay or hinder, or could not be reasonably expected to materially delay or hinder, Buyer’s ability to consummate the transactions contemplated hereby; (iii) except for the filing under the HSR Act, require any License or Order of, or notice to, or filing, registration or qualification with, any Governmental Authority or (iv) conflict with or result in any breach of any of the provisions of the Organizational Documents of Buyer.

(c) Brokers, Finders, Etc. Buyer has not employed any broker or finder, or incurred any Liability for a brokerage fee, commission or finder’s fee, in connection with the transactions contemplated by this Agreement.

(d) Investment. Buyer is not acquiring the Membership Interests with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

(e) Litigation. There is no Action or Order pending or affecting, or to Buyer’s Knowledge, threatened in writing against, Buyer which would prevent or delay the consummation of the transactions contemplated by this Agreement.

(f) Funding. As of the date of this Agreement, Buyer has sufficient assets available to pay the Purchase Price as set forth herein.

(g) Non-Reliance. Notwithstanding anything in this Agreement to the contrary, Buyer acknowledges and agrees that it is a sophisticated buyer that has made its own independent investigation, review and analysis regarding the Business and the Company Entities, and the transactions contemplated in this Agreement and that, except for those representations and warranties expressly made to the Buyer in this Agreement (as modified by the Schedules), (a) none of the Members, the Company Entities, or any other Person has made or makes any other express or implied representation or warranty of any kind, whether written or oral, on behalf of the Members, the Company Entities, or any other Person; (b) Buyer is not relying on any other express or implied representation, warranty, statement, or other information or document of any kind, made or provided or omitted to be made or provided by the Members, the Company Entities, or any other Person to the Buyer or any of its Affiliates, advisors, officers, employees, agents or representatives, whether written or oral, as to matters concerning the Members, the Company Entities, this Agreement or the transactions contemplated hereby, including the decision to enter into the Agreement and consummate such transactions, and is not relying on the accuracy or completeness of any such express or implied representation, warranty, statement, information or document, including, without limitation, any confidential information memorandum, management presentation, or document made available in response to a due diligence request or uploaded in a virtual data room; and (c) none of the Members, the Company Entities, or any other Person shall have or be subject to any liability to Buyer or any other Person resulting from the distribution of any information or document set forth in subsection (b) to Buyer or any of its Affiliates, advisors, officers, employees, agents or representatives, or from such persons’ use of or reliance on any such information or document, including any errors contained therein or omissions therefrom.

(h) No other Representations. The express representations and warranties made by the Buyer in this Section 3.2 are the exclusive representations and warranties made by the Buyer. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE BUYER IN THIS AGREEMENT OR IN ANY ANCILLARY AGREEMENT, THE BUYER HEREBY EXPRESSLY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER IMPLIED OR MADE BY THE BUYER OTHER THAN THE EXPRESS REPRESENTATIONS AND WARRANTIES MADE BY THE BUYER IN THIS SECTION 3.2. NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH HEREIN, NOTHING IN THIS SECTION 3.2 SHALL PREVENT ANY INDEMNIFIED PARTY FROM BRINGING AN ACTION RELATING TO FRAUD.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES CONCERNING

THE COMPANY ENTITIES

Except as set forth in the correspondingly numbered section of the Schedule hereof that relates to such section, the Company Entities and the Members hereby represent and warrant to Buyer that the following representations and warranties are true and correct as of the date hereof and will be true and correct as of the Closing:

Section 4.1 Company Organization; Authorization. Each of the Company Entities is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation. Each of the Company Entities has the requisite power and authority, as applicable, to own or lease and operate its properties and assets and to carry on its businesses as presently conducted. The Company Entities have full power and authority to enter into, deliver and perform their obligations under this Agreement and the Ancillary Agreements to which they are a party, and to consummate the transactions contemplated hereby and thereby. Each of the Company Entities is duly licensed, qualified or admitted to do business and is in good standing (to the extent such concepts are recognized) in each jurisdiction in which the assets and properties owned, licensed, leased or operated by the Company Entities or the operation of the Business as currently conducted by the Company Entities makes necessary such licensing, qualification or admission. The execution, delivery and performance by the Company Entities of this Agreement and any Ancillary Agreement to which they are a party and the consummation by the Company Entities of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of the Company Entities and no other proceedings on the part of the Company Entities are necessary to authorize this Agreement or the Ancillary Agreements to which the Company Entities are a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company Entities (and all Ancillary Agreements to be executed and delivered by the Company Entities at or before Closing will be duly executed and delivered by the Company Entities) and this Agreement (assuming that this Agreement constitutes the legal, valid and binding obligation of the other parties hereto) constitutes, and at the Closing the Ancillary Agreements to which the Company Entities are a party (assuming that such Ancillary Agreement constitutes the legal, valid and binding obligation of the other parties thereto) will constitute, the legal, valid and binding obligations of the Company Entities, enforceable in accordance with their respective terms, subject to the General Enforceability Exceptions. The Company Entities have made available to Buyer complete and correct copies of (i) the Company Entities’ Organizational Documents, as in effect on or amended to the date hereof, (ii) the stock records of each Company Entity, if applicable and (iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders, members, board of directors or managers and the committees of the board of directors or managers of each Company Entity.

Section 4.2 No Conflicts. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which a Company Entity is a party and the consummation of the transactions contemplated hereby and thereby do not and will not: (a) except as set forth on Schedule 4.2(a), require the consent of or notice to, or action by, any Person under, conflict with, or result in a violation or breach of or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, modification or cancellation of, or the loss of a benefit under or accelerate the performance required by, or result in a right of termination, modification, cancellation or acceleration under the terms of any Contract to which a Company Entity is a party or by which any of its assets may be bound or affected, except where such conflict, breach, default, modification, cancellation, right of termination or acceleration would not, individually or in the aggregate, be material to any of the Company Entities or the Business; (b) result in the creation of a Lien upon any of the assets or properties of the Company Entities, other than Permitted Liens; (c) assuming any applicable requirements under the HSR Act have been met, violate or conflict with any Law or License to which the Company Entities or any of their properties is subject, except where such violation or conflict would not, individually or in the aggregate, be material to any of the Company Entities or the Business; (d) except as set forth on Schedule 4.2(d) and except for the filing under the HSR Act, require any License or Order of, or notice to, or filing, registration or qualification with, any Governmental Authority, except where the failure to have such Licenses or Orders, or notices, or filings, registrations or qualifications would not, individually or in the aggregate, be material to any of the Company Entities or the Business or (e) conflict with or result in any breach of any of the provisions of any Company Entity Organizational Documents.

Section 4.3 Capitalization.

(a) The authorized Ownership Interests of the Company Entities, the holders of record of all Ownership Interests issued and outstanding and the number of such holders’ respective Ownership Interests are set forth on Schedule 4.3(a). All issued and outstanding Ownership Interests of the Company Entities have been duly authorized, validly issued, fully paid and non-assessable and have been issued in compliance with applicable Law and not in violation of any preemptive rights, purchase option, call option, subscription rights, rights of first refusal or similar rights.

(b) Other than as set forth on Schedule 4.3(b): (i) there are no other Ownership Interests not listed on Schedule 4.3(a); (ii) there are no outstanding or authorized options, warrants, convertible securities, purchase rights, subscription rights, conversion rights, exchange rights, or other Contracts or commitments that could require the Company Entities to issue, sell, or otherwise cause to become outstanding any of its respective Ownership Interests of the Company Entities; (iii) there are no outstanding obligations (contingent or otherwise) of the Company Entities to repurchase, redeem or otherwise acquire, directly or indirectly, any Ownership Interests; (iv) there are no outstanding or authorized stock or unit appreciation, phantom stock or unit rights, profit participation, or similar rights with respect to the Company Entities; (v) there are no shareholders agreements, registration rights agreements, voting agreements, voting trusts, proxies or other Contracts, arrangements or understandings relating to any Ownership Interests of the Company Entities or that otherwise affect voting, registration or transfer of or other rights relating to any Ownership Interests of the Company Entities; and (vi) no Person has any right of first refusal, preemptive right, subscription right or similar right with respect to any Ownership Interests of the Company Entities. There are no distributions that have accrued or been declared but are unpaid on any of the Ownership Interests.

(c) The Consideration Spreadsheet provides a true, accurate and complete list of (i) the names and addresses of all the Company Equityholders, together with each Company Equityholders’ Allocable Portion, the portion of the Closing Purchase Price that the Company shall direct to be paid to such Company Equityholder at Closing (which shall be an amount in cash equal to such Company Equityholder’s Allocable Portion of the Purchase Price) hereunder and any other amounts payable to such Company Equityholder hereunder, if any; (ii) the applicable wire transfer instructions (or other payment directions) for each Member, Warrantholder and Optionholder and (iii) the applicable wire transfer instructions for all Persons to be paid under Section 2.4(b), together with the amounts payable to such Persons.

Section 4.4 Financial Statements.

(a) Schedule 4.4(a) contains copies of the following financial statements (the financial statements listed in (a)(i)-(iv) below, including the related notes and schedules therein, collectively, the “Financial Statements”):

(i) When delivered, the audited consolidated balance sheets and related statements of operations, members’ equity and cash flows of the Company Entities, when delivered, as of and for the fiscal year ended December 31, 2020, with a consolidating schedule of such balance sheets as an attachment thereto; the “Audited Financial Statements”) with a consolidating schedule of such balance sheets and related statements of operations as an attachment thereto;

(ii) When delivered, the AUP Report;

(iii) the unaudited and unreviewed combined balance sheets and related statements of operations, members’ equity and cash flows of the Company Entities, when delivered, as of and for the fiscal years ended December 31, 2018 and December 31, 2019; and

(iv) the unaudited and unreviewed combined balance sheet (the “Most Recent Balance Sheet”) and related statements of operations, members’ equity and cash flows of the Company Entities, when delivered (collectively, the “Most Recent Financial Statements”), as of and for the month ended October 31, 2020 (the “Most Recent Fiscal Period”).

(v) The unaudited and unreviewed statements of operations as presented in the document provided to Buyer entitled “Byte ASC 606_Rev Rec Analysis_v1” for the fiscal years ended December 31. 2023. For the avoidance of doubt, no representations or warranties are made regarding the document entitled “Byte ASC 606_Rev Rec Analysis_v1” or any forward looking financial information.

(b) Except as set forth on Schedule 4.4(b), the Financial Statements have been, or (when delivered) will be, prepared in accordance with GAAP, applied on a consistent basis as provided by GAAP throughout the periods covered thereby, except for the absence of year-end adjustments and reclassifications in the Most Recent Financial Statements (the effect of which, if made, would not be, individually or in the aggregate, materially adverse to the Most Recent Financial Statements) and footnotes; (ii) have been, or (when delivered) will be, prepared from, and are in accordance with, the books and records of the Company Entities; and (iii) fairly present or (when delivered) will fairly present, in all material respects, the financial position, results of operations and cash flows of the Company Entities as of the dates and for the periods indicated (subject to the absence of year-end adjustments and reclassifications and footnotes to the Most Recent Financial Statements).

(c) None of the Company Entities, or their officers and independent auditors, have identified or been made aware of any fraud or other misrepresentation or complaint, claim or allegation relating thereto, whether written or oral, regarding the Financial Statements or any balance sheets and statements of income and cash flows prepared since the Most Recent Financial Statements.

(d) The Company Entities maintain systems of internal accounting controls designed to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP in all material respects and to maintain accountability for items; (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) recorded accountability for items is compared with actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

Section 4.5 Undisclosed Liabilities. Except as described in the Most Recent Balance Sheet or as described on Schedule 4.5, no Company Entity has any material Liabilities, except for Liabilities that have arisen after the Most Recent Fiscal Period in the Ordinary Course of Business.

Section 4.6 Absence of Certain Changes. Except as disclosed on Schedule 4.6, since December 31, 2019, the Company Entities have conducted their businesses in the Ordinary Course of Business and there has not been any Material Adverse Effect. Except as set forth on Schedule 4.6 and except as permitted or contemplated by this Agreement, and without limiting the foregoing sentence, since the end of the Most Recent Fiscal Period, none of the Company Entities has taken any action or failed to take any action, which, if taken or not taken after the date hereof and prior to the Closing, would constitute a breach of Section 5.1.

Section 4.7 Real Property.

(a) None of the Company Entities owns any real property and none of the Company Entities has entered into any letter of intent, option or agreement to purchase any real property.

(b) Schedule 4.7(b) sets forth a complete and correct list of all real property that is leased or subleased to any Company Entity (such real property, together with all buildings, improvements and fixtures thereon, the “Leased Real Property”). With respect to the Leased Real Property:

(i) each lease or sublease of Leased Real Property and any assignment thereof pursuant to which a Company Entity is a party (each, a “Realty Lease” and collectively, the “Realty Leases”) is in full force and effect and is a valid, subsisting and binding obligation of the applicable Company Entity and the landlord or lessor thereunder (each, a “Realty Lessor”), enforceable against the Company Entity and the applicable Realty Lessor, in accordance with its terms (except as enforceability may be limited by the General Enforceability Exceptions), and true, correct and complete copies of the Realty Leases (including all related amendments, modifications, extensions, renewals, guaranties and assignments) have been provided to Buyer prior to the date hereof; and

(ii) except as set forth on Schedule 4.7(b), no default or breach by the applicable Company Entity or any other parties thereto, as applicable, presently exists under any Realty Lease. Except as set forth on Schedule 4.7(b), no event has occurred that, and no condition exists which, with notice or lapse of time or both, would constitute a default or breach under any Realty Lease and there are no material disputes with respect to any Realty Lease. Except as set forth on Schedule 4.7(b), no Company Entity has subleased or otherwise granted any Person the right to use or occupy any Leased Real Property.

(c) No Company Entity has received written notice of any condemnation, expropriation or other proceeding in eminent domain with respect to any Leased Real Property, and no such proceeding is pending or threatened against any Leased Real Property.

(d) Except as set forth on Schedule 4.7(d), the Leased Real Property has no material defects and is in good working and operating condition and in a state of good maintenance and repair and has been continuously maintained in good order and repair in the Ordinary Course of Business and in accordance with standard industry practices. No capital expenditures are planned by any of the Company Entities with respect to the buildings, improvements or fixtures on the Leased Real Property except as set forth on Schedule 4.7(d).

(e) The Leased Real Property constitutes all of the real property, buildings, improvements, and fixtures used by the Company Entities in the operation of the Business and is sufficient for the Business as currently conducted.

Section 4.8 Title to Assets; Tangible Assets. Except as set forth on Schedule 4.8 hereto, each Company Entity has valid and marketable title to, or a valid leasehold interest in, all of the properties and assets used or held for use by such Company Entity, including such assets and properties located on such Company Entities’ premises, shown on or reflected in the Most Recent Financial Statements or acquired after the date thereof, free and clear of all Liens other than Permitted Liens, except for properties and assets (which are not material individually or in the aggregate) disposed of in the Ordinary Course of Business since the date of the Most Recent Financial Statements. All machinery, equipment, products and other tangible personal property owned or leased by the Company Entities is in good working order and condition in all material respects, subject to ordinary wear and tear in connection with their use in the Ordinary Course of Business. Alta Finco does not own or have any rights in or to any of the assets, or tangible or intangible properties, that are used in the operation of any of the Company Entities or the Business.

Section 4.9 Subsidiaries. Schedule 4.9 sets forth for each direct and indirect Subsidiary of the Company: (a) its name and jurisdiction of organization; (b) the number of authorized shares or other interests for each series and class of its Ownership Interests; and (c) the number of issued and outstanding shares or other interests of each series and class of its Ownership Interests, the names of the holders thereof, and the number of shares or other interests held by each such holder. The Company holds of record and owns beneficially all of the outstanding Ownership Interests of each Company Subsidiary, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities law) and Liens, and all such Ownership Interests have been duly authorized, validly issued, fully paid and nonassessable. Except for the Ownership Interests held by the Company Subsidiaries as set forth on Schedule 4.9, neither the Company nor any Company Subsidiary owns, holds or has any right to acquire, directly or indirectly, any Ownership Interests of any Person or joint venture interests. Except as set forth on Schedule 4.9, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Ownership Interests of, or make any capital contribution or loan or other payments to, any other Company Subsidiary. No Company Entity has granted to any Person any agreement or option, or any right or privilege capable of becoming an agreement or option, for the purchase, subscription or issue of any Ownership Interests in the Company Subsidiaries.

Section 4.10 Litigation; Orders. Except as set forth on Schedule 4.10, no Company Entity is a party to, nor has any Company Entity received notice of, any Action or Order, and no Action or Order is pending or, to the Company’s Knowledge, threatened: (a) against, relating to, affecting or involving any Company Entity, any of Company Entity’s assets, properties, businesses, employees or independent contractors that, individually or in the aggregate, would be material to any of the Company Entities or the Business; or (b) that challenges, or that may have the effect of materially preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated hereby.

Section 4.11 Intellectual Property.

(a) Schedule 4.11(a)(x) sets forth a complete and correct list of all (i) registered Trademarks, applications for Trademark registrations, and material unregistered Trademarks, (ii) domain names and social media accounts, and (iii) Software, in each case, included in the Owned IPR. None of the Company Entities owns any registered Copyrights, pending applications for copyright registration, issued patents, or patent applications. Except as set forth on Schedule 4.11(a)(y), there are no Company IPR Agreements other than non-exclusive licenses to Commercially Available Software.

(b) The Company IPR constitutes all of the Intellectual Property Rights used or held for use in, or necessary for, the operation of the Business as presently conducted. All Company IPR necessary for the operation of the Business immediately prior to the Closing will be owned (in the case of Owned IPR) or available for use (in the case of Intellectual Property Rights licensed to the Company Entities under Company IPR Agreements) by Buyer on the same terms and conditions (in all material respects) immediately subsequent to the Closing.

(c) The Owned IPR identified in Section 4.11(a) is subsisting, valid and enforceable. The Company Entities have taken all reasonable steps to maintain and protect all material Owned IPR, including the confidentiality of all trade secrets and other material confidential and proprietary information included therein, and no trade secret or other such material confidential information (or any material confidential information of a third-party held in confidence by the Company Entities) has been disclosed to or accessed by any third party (other than service providers or advisors on a need-to-know basis pursuant to a written nondisclosure agreement sufficiently restricting the disclosure and use thereof, which has not been materially breached by any such third party).

(d) The Owned IPR is solely and exclusively owned by one of the Company Entities. The Company Entities have not encumbered or placed limitations on any Owned IPR or the Company Entities’ use thereof, except for Permitted Liens, and non-exclusive licenses granted by the Company Entities (expressly or implicitly) in the Ordinary Course of Business in connection with the sale, lease or transfer of finished products or services to customers.

(e) None of the Company Entities is subject to any Order or settlement restricting or otherwise limiting the use, validity, enforceability, scope, disposition, or exploitation of, or any right, title or interest of the Company Entities with respect to, any Intellectual Property Rights. No funding, facilities or personnel of any Governmental Authority or research or educational institution were used, directly or indirectly, to develop or create, in whole or in part, any Owned IPR.

(f) Except as set forth on Schedule 4.11(f):

(i) The conduct of the Business has not been during the previous three (3) years and is not currently materially infringing, misappropriating or otherwise violating any Intellectual Property Rights of any third party and no third party has been during the previous three (3) years or is currently infringing on, misappropriating or otherwise violating any Owned IPR;

(ii) the Company Entities are not and have not been party to any Action involving a claim, and have not received any written communication claiming, that any Owned IPR are invalid or unenforceable or otherwise challenging the scope or the Company Entities’ ownership of any Owned IPR;

(iii) the Company Entities are not, nor in the previous three (3) years have been, party to any Action involving a claim, and have not sent any material written communication claiming, that a third party infringed, misappropriated, diluted, or otherwise violated the Company IPR; and

(iv) none of the Company Entities is, nor in the previous three (3) years has been, party to any Action involving a claim, and has not received any written communication claiming, that the Company Entities infringed, misappropriated, diluted, or otherwise violated the Intellectual Property Rights of any third party.

Section 4.12 Data Privacy; Cybersecurity.

(a) The Company Entities have, and use all reasonable efforts to require that all third Persons controlling IT Assets or processing Company Data in connection with the Company’s products and services have, established and implemented internal and external policies, notices, records, logs and procedures and organizational, physical, administrative, and technical measures regarding privacy, cybersecurity, data transfers and data security (such policies and measures of the Company Entities, collectively, the “Privacy Policies”) that (i) are consistent in all material respects with all applicable Data Protection Laws; and (ii) protect Company Data against accidental, unauthorized or unlawful destruction, loss, alteration, disclosure or access.

(b) The Company Entities comply and have complied at all times with all Data Protection Requirements in all material respects, including, where required, entering into and complying with contracts with its customers and suppliers that meet the requirements of Data Protection Laws.

(c) In the previous three (3) years, none of Company Entities, nor any third party with respect to the conduct of the Business, has (i) experienced any material security breaches of Company Data, including any that would require law enforcement or individual notification or under any applicable Data Protection Requirements; (ii) been subject to any pending or threatened investigations, notices or requests from any Governmental Authority in relation to their data processing activities or (iii) received any pending or threatened claims from any Persons alleging any breach of, or exercising their rights under, any Data Protection Requirements.

(d) None of the Company Entities is subject to any Data Protection Requirements that, following the Closing, would prohibit the Company or any Company Subsidiaries from receiving or using Company Data in accordance with and subject to such Data Protection Requirements, including in the manner currently received or used.

(e) There has been no failure, breakdown, performance reduction, or other adverse event affecting any IT Assets that has caused any (i) substantial disruption of or interruption in or to the use of such IT Assets or the conduct of the business of the Company Entities; (ii) material loss, destruction, damage or harm of or to the Company Entities or their operations, personnel, property, or other assets; (iii) material liability of any kind to the Company Entities or (iv) customer or supplier to terminate its relationship with the Company Entities. The Company maintains reasonable backup and data recovery, disaster recovery, and business continuity plans, procedures, and facilities consistent with relevant industry standards.

(f) The Company Entities have materially aligned their cybersecurity practices with relevant industry standards. There is not, and has not been in the previous three (3) years, any Malicious Code or other material cybersecurity threats or vulnerabilities affecting any IT Assets that have not been remediated (including the root causes thereof). The Company Entities have cybersecurity and data breach insurance that is adequate and suitable in respect of the IT Assets.

Section 4.13 Employment and Labor Matters.

(a) Schedule 4.13(a) lists, as of the date hereof, (i) each current employee, leased employee, staffing agency employee or independent contractor of the Company Entities and their respective name or employee ID, position, employee type, employment status, full-time or part-time status, exempt or non-exempt status (where applicable), work location, date of hire, length of service and base salary or wage rate, incentive compensation (including bonus eligibility and bonuses earned or otherwise paid or payable for calendar years 2020 and 2021), commission rates, consulting or other independent contractor fees; (ii) each current employee not actively at work due to a leave of absence and the reason for such leave of absence (e.g., Family Medical Leave Act, disability, etc.) and expected return to work date and (iii) for each current employee who is a foreign national, visa category and visa expiration date.

(b) Except as set forth on Schedule 4.13(b), no Company Entity has ever been a party to or subject to any collective bargaining agreement or other Contract with a labor or trade union, labor organization or works council, and no employee of any Company Entity has ever been represented by a labor or trade union, labor organization, works council or other collective bargaining representative with respect to his or her employment with the Company Entity. There are no labor or trade unions, labor organizations or works councils presently representing or engaged in any organizing activity with respect to any employee of any Company Entity, and no material union organization campaign or organizational effort is in progress with respect to any Company Entity employee. No labor or trade union, labor organization, works council, or group of employees of the Company Entities has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. There has been no actual or, to the Company’s Knowledge, threatened unfair labor practice charges, material grievances, material arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other labor disputes against or affecting the Company Entities.

(c) Each Company Entity is in material compliance and has materially complied with all Laws respecting employment, employment practices, and terms and conditions of employment, including wages and hours, worker classification, background checks, immigration, labor relations, employment discrimination, sexual harassment, retaliation, disability rights or benefits, equal opportunity, pay equity, plant closure and mass layoff (including the WARN Act), affirmative action, leaves of absence, occupational health and safety, workers compensation and unemployment insurance.

(d) Except as set forth on Schedule 4.13(d), no Company Entity is a party to or bound by any Employment Agreement. Each such Employment Agreement is legal, valid, binding and enforceable in accordance with its respective terms as allowed by applicable Law. There is no existing default or breach under any Employment Agreement.

(e) Except as set forth on Schedule 4.13(e), each Company Entity has paid in full to each current or former employee, independent contractor, contractor and other individual service providers or adequately accrued in accordance with GAAP all wages, salaries, fees, overtime pay, premium pay, commissions, bonuses, benefits and other compensation due to, or on behalf of, such workers, and there is no claim with respect to payment of wages, salary, fees, overtime pay, commissions, bonuses, benefits or for other compensation due to or on behalf of such workers that has been asserted or could be asserted or is now pending or, to the Company’s Knowledge, threatened before any Governmental Authority with respect to any current or former employee. No Company Entity has any Liabilities relating to workers’ compensation benefits that are not fully insured against by a bona fide third-party insurance carrier.

(f) No Company Entity has engaged in any plant closing or employee layoff activities that would violate or give rise to an obligation to provide any notice required under the WARN Act and it has no plans to undertake any actions that would require the providing of any such notice.

(g) No employee, independent contractor, individual consultant or other individual service provider of the Company Entities is in any material respect in violation of any term of any employment agreement, independent contractor agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation: (i) to the Company Entities or (ii) to a former employer or hiring entity of any such worker relating (A) to the right of any such worker to be employed or engaged by any Company Entity or (B) to the knowledge or use of trade secrets or proprietary information. To the Company’s Knowledge, no current employee of the Company Entities who is at the level of manager or higher intends to terminate his or her employment.

(h) No allegations of sexual harassment, sexual misconduct, discrimination, retaliation or similar misconduct have been made against any officer or employee of the Company Entities.

Section 4.14 Compliance with Laws.

(a) Except as set forth on Schedule 4.14(a), each Company Entity is and has been for the past five (5) years in material compliance with all Laws applicable to it. None of the Company Entities has received any written notice or other written communication from any Governmental Authority of an actual or possible violation of, or failure to comply with, any applicable Law at any time during the past five (5) years. Except as set forth in Schedule 4.14(a), in the past five (5) years, there has not been any Action pending or, to the Company’s Knowledge, threatened in writing, in each case, before or by any Governmental Authority against any Company Entity or any of their properties or assets.

(b) None of the Company Entities, any of their respective directors, officers, employees, or any of their respective distributors, resellers, representatives, sales intermediaries or other third parties has, in the past five (5) years, violated any Sanctions, Customs & Trade Laws, laws relating to money laundering or any applicable anticorruption Law, including the U.S. Foreign Corrupt Practices Act, as amended, or other Laws of the United States or other relevant jurisdictions prohibiting bribery, kickbacks, or other unlawful or improper means of obtaining or retaining business or commercial advantages. There are no allegations, investigations (internal or external), inquiries, claims, enforcement proceedings or litigation with respect to any alleged violation of any applicable anticorruption, Sanctions, or Customs & Trade Laws, or Laws relating to money laundering.

(c) In the past five (5) years, each Company Entity has at all times had in place controls and systems reasonably designed to ensure compliance in all aspects with Sanctions and Customs & Trade Laws.

(d) None of the Company Entities and none of the directors, administrators, officers, board of directors, employees, distributors, resellers, representatives, sales intermediaries or other third parties of any Company Entity is a Sanctioned Person or a Restricted Person. None of the Company Entities and none of the directors, administrators, officers, board of directors, employees, or any distributors, resellers, representatives, sales intermediaries or other third parties of any Company Entity have had any transactions, business or financial dealings that benefited or, directly or indirectly, involved a Sanctioned Person or Restricted Person.

(e) None of the Company Entities and none of the directors, administrators, officers, board of directors or employees of the Company Entities is a Sanctioned Person.

(f) Each Member of the Company Entities and the directors, administrators, officers, board of directors and employees of any Member of the Company Entities are in compliance with, and have not in the past three (3) years violated, the Sanctions or any Laws pertaining to anti-money laundering.

(g) There are no pending or, to the Company’s Knowledge, threatened claims against any Company Entity with respect to the Sanctions or any Laws or regulations pertaining to anti-money laundering.

(h) (i) Each of the Company Entities has obtained all material Licenses necessary for the lawful conduct of its Business as currently conducted; (ii) each such License is valid and in full force and effect either pursuant to its terms of by operation of law; and (iii) each of the Company Entities is in compliance in all material respects with the terms of all Licenses held by it, and no Governmental Authority has commenced, or given notice to any Company Entity that it intends to commence, any Action to modify, revoke or suspend any License, or given notice that it intends to refuse to renew any License.

Section 4.15 Material Contracts.

(a) Schedule 4.15(a) hereof contains a list of the following Contracts to which a Company Entity is a party or by which any of its assets is bound (collectively, the “Material Contracts” and each a “Material Contract”):

(i) each Contract under which a Company Entity has received or made payments in excess of $250,000 during fiscal year ended December 31, 2019;

(ii) each Contract with the Top Suppliers;

(iii) each Contract with the Top Customers;

(iv) each Contract requiring expenditures by either Company Entity after the date hereof in the aggregate amount of at least $250,000 per annum;

(v) each Contract relating to the acquisition or development of, licensing of or granting of any rights or covenants with respect to, Intellectual Property Rights by any Company Entity to a third party or by a third party to any Company Entity (excluding Contracts for generally Commercially Available Software);

(vi) each Contract relating to Indebtedness of any Company Entity and each Contract which mortgages, pledges or otherwise places a Lien on any of the assets of any Company Entity;

(vii) each Contract relating to the Leased Real Property including the Realty Leases;

(viii) each Contract pursuant to which any Company Entity is a lessor or a lessee of any personal property, or holds or operates any tangible personal property owned by another Person, except for any leases of personal property under which the aggregate annual rent or lease payments do not exceed $100,000;

(ix) (A) any Contract containing covenants restricting or limiting in any respect the ability of any Company Entity to compete or transact in any line of business, or with any Person or in any geographic area or during any period of time (including any Contract containing a non-competition or non-solicitation provision); and (B) any Contract providing for “exclusivity,” preferred treatment or any similar requirement under which any Company Entity is restricted with respect to sales, distribution, licensing, marketing or development;

(x) each Affiliate Arrangement;

(xi) each Aligner Program Administration Agreement;

(xii) each distributor, commercial agent, sales, broker, dealer, franchise, manufacturer’s representative, agency, sales promotion, market research, marketing, advertising or similar Contract;

(xiii) each Employment Agreement;

(xiv) each Contract under which any Company Entity is obligated to make any payment or any payment otherwise becomes due as a result of the consummation of the transactions contemplated hereby (including all transaction bonuses, change of control payments, “stay” bonuses, “phantom” stock and similar payments);

(xv) each joint venture, partnership, shareholders’, franchise, joint research and development and joint marketing agreement or any other similar Contract (including a sharing of profits, Losses, costs or Liabilities by any Company Entity with any other Person);

(xvi) each Contract that involves or relates to the acquisition or disposition of a business or a material amount of assets, properties or securities of another Person (whether by merger, sale of stock, sale of assets, lease, license or otherwise);

(xvii) each Contract that grants to any Person an option or a right of first refusal, first offer or similar preferential right to provide services to, or to purchase or acquire properties of, any Company Entity;

(xviii) each Contract with any Governmental Authority;

(xix) each Contract granting a power of attorney to any Person;

(xx) each Contract relating to capitalized lease obligations or the deferred purchase price of property or operating leases;

(xxi) each Contract containing an indemnification obligation of any of the Company Entities;

(xxii) each Contract containing “most favored nation” rights to the other party thereto; and

(xxiii) each other Contract that is material to the Business and not otherwise included above.

(b) Each Company Entity has made available to Buyer, prior to the date hereof, a true, correct and complete copy (or if none exists, a reasonably complete and accurate written description) of each Material Contract (as amended to date). The applicable Company Entity and each other party to each such Material Contract has performed all material obligations required to be performed by it and has not violated, breached or committed any uncured default in any respect. Except as set forth on Schedule 4.15(b), there is not existing any event or events that, with or without the lapse of time or the giving of notice, or both: (A) constitutes a default, breach or violation by the applicable Company Entity of any Material Contract; or (B) would cause or permit the termination, modification or acceleration of or other changes to any right or obligation or the loss of any benefit under any Material Contract. Except as set forth on Schedule 4.15(b), no Company Entity has given to, or received from, any other party to any Material Contract any written notice regarding any actual or alleged breach of or default under, threat or indication of any intention to terminate prior to the expiration of its term, or grievance under or with respect to, any Material Contract by any Company Entity or any other party to such Material Contract.

Section 4.16 Licenses, Approvals, Other Authorizations. Except as set forth on Schedule 4.16, each Company Entity possesses all Licenses that are required for the conduct of the Business as currently conducted or currently contemplated to be conducted, including the ownership, leasing, operation or use of any of the assets and properties of the Company Entities. All such Licenses have been validly issued or assigned and duly obtained, and are presently held, by such Company Entity (as applicable) and are in full force and effect and are listed and briefly described on Schedule 4.16. The Company Entities have operated their respective businesses in compliance with such Licenses.

Section 4.17 Environmental Matters.

(a) No material Environmental Claim regulatory action is pending, or to the Company’s Knowledge, threatened against the Company Entities, and there are no facts, circumstances or conditions that could form the basis of any such Environmental Claim against the Company Entities.

(b) Each Company Entity is operating in material compliance with all applicable Environmental Laws. Without limiting the generality of the foregoing, each Company Entity holds and is in compliance with all material Licenses required pursuant to Environmental Law for the operation of the Business as currently conducted. Except as disclosed in Schedule 4.17, there are no underground or aboveground storage tanks located at, on, or under any Leased Real Property that may materially impact any Company Entity’s compliance with all applicable Environmental Laws.

(c) The Company has delivered or otherwise made available for inspection to the Buyer true, complete and correct copies and results of any reports, data, investigations, audits, assessments (including Phase I environmental site assessments and Phase II environmental site assessments), correspondence, studies, analyses, tests or monitoring in the possession of or reasonably available to the Company Entities pertaining to (i) any unresolved Environmental Claims; (ii) any Hazardous Materials in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by any Company Entity or (iii) any Company Entity’s compliance with applicable Environmental Laws.

Section 4.18 Taxes. Except as disclosed on Schedule 4.18:

(a) All Returns required to be filed by a Company Entity have been duly and timely filed, taking into account all permitted extensions. All such Returns are correct and complete in all material respects and were prepared in compliance with all applicable Laws, and all Taxes owed by the Company Entities with respect thereto or otherwise (whether or not shown on any Return) have been timely paid.

(b) The Company Entities do not have in force any waiver of any statute of limitations in respect of Taxes or any extension of time with respect to a Tax assessment or deficiency or the filing of any Return.

(c) There is no Action or proceeding or unresolved claim for assessment or collection pending or, to the Company’s Knowledge, threatened by, or any present dispute with, the United States or any other Taxing Authority for assessment or collection from the Company Entities of any Taxes of any nature (or any Member with respect to Tax matters relating to the Company Entities).

(d) There are no Liens for unpaid Taxes on any assets of the Company Entities except for Liens for current Taxes not yet due and payable.

(e) Schedule 4.18(e) sets forth the entity classification of each Company Entity for U.S. federal Income Tax purposes. No election has been made under Treasury Regulations Section 301.7701-3 or any similar provision of Tax Laws with respect to the entity classification of any Company Entity.

(f) No claim has been made by any Taxing Authority in a jurisdiction where any Company Entity does not file a particular type of Return (or pay a particular type of Tax) that such Company Entity is or may be required to file such type of Return in that jurisdiction (or pay the type of Taxes reportable on such type of Return).

(g) None of the Company Entities is a party to any Tax sharing or Tax indemnity agreement or similar contract or arrangement (other than commercial arrangements entered into in the Ordinary Course of Business the primary purpose of which does not relate to Taxes) (each, a “Tax Sharing Agreement”).

(h) None of the Company Entities has been a member of a combined, consolidated, affiliated or unitary group for Tax filing purposes.

(i) None of the Company Entities has deferred the payment of any Tax pursuant to the CARES Act or any other Tax legislation related to the Covid-19 pandemic or pursuant to any written agreement with a Taxing Authority that remains unpaid.

(j) Each Company Entity has timely withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor. Each Person providing services to any Company Entity that has been characterized as an independent contractor and not as an employee for U.S. federal income tax purposes has been properly characterized as such, including each Optionholder.

Section 4.19 Accounts Receivable; Trade Accounts Payable.

(a) Except to the extent, if any, reserved for in the Most Recent Balance Sheet, all accounts receivable reflected in the Financial Statements and all accounts receivable which have arisen since the Most Recent Balance Sheet represent valid and enforceable obligations arising from sales actually made or services actually performed in the Ordinary Course of Business and are not subject to any defenses, setoffs and counterclaims.

(b) The Undeposited Funds are the result of valid sales actually made or services actually performed and are collectable by the applicable Company Entity, in each case, in the Ordinary Course of Business.

Section 4.20 Insurance.

(a) Schedule 4.20 sets forth a correct and complete list (that includes a description of policy type, insurance carrier, policy number, effective dates of coverage, policy limits and deductibles) of all insurance policies and bonds and self-insurance arrangements currently in force that are maintained by, or at the expense or for the benefit of, the Company Entities, or cover or purport to cover risks or losses to or associated with the business, operations, premises, properties, assets, employees, agents, directors or managers of the Company Entities (collectively, the “Insurance Policies”), in each case that are in effect as of the date hereof or that have been in effect at any time in the last five (5) years, copies of which have been made available to Buyer.

(b) No Company Entity is in default with respect to its obligations under any Insurance Policy. The Company Entities have paid all premiums due with respect thereto covering all periods up to and including the Closing Date, and the Company Entities have otherwise performed all of their respective obligations, under each Insurance Policy.

(c) Since the date that is five (5) years prior to date hereof, no Company Entity has received any written notice of any threatened suspension, revocation, materially adverse modification or cancellation of any insurance policy.

Section 4.21 Suppliers and Customers.

(a) Schedule 4.21(a) lists the top ten (10) largest suppliers (each a “Top Supplier”) to the Company Entities for each of the two (2) most recent fiscal years and for the nine (9)-months period ended on September 30, 2020 (based upon dollar amount of purchases by the Company Entities) and sets forth opposite the name of each such supplier the dollar amount of purchases attributable to such supplier. No Top Supplier of the Company Entities has indicated in writing to the Company Entities, and the Company Entities have no reason to believe, that it will stop, or materially decrease the rate of, supplying materials, products or services to the Company Entities (as applicable) at any time after Closing on terms and conditions substantially similar to those used in its current sales to the Company Entities, subject only to general and customary price increases.

(b) Schedule 4.21(b) lists the top ten (10) largest customers (each a “Top Customer”) to the Company Entities for each of the two (2) most recent fiscal years and for the nine (9)-months period ended on September 30, 2020 (based upon dollar amount of sales by the Company Entities) and sets forth opposite the name of each such customer the dollar amount of sales attributable to such customer. No Top Customer of the Company Entities has indicated in writing to the Company Entities, and the Company Entities have no reason to believe, that it will stop, or materially decrease the rate of, purchasing materials, products or services from the Company Entities (as applicable) at any time after Closing on terms and conditions substantially similar to those used in its current purchases from the Company Entities, subject only to general and customary price increases.

Section 4.22 Brokers, Finders, Etc. Other than ADC and Goldman Sachs (whose fees and expenses as of the Closing with respect to the transactions contemplated by this Agreement shall constitute part of the Transaction Expenses), none of the Company Entities has employed any broker, finder, financial advisor, investment banker or similar advisor, or incurred any Liability for a brokerage fee, finder’s fee, financial advisor’s fee, investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement.

Section 4.23 Employee Benefits.

(a) Schedule 4.23(a) hereof lists all compensation and benefit plans, programs, policies, practices, contracts and arrangements, including any employee benefit plans as defined in Section 3(3) of ERISA or other plans as defined in Section 3(3) of ERISA, profit-sharing, savings and thrift, fringe or other benefits, stock option, stock bonus, equity, phantom equity, bonus, change-in-control, retention, Employment Agreement, termination or severance agreement, salary continuation, incentive or deferred compensation, severance pay, vacation pay, sick leave and medical and life insurance plans covering any current or former director, officer, employee, independent contractor or leased employee or their beneficiaries, whether or not reduced to writing, which is maintained, sponsored or contributed to by a Company Entity or under which a Company Entity has or could have any obligation or Liability (collectively, “Employee Benefit Plans”).

(b) With respect to each Employee Benefit Plan, each Company Entity has provided to Buyer correct and complete copies of: (i) each Employee Benefit Plan and any trust agreement relating to such plan; (ii) the most recent summary plan description and summaries of material modification for each Employee Benefit Plan for which such a summary plan description is required; (iii) the most recent annual report on Form 5500 and all attachments thereto filed with the Department of Labor or Internal Revenue Service with respect to such Employee Benefit Plan, if applicable; (iv) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service with respect to any Employee Benefit Plan which is an “employee pension benefit plan” as defined in Section 3(2) of ERISA and intended to be tax qualified under Code Section 401(a); and (v) a written description of each Employee Benefit Plan that is not in writing. Except as specifically provided in the foregoing documents made available to Buyer: (A) there are no amendments to any such Employee Benefit Plan that have been adopted, approved, implemented, planned or proposed; and (B) except as required to comply with applicable Law, no Company Entity has undertaken to make any such amendments or to adopt or approve any new Employee Benefit Plan.

(c) As to Employee Benefit Plans which are “employee pension benefit plans” as defined in Section 3(2) of ERISA, such plans sponsored by any Company Entity are tax qualified under Section 401(a) of the Code and no such plan is a “defined benefit plan” as defined in Section 3(35) of ERISA.

(d) No Employee Benefit Plan is currently under examination by, nor are any matters pending before, the IRS, the Employee Benefits Security Administration or any other Governmental Authority, is subject to any pending or threatened claim, suit or arbitration (other than routine claims for benefits), or is subject to the minimum funding standards of Code Section 412.

(e) Each Employee Benefit Plan has been established, operated and administered in compliance with its terms and applicable Laws, including the Code and ERISA, and there have been no prohibited transactions as defined in Code Section 4975 or ERISA Section 406 with respect to such plan which could subject any Company Entity to a Tax or penalty under Code Section 4975 or ERISA Section 502(i).

(f) Each Employee Benefit Plan which is intended to be qualified within the meaning of Code Section 401(a): (i) has received a favorable determination or opinion letter as to its qualification; or (ii) has been established under a preapproved plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the sponsor of the preapproved plan and for which the adopting employer may rely on such advisory or opinion letter. No change, occurrence or development has occurred that would adversely affect the qualification or tax exemption of any such Employee Benefit Plan.

(g) All contributions (including all employer contributions and employee salary reduction contributions, if any) that are due on or prior to the Closing Date have been made (or will be made prior to the Closing Date) within the time period prescribed by ERISA to each Employee Benefit Plan. The Company Entities have made appropriate entries in their financial records and statements for Liabilities under Employee Benefit Plans that have accrued but are not due.

(h) Neither the Company Entities nor any of their ERISA Affiliates has ever maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any obligation or liability (including any contingent liability) under, any “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA, any plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code, any “multiple employer plan” within the meaning of Section 413(c) of the Code or any “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(i) Except as set forth on Schedule 4.23(i), each Employee Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any Employee Benefit Plan is, or will be, subject to the penalties of Section 409A(a)(1) of the Code.

(j) No Employee Benefit Plan that is a “welfare benefit plan” within the meaning of Section 3(1) of ERISA provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of any Company Entity beyond their retirement or other termination of service, other than coverage mandated solely by applicable Law.

(k) None of the execution, performance or delivery of this Agreement, or the consummation of the transactions, would, either alone or in combination with another event, (i) entitle any individual to severance pay or any material increase in severance pay, (ii) accelerate the time of payment or vesting, or materially increase the amount, of compensation or benefit due under any Employee Benefit Plan or otherwise payable to any current or former employee or officer of any Company Entity or (iii) result in any “excess parachute payment” within the meaning of Section 280G of the Code.

(l) All Employee Benefit Plans that are maintained primarily for the benefit of employees outside of the United States (i) comply with applicable local Law, (ii) all such plans that are intended to be funded and/or book-reserved are funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions, and no transaction contemplated by this Agreement shall cause such assets or book reserves to be less than such plan’s benefit obligations, and (iii) each such plan required to be registered has been registered and has been maintained in good standing with applicable Governmental Authorities.

Section 4.24 Affiliate Transactions.

(a) Except for: (i) advances to employees of any Company Entity for employment expenses incurred in the Ordinary Course of Business; (ii) employment agreements with any employee of any Company Entity and (iii) any benefits under any Employee Benefit Plan; Schedule 4.24 sets forth all Contracts, commitment, understanding, arrangement or transaction with or by any member, Warrantholder, Optionholder, manager, officer, director (or member of the immediate family of any of the foregoing) of a Company Entity or any of such Person’s Affiliate, (A) on one hand and a Company Entity or Alta Finco, on the other hand or (B) pursuant to which such Person, directly or indirectly, purchased, leased or otherwise acquired any asset or property or obtained any services, or sold, leased or otherwise disposed of any asset or property or furnished any services, from or to any Company Entity or the Business.

(b) There is no Contract or any other business relationship between or among any Company Entity, on the one hand, and Alta Finco, on the other hand (any arrangements, individuals, or transactions, described in Section 4.24(a) or this Section 4.24(b), the “Affiliate Arrangements”).

Section 4.25 Product Warranties; Products Liability. Except as set forth on Schedule 4.25, there exist no Actions and, to the Company’s Knowledge, there are no threatened Actions, against any Company Entity for injury to person or property suffered as a result of the manufacture, sale, distribution, use, defect or other deficiency of any product designed, manufactured, marketed, imported, sold or distributed in connection with the Company Entities. There has been no material recall or similar action instituted by any Governmental Authority or undertaken by any Company Entity on a voluntary basis with respect to any product manufactured, sold, distributed or used by any Company Entity. The products sold, delivered or manufactured by, and the services rendered by any Company Entity have complied and are in compliance with all contractual requirements, covenants or express or implied warranties applicable thereto and are not subject to any term, condition, guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale of such products and services, true and complete copies of which have been made available to Buyer.

Section 4.26 Healthcare Compliance Matters.

(a) (i) Each Company Entity is in compliance and, for the past three (3) years has been in material compliance with all Healthcare Laws applicable to it or any assets owned or used by any Company Entity (other than for such past noncompliance as has been remedied and imposes no continuing obligations or costs on any Company Entity) and (ii) none of the Company Entities has received any written communication in the past three (3) years from a Governmental Authority that remains uncured or unresolved and that alleges that any Company Entity is not in compliance with any Healthcare Law, except in the case of clauses (i) and (ii) where any non-compliance, individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect.

(b) Each of the Company Entities have, maintain and are operating in material compliance with all FDA License, and all such FDA Licenses are valid, subsisting, and in full force and effect, except where the failure to have, maintain or operate in material compliance with the FDA Licenses has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of the Company Entities have fulfilled and performed all of their material obligations with respect to the FDA Licenses, and no event has occurred which allows, or with notice or lapse of time or both, would allow revocation or termination thereof or results in any other material impairment of the rights of the holder of any FDA License, except where the failure to so fulfill or perform, or the occurrence of such event, would not result in a Material Adverse Effect. Each of the Company Entities have operated and currently are in compliance in all material respects with applicable Laws administered or enforced by the FDA and comparable Governmental Authorities, except where the failure to so comply would not result in a Material Adverse Effect. No Company Entity has received, in the past three (3) years, written notice of any pending or threatened Action (other than FDA or other Governmental Authority audits) from the FDA, any Governmental Authority, any qui-tam relator or applicable foreign Governmental Authority alleging that any operation or activity of a Company Entity is in material violation of any applicable Healthcare Law which violation would reasonably be expected to have a material and adverse impact on the Company Entities, taken as a whole.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all applications, notifications, submissions, information, claims, reports and statistics, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a FDA License from the FDA or other Governmental Authority relating to the Company Entities, their business and products, when submitted to the FDA or other Governmental Authority were true, complete and correct as of the date of submission and any necessary or required updates, changes, corrections or modification to such applications, submissions, information and data have been submitted to the FDA or other Governmental Authority.

(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, during the past three (3) years, no Company Entity has had any product or manufacturing site (whether owned by a Company Entity, or a contract manufacturer) for their products subject to a Governmental Authority (including FDA) shutdown or import or export prohibition, nor received any FDA Form 483 or other Governmental Authority notice of inspectional observations, “warning letters,” “untitled letters” or requests or requirements to make changes to the products, or similar correspondence or notice from the FDA or other Governmental Authority alleging or asserting noncompliance with any applicable Law, License or such requests or requirements of a Governmental Authority.

(e) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) during the past three (3) years, there have been no (A) Safety Notices with respect to the products of any Company Entity or (B) complaints from a Governmental Authority with respect to such products that are currently unresolved and (ii) there are no facts that would be reasonably likely to result in (A) a Safety Notice with respect to such products, (B) a change in labeling of any such products, or (C) a termination or suspension of marketing or testing of any such products.

(f) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the clinical, pre-clinical and other studies and tests conducted by or on behalf of or sponsored by a Company Entity or in which any Company Entity, or any of their products or product candidates have participated were, and if still pending are, being conducted in accordance with standard medical and scientific research procedures and all applicable Laws, including, but not limited to, the Federal Food, Drug and Cosmetic Act and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58 and 812 and (ii) no investigational device exemption filed by or on behalf of a Company Entity with the FDA has been terminated or suspended by the FDA, and neither the FDA nor any applicable foreign Governmental Authority has commenced, or, to the Company’s Knowledge threatened to commence, any action to place a clinical hold order on, or otherwise terminate, delay or suspend, any proposed or ongoing clinical investigation conducted or proposed to be conducted by or on behalf of a Company Entity.

(g) No Company Entity is the subject of any pending or, to the Company’s Knowledge, threatened investigation in respect of any Company Entity or their products, by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto (the “FDA Application Integrity Policy”). During the past three (3) years, no Company Entity nor any of their officers, employees or agents (within the meaning of the applicable Law) has been convicted of any crime or engaged in any conduct that could reasonably be expected to result in a debarment, suspension or exclusion under (i) 21 U.S.C. Section 335a or (ii) any similar Law. As of the date hereof, no Actions that would reasonably be expected to result in such a debarment or exclusion are pending or, to the Company’s knowledge, threatened against any Company Entity, or any of their officers, employees or agents. No Company Entity nor, to the Company’s knowledge, any of its officers, employees, contractors, or agents has as (i) failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority; (ii) made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Authority; or (iii) committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for FDA to invoke the FDA Application Integrity Policy or for any similar Governmental Authority to invoke a similar policy.

(h) As of the date hereof, no Company product or service is reimbursable by any federal health care program, including but not limited to, Medicare, Medicaid or the Children’s Health Insurance Program.

Section 4.27 Books and Records; Bank Accounts.

(a) The books of account, minute books, shareholder or member record books, seals (if any) and other books and records of the Company Entities whether in writing, electronic or machine-readable form (collectively, the “Books and Records”), are true, complete and correct in all material respects and have been maintained in all material respects in accordance with sound business practices consistent with the historical practices of the Company Entities. The Company Entities have made available to Buyer, prior to the Closing, true, complete and correct copies of the Books and Records.

(b) Schedule 4.27 sets forth a true, correct and complete list of all deposit, demand, time, savings, passbook or other accounts or safe deposit or lock boxes that any of the Company Entities maintain, with any bank or financial institution, the names and addresses of the financial institutions maintaining each such account or safe deposit or lock boxes and the authorized signatories on each such account or Persons authorized to access each such safe deposit or lock box.

Section 4.28 Inventory.

(a) The inventory of the Company Entities consists of work in process, finished goods, raw materials, goods in transit and packaging as set forth Schedule 4.28 based on a physical review of the facilities through which the Company Entities operate the Business as of December 18, 2020 (the “Inventory Date”), together with the remaining shelf life of each such item (the “Company Inventory”). The Company Entities have good and marketable title to the inventory, free and clear of any Liens.

(b) Since the end of the Most Recent Fiscal Period, the Company Inventory has been purchased in the Ordinary Course of Business. Except as otherwise set forth on Schedule 4.28(b), (i) all of the Company Inventory is in good condition, (ii) the amount and quality of the Company Inventory is consistent with normal operating levels maintained in keeping with past practice, (iii) no item of Company Inventory is obsolete or unusable and (iv) all Company Inventory consists of items of a quality and quantity usable and saleable by the Company Entities in the Ordinary Course of Business and conforms to the generally acceptable quality standards in the Company Entities’ industry.

ARTICLE V

COVENANTS OF THE MEMBERS, COMPANY ENTITIES AND BUYER

Section 5.1 Conduct of the Business.

(a) Except as (x) expressly required by this Agreement, (y) as expressly required by Law or (z) as otherwise set forth on Schedule 5.1(a), during the period from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement in accordance with Article IX, each Company Entity shall (i) conduct its Business in the Ordinary Course of Business; provided that during any period of full or partial suspension of operations related to COVID-19, the Company Entities may take such actions as are reasonably necessary to protect the health and safety of their respective employees and (ii) use commercially reasonable efforts to maintain each Company Entity’s business organizations, to retain the services of its current officers and key employees and to preserve goodwill of its customers, suppliers and other Persons with whom it has business relationships, in each case, in the Ordinary Course of Business, and to maintain its properties and assets in all material respects other than, in each case, with the prior written consent of Buyer.

(b) Except as (x) expressly required by this Agreement, (y) as expressly required by Law after the date of this Agreement or (z) as otherwise set forth on Schedule 5.1(b), between the date of this Agreement and the Closing Date, without the prior written consent of the Buyer, no Company Entity shall (and none of the Members shall amend or take any action to allow any Company Entity to):

(i) incur any Indebtedness in excess of $100,000;

(ii) declare, set aside or pay any distribution with respect to its equity securities or repurchase any of its equity securities, in all cases other than distribution by the Company Subsidiaries to the Company or any other Company Subsidiary;

(iii) (A) amend, modify or terminate any Realty Lease or Material Contract (or Contract which if entered into prior to the date hereof would be a Material Contract) other than (1) in the Ordinary Course of Business and (2) terminations of Realty Leases or Material Contracts as a result of the expiration of the term of such Realty Leases or Material Contracts, as applicable or (B) enter into any lease or occupancy agreement for real property, (C) enter into any Contract which if entered into prior to the date hereof would be a Material Contract or (D) enter into or renew any Contract that restricts the ability of any Company Entity to compete with, or conduct, the Business and any other business or line of business in any geographic area, or that grants any counterparty any exclusive right, right of first refusal or “most favored nation” or similar right;

(iv) issue, sell or deliver any of equity securities of a Company Entity or issue or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any equity securities of a Company Entity;

(v) effect any recapitalization, redemption, repurchase, reclassification, equity split or like change in capitalization or adopt any plan of liquidation, arrangement, dissolution, merger, consolidation or other reorganization;

(vi) amend the Organizational Documents of any Company Entity;

(vii) sell, assign or transfer any assets, excluding sales of inventory in the Ordinary Course of Business, other than any such sale, assignment or transfer of any obsolete or damaged assets;

(viii) acquire, by merger, consolidation, acquisition of equity interests or assets or otherwise, any business, property, entity or other Person or division or portion thereof;

(ix) except as required pursuant to the terms of any Employee Benefit Plan in effect as of the date of this Agreement, (A) increase the compensation, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any current or former officer or employee, except for increases in the Ordinary Course of Business to Persons with an annual base salary of $100,000 or less; provided, however, that any such increases in annual base salary shall not exceed $10,000 in the aggregate, (B) hire, terminate, transfer or promote any current or former director, officer or employee, except in the Ordinary Course of Business with respect to Persons with an annual base salary of $100,000 or less, (C) become a party to, establish, adopt, amend, commence participation in or terminate any Employee Benefit Plans or any arrangement that would have been an Employee Benefit Plan had it been established prior to this Agreement, (D) grant any new awards or amend or modify the terms of any outstanding awards under any Employee Benefit Plan or (E) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any Employee Benefit Plan;

(x) make any capital expenditures in excess of $100,000 in the aggregate or commitments therefor, except (A) in the Ordinary Course of Business, (B) for such capital expenditures or commitments as set forth on Schedule 5.1(b)(x), (C) in connection with emergency capital expenditures in connection with Covid-19; provided that such amount in clause (C) shall not exceed the amount set forth in Section 5.1(b)(i);

(xi) (A) enter into a new line of business or abandon or discontinue the Business or (B) cancel or waive any right with respect to the operation of the Business, including under any Realty Leases or Licenses relating to the operation of the Business;

(xii) incur any labor dispute or disturbance, other than routine individual grievances that are not material to the Business;

(xiii) waive the restrictive covenant obligations of any employee of the Company Entities;

(xiv) (A) make any loans, capital contributions or advances to any Person (other than any Company Entity), (B) make, amend or forgive any loans or advances to any director, officer, employee or independent contractor or (C) cancel any debts owed to any Company Entity;

(xv) (A) cancel or waive any claims or rights with a value in excess of $100,000 individually or in the aggregate or (B) settle or compromise any claim relating to any pending or threatened Actions other than such Actions in which the amount paid in settlement or compromise, including the cost to the Company Entities of complying with any provisions of such settlement or compromise other than settlements involving cash payments only, does not exceed $100,000;

(xvi) make or change any Tax election, changed any annual Tax accounting period, adopted or changed any method of Tax accounting, amended any income or other material Returns or filed claims for material Tax refunds, settled any Tax claim, audit or assessment or surrendered any right to claim a Tax refund, offset or other reduction in a Tax or consented to any extension or waiver of the limitations period applicable to any Tax claim or assessment; or

(xvii) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

Section 5.2 Further Assurances.

(a) Each Member, Company Entity and the Buyer agree that from time to time after the Closing Date, each of them will execute and deliver such further instruments and take such other action as may be reasonably requested by another party to carry out the purposes and intents of this Agreement and the transactions contemplated hereby.

(b) Prior to the Closing, the Company Entities and the Equityholder Representative shall use reasonable efforts, but excluding making any expenditures or payments to (or relinquishing any rights or incurring any obligations in favor of) any third party (provided that, if any such payments are requested by any third party in connection with seeking such consents, the Equityholder Representative shall notify Buyer promptly and Buyer shall have the right to elect to pay or negotiate such fee with such third party in connection with obtaining such consent), to obtain the consent from any party to any Contract set forth in Schedule 5.2 to the extent that it is required to be obtained by any Company Entity in connection with the transactions contemplated by this Agreement. Upon the request by Buyer from time to time, the Company shall keep Buyer reasonably informed regarding the status of seeking and obtaining all such consents.

Section 5.3 Public Announcements. Buyer and the Equityholder Representative shall mutually agree on the initial press release or releases with respect to the execution of this Agreement and the Closing, if any. Thereafter, so long as this Agreement is in effect, except as otherwise expressly permitted by this Agreement, none of the Company Entities or their Affiliates or Representatives shall make, or cause to be made, any press release or public announcement with respect to this Agreement or the transactions contemplated by this Agreement without the prior written consent of Buyer, on the one hand, and the Equityholder Representative, on the other hand, and the parties to this Agreement shall cooperate as to the timing and contents of any such press release or public announcement, except as such press release or announcement may be otherwise required by Laws or the rules and regulations of the national stock exchange or trading market on which the Buyer’s securities are listed.

Section 5.4 Notice of Events. From the date hereof until the Closing, the Company Entities shall promptly notify Buyer in writing of: (a) any fact, circumstance, event or action, the existence, occurrence or taking of which: (i) has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (ii) has resulted in, or would reasonably be expected to result in, any representation or warranty made by any Company Entity hereunder being not true and correct as at the Closing Date in any material respect; or (iii) has resulted in, or would reasonably be expected to result in, the failure of any of the conditions precedent set forth in Section 6.2 to be satisfied in any material respect; (b) any written notice from any Person alleging that the consent of such Person is required in connection with the transactions contemplated by this Agreement; (c) any written notice from any Governmental Authority in connection with the transactions contemplated by this Agreement; and (d) the commencement of any Action relating to or involving, or otherwise affecting the transactions contemplated by this Agreement.

Section 5.5 [Reserved].

Section 5.6 Resignations. Immediately prior to the Closing, the Company Entities shall deliver to Buyer written resignations, effective as of the Closing, of any manager or officer of the Company Entities listed on Schedule 5.6 hereof.

Section 5.7 Access to Information. Following the Closing, the Company Entities shall retain the Books and Records with respect to periods prior to the Closing for a period of at least seven (7) years, unless a longer period is required by applicable Law, Order or the R&W Policy. The Company Entities shall allow the Members reasonable access to such Books and Records (including the right to make photocopies), at reasonable times and upon reasonable notice, to the extent reasonably required for legitimate business reasons consistent with the terms of this Agreement, including the preparation of Returns, to facilitate the resolution of any claims made against or incurred by Members, or review of the Closing Statement, including the items and calculations contained therein.

Section 5.8 R&W Policy. Without the written consent of the Equityholder Representative (which consent shall not be unreasonably withheld, conditioned or delayed), Buyer shall not agree to any modification in the terms of the R&W Policy from the terms set forth in Exhibit 5.8, where such modifications adversely impact the interests of the Members. Buyer shall deliver a copy of any amendment to the R&W Policy to the Equityholder Representative within five (5) Business Days of its execution, but in no event later than the Closing. The R&W Policy shall include an irrevocable, unconditional waiver of such insurer’s subrogation rights against the Members, except for losses to the extent arising from Fraud, intentional breach or willful misconduct (per the R&W Policy), and shall have a limit of not less than $100,000,000 in the aggregate and a retention of $7,800,000 (the “Retention”), which limits and Retention shall include defense costs (per the R&W Policy). The cost of the R&W Policy and any fees and costs associated therewith shall be borne solely by Buyer.

Section 5.9 WARN Act. The Company Entities shall refrain from causing any of its employees to suffer an “employment loss” as defined in the WARN Act; provided, however, that any such “employment loss” resulting from actions taken by the Company Entities with the consent or at the request of Buyer shall not constitute a breach of this covenant. The Buyer shall be responsible for any Liability associated with any plant closing or mass layoff in connection with any actions commenced by the Company Entities with Buyer’s consent or at Buyer’s request after the Closing under the WARN Act.

Section 5.10 Member Release.

(a) Effective upon the Closing, each Member, on behalf of itself and each of its executors, heirs, administrators, predecessors, successors and assigns (collectively, the “Releasing Parties”): (i) agrees that Buyer and its Affiliates (which, for the avoidance of doubt, include the Company Entities) and each of their respective officers, directors, employees, members, managers, successors and assigns (collectively, the “Released Parties”) shall not have any Liability, obligation or responsibility to any of the Releasing Parties of any kind or nature whatsoever based upon any facts, circumstances, or matters occurring at or prior to the Closing Date, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown; and (ii) hereby irrevocably and unconditionally releases, waives and discharges each of the Released Parties from any and all responsibilities, Liabilities and debts to any of the Releasing Parties of any kind or nature whatsoever based upon any facts, circumstances or matters occurring at or prior to the Closing Date, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, with the exception of, in each case, with respect to the applicable Released Party any obligations, Liabilities or any other matter arising out of or relating to this Agreement or any of the other Ancillary Agreements (the “Released Claims”).

(b) Effective as of the Closing Date, each Member, jointly and severally, for itself and each of its Releasing Parties, irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, distributing or causing to be commenced, any Action of any kind against any Released Party, based on any Released Claim. This Agreement is intended to be effective as a general release of and bar to all claims as stated herein. Accordingly, the Releasing Parties specifically waive all rights under California Civil Code Section 1542, which states, “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” Each Member, on behalf of each Releasing Party, acknowledges that such Member may later discover claims or facts in addition to or different from those which he or she now knows or believes to exist with regards to the subject matter of this Agreement, and which, if known or suspected at the time of executing this Agreement, may have materially affected its terms. Nevertheless, each Member, on behalf of each Releasing Party, waives any and all Actions that might arise as a result of such different or additional claims or facts.

Section 5.11 HSR Approval.

(a) Each of the Company Entities and Buyer have, prior to the date hereof, filed with the United States Federal Trade Commission and the United States Department of Justice, the notification and report form, pursuant to the HSR Act, required for the transactions contemplated by this Agreement. The parties have determined that no other filings are required to comply with any Other Antitrust Regulations.

(b) Each of the Company Entities and Buyer shall furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act and any Other Antitrust Regulations. Buyer shall be responsible for all filing fees payable in connection with the applicable filings.

(c) The Company Entities and Buyer shall: (i) use reasonable best efforts to promptly cause the termination or expiration of the waiting periods under the HSR Act and obtain any clearance required under the HSR Act and any Other Antitrust Regulations for the consummation of this Agreement and the transactions contemplated by this Agreement; (ii) keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from any Governmental Authority; and (iii) comply promptly with any such inquiry or request and supply to any Governmental Authority without undue delay any such additional information requested.

(d) Notwithstanding anything herein to the contrary in the Agreement and subject to consulting with and considering in good faith the views of the Company Entities, Buyer shall control the strategy for obtaining resolution of any issues arising under the HSR Act and any Other Antitrust Regulations and Buyer shall take the lead in all meetings and communications with any Governmental Authority in connection with obtaining resolution of any issues arising under the HSR Act and any Other Antitrust Regulations. The Company

Entities and Buyer shall permit the other party to review and discuss in advance any analyses, presentations, memoranda, briefs, written arguments, opinions, written proposals or other materials to be submitted by it to the Governmental Authorities under the HSR Act, or Other Antitrust Regulations. The Company Entities and Buyer shall permit the other party to participate in any communications with any Governmental Authority regarding issues arising under the HSR Act and any Other Antitrust Regulations. Neither the Company Entities nor Buyer shall participate in any meeting or discussion with any Governmental Authority regarding issues arising under the HSR Act or any Other Antitrust Regulations without giving the other party prior notice of the meeting or discussion, and to the extent permitted by the relevant Governmental Authority, the opportunity to attend and participate in such meeting or discussion (which, at the request of either party, shall be limited to outside counsel only). The Company Entities and Buyer shall promptly notify the other party of any communication it receives from any Governmental Authority regarding issues arising under the HSR Act and any Other Antitrust Regulations and shall provide copies thereof to the other party.

(e) Buyer agrees to use commercially reasonable efforts to avoid or eliminate each and every impediment under the HSR Act or any Other Antitrust Regulations that may be asserted by any Governmental Authority or any other Person with respect to the transaction contemplated by this Agreement so as to enable the parties hereof to expeditiously close the transactions contemplated hereby, including providing information, proposing, negotiating, committing to and/or effecting, by consent decree, hold separate orders, or otherwise, the sale, divestiture or disposition of, or holding separate (through the establishment of a trust or otherwise) such of its assets, properties or businesses or that of Company Entities as are required to be divested, or such reasonable undertakings and commitments as may be requested by any Governmental Authority, in order to avoid the entry of, or to effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the transactions contemplated hereby or that would make the consummation of the acquisition of the Company Entities in accordance with the terms of this Agreement unlawful; provided that any such action may be conditioned upon the Closing and in addition, Buyer shall defend through litigation on the merits any claim asserted in court by any Person in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would restrain or prevent the Closing

Section 5.12 Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws to consummate the transactions contemplated by this Agreement in accordance with the terms hereof.

Section 5.13 No Shopping. From the date of this Agreement through the Closing or the earlier termination of this Agreement as provided in Article IX hereof, none of the Members, or Company Entities shall, directly or indirectly through any officer, shareholder, director, manager, member, employee, agent, Affiliate or otherwise, enter into any agreement, agreement in principle or other commitment relating to any business combination with, recapitalization of, or acquisition or purchase of all or a significant portion of any Company Entity’s properties and assets, or any equity interest in the Company Entities or relating to any other similar transaction

(a “Competing Transaction”), or solicit, initiate or encourage the submission of any proposal or offer from any Person relating to any Competing Transaction, or participate in any discussions or negotiations regarding, or furnish to any other Person any information with respect to, or otherwise assist or participate in, any effort or attempt by any other Person to effect a Competing Transaction.

Section 5.14 Buyer Financing. Notwithstanding anything contained in this Agreement to the contrary, Buyer expressly acknowledges and agrees that Buyer’s obligations hereunder are not conditioned in any manner upon obtaining any debt or equity financing.

Section 5.15 Confidentiality. Each Member agrees to treat and hold as confidential all of the Confidential Information and refrain from using any of the Confidential Information except in connection with this Agreement (or the enforcement thereof); provided, however, that the obligations under this Section 5.15 as they relate to Confidential Information that is a trade secret under applicable Law shall apply as long as the Confidential Information remains a trade secret under applicable Law. If a Member is requested or required to disclose any Confidential Information, then such Person shall notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 5.15, and if, in the absence of a protective order or the receipt of a waiver hereunder, they are required to disclose any Confidential Information by applicable Law, then they may disclose the Confidential Information to the extent required by such applicable Law. Notwithstanding this Section 5.15, each Member may disclose Confidential Information to its Representatives; provided that such Representatives agree to treat such Confidential Information confidential on the same basis as set forth in this Section 5.15.

Section 5.16 Affiliate Arrangements. Except as set forth on Schedule 5.16, on or before the Closing Date, the Company Entities shall fully and finally terminate, or cause to be fully or finally terminated, all Affiliate Arrangements without any liability on the part of any Company Entity from and after the Closing and take such action as may be necessary to cause the parties thereto to release and waive any and all claims that any of them may have thereunder as of the Closing.

Section 5.17 Non-Competition; Non-Solicitation; Non-Disparagement.

(a) Each Member hereby acknowledges that such Person is familiar with and has had access to the Company Entities’ trade secrets and other Confidential Information and has contributed to the development of goodwill being acquired by Buyer in connection with the transactions contemplated hereby. Each Member acknowledges and agrees that the Company Entities and Buyer would be irreparably damaged if such Member were to provide services to or otherwise participate in the business of any Person competing with the Company Entities in a similar business and that any such competition by such Member would result in a significant loss of the Company’s goodwill being acquired by Buyer in connection with the transactions contemplated hereby. Each Member further acknowledges and agrees that the covenants and agreements set forth in this Section 5.17 were a material inducement to Buyer to enter into this Agreement and to perform its obligations hereunder, and that neither Buyer nor any of its Affiliates would obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the parties hereto if such Member breached the provisions of this Section 5.17.

Therefore, each Member agrees, in further consideration of the amounts to be paid for the Membership Units and the goodwill of the Company Entities, that from the Closing Date until the five (5)-year anniversary of the Closing Date (the “Restricted Period”), such Member shall not (and such Member shall cause his, her or its Affiliates not to), directly or indirectly through one or more of his, her or its Affiliates, another Person or otherwise, engage in, participate in or otherwise assist (whether as an owner, officer, partner, principal, joint venturer, stockholder, director, member, manager, investor, lender, employee, agent, independent contractor, consultant or otherwise) any Competing Business anywhere in the Restricted Territory; provided that nothing herein shall prohibit such Member or any of his, her or its Affiliates from being a passive owner of not more than one percent (1%) of the outstanding stock of any class of a corporation which is publicly traded so long as none of such Persons has any active participation in the business of such corporation; and nothing herein shall prohibit Todd Ehrler, Todd Ehrler DDS, MS, Inc., Ehrler Family Trust, from owning and operating the business of Orchestrate Orthodontic Technologies, Inc. as currently conducted on the date hereof (including in scope and geography) in the ordinary course of its business, or any of Todd Ehrler, Todd Ehrler DDS, MS, Inc., Ehrler Family Trust or Orchestrate Orthodontic Technologies, Inc. from the operation of a business that sells 3D printers, or provides orthodontic treatment planning software or services, or software development services in each case, as currently conducted on the date hereof (including in scope and geography) by such party in the ordinary course of business. Each Member acknowledges that the Business has been conducted throughout the Restricted Territory and that the geographic restrictions set forth above are reasonable and necessary to protect the goodwill of the Business being sold by such Member pursuant to this Agreement.

(b) Each Member agrees that during the Restricted Period, he, she or it shall not (and such Member shall cause his, her or its Affiliates not to), directly or indirectly through one or more of his, her or its Affiliates, another Person or otherwise, (i) induce or attempt to induce any employee, consultant or independent contractor of the Company Entities to leave the employ or engagement of the Company Entities, or in any way interfere with the relationship between the Company Entities and any employees, consultant or independent contractor thereof, (ii) hire or engage any person who was an employee, consultant or independent contractor of any Company Entity at any time during the twelve (12) month period immediately prior to the date on which such hiring or engagement would take place, or (iii) other than on behalf of the Company Entities, solicit for business of the type conducted by the Company Entities, or provide services of the type provided by the Company Entities to, any customer, manufacturer, supplier, distributor, sales representative, broker, licensee, licensor or other business relation of the Company Entities or any of its or their successors or assigns (including any Person that was a customer, manufacturer, supplier, distributor, sales representative, broker, licensee, licensor or other business relation of the Company Entities or any of its or their successors or assigns at any time during the twelve (12) month period immediately prior to such solicitation or service), or induce or attempt to induce such Person to cease doing business with the Company Entities or any of its or their successors or assigns, or in any way interfere with the relationship between any such customer, manufacturer, supplier, distributor, sales representative, broker, licensee, licensor or other business relation and the Company Entities or any of its or their successors or assigns (including making any negative statements or communications about the Company Entities or any of its or their successors or assigns).

(c) Each Member agrees that he, she or it shall not, and such Member shall cause his, her or its Affiliates not to, make any oral or written statement that disparages, criticizes or places Buyer, the Company Entities or any of their respective Affiliates, or their businesses, their management, officers, directors, employees, agents or their products or services, in a negative light; provided, however, that nothing in this Agreement shall prohibit any Member from making truthful statements or disclosures to any Governmental Authority, in response to a subpoena or other legal process, in any litigation relating to this Agreement, or as otherwise required or protected by applicable Law.

Section 5.18 Enforcement.

(a) If, at the time of enforcement of the covenants contained in Section 5.17 (collectively, the “Restrictive Covenants”), a court of shall hold that the duration, scope or the Restricted Territory stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by Law. Each Member has consulted with legal counsel regarding the Restrictive Covenants and has determined and hereby acknowledges that the Restrictive Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Business and the substantial investment made by Buyer hereunder. Each Member further acknowledges and agrees that the Restrictive Covenants are being entered into by such Member in connection with the sale by such Member of the goodwill of the Business and the sale by such Member of the Membership Units pursuant to this Agreement, and not directly or indirectly in connection with such Member’s employment or other relationship with the Company.

(b) The parties hereto agree that irreparable injury for which monetary damages, even if available, would not be an adequate remedy could occur if any Member or any of his, her or its Affiliates breaches, or threatens to commit a breach of, any of the Restrictive Covenants. Accordingly, Buyer and the Company shall be entitled to seek an injunction, specific performance and other equitable relief, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Buyer, the Company or any of their respective Affiliates at law or in equity.

(c) In the event of any breach or violation by any Member or any of his, her or its Affiliates of any of the Restrictive Covenants, the time period of such covenant shall be tolled until such breach or violation is resolved.

Section 5.19 Release of Gunsagar Escrow Amount. The Escrow Agreement shall specify that the Gunsagar Escrow Amount shall be released in accordance with the following:

(a) If the Company Equityholders are required to pay any amounts to Buyer under Section 2.5(e), 2% of such amount will be paid out of the Gunsagar Escrow Amount to the Equityholder Representative, and such amount shall be treated in the same manner as the other funds in the Equityholder Representative Expense Amount, to be utilized for the benefit of the Company Equityholders and to be distributed in accordance with Section 10.1.

(b) If the Company Equityholders are required to pay any amounts to Buyer pursuant to Article VIII, 2% of such amount will be paid out of the Gunsagar Escrow Amount to the Equityholder Representative, and such amount shall be treated in the same manner as the other funds in the Equityholder Representative Expense Amount, to be utilized for the benefit of the Company Equityholders and to be distributed in accordance with Section 10.1.

(c) Upon the fifty-three (53) week anniversary of the Closing Date, the amount remaining in the Gunsagar Escrow Amount shall be paid to Neeraj Gunsagar, by wire transfer of immediately available funds, if he has satisfied the terms of Section 2(b)(v) of his Unit Award Agreement dated July 1, 2019. If Neeraj Gunsagar has not satisfied such terms, the Gunsagar Escrow Amount shall be paid to the Equityholder Representative, by wire transfer of immediately available funds, to be treated as an increase to the Equityholder Representative Expense Amount in accordance with Section 10.1.

Section 5.20 Amendment to Australia Distribution Agreement. The Company has executed prior to or concurrently with this Agreement, an amendment (the “Australia Distribution Agreement Amendment”) to the Distribution Partner Agreement, dated April 8, 2020, between byte Aus Pty Limited (the “Australia Distributor”) and the Company (the “Australia Distribution Agreement”), pursuant to which the rights of the Australia Distributor, under Section 9 of the Australia Distribution Agreement, to participate in the transactions contemplated by this Agreement will be waived and any right to participate in the transactions contemplated by this Agreement or any other Sale Transaction shall be terminated pursuant to the terms Australia Distribution Agreement Amendment. Pursuant to the Australia Distribution Agreement Amendment, in exchange for the waiver by the Australia Distributor, the Australia Distributor will receive an amount in cash equal to the Distribution Sale Payment (as defined in the Australia Distribution Agreement Amendment) from the Company in accordance with Section 2.4(b)(ii) (the “Australia Distribution Payment”).

Section 5.21 PPP Escrow Account; Release of PPP Escrow Amount. The PPP Escrow Agreement shall specify that the PPP Escrow Amount shall be held in accordance with SBA Procedural Notice Number 5000-20057, effective October 2, 2020, and shall specify that the PPP Escrow Amount shall be released in accordance with the terms of the PPP Escrow Agreement.

Section 5.22 AUP Report; Audited Financial Statement. Prior to December 31, 2020, Equityholder Representative (on behalf of the Members) will or will cause the (i) delivery of the AUP Report to Buyer and (ii) the amended and restated engagement letter by and between Armanino LLP (the “Company Auditor”) and the Company, dated as of December 29, 2020, to provide that the Company Auditor will provide to Buyer, as promptly as practicable, the audited consolidated balance sheets and related statements of operations, members’ equity and cash flows of the Company Entities, as of and for the fiscal year ended December 31, 2020 with a consolidating schedule of such balance sheets and related statements of operations as an attachment thereto.

ARTICLE VI

CLOSING CONDITIONS

Section 6.1 Closing Conditions and Deliverables of the Company Entities, Members and Buyer. The obligations of each Company Entity, the Members, the Equityholder Representative and Buyer to complete the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver, to the extent not prohibited by applicable Law) in full of, or compliance with, at or before the Closing Date, each of the following conditions:

(a) No Law or Order shall have been promulgated, entered, enforced, enacted or issued or shall be deemed to be applicable to the transactions contemplated by this Agreement by any Governmental Authority (whether temporary, preliminary or permanent) which prohibits, restrains or makes illegal the consummation of the transactions contemplated by this Agreement and shall continue in effect.

(b) The waiting period under the HSR Act shall have expired or been terminated.

Section 6.2 Closing Conditions and Deliverables to be Made by the Equityholder Representative and Company Entities. The obligations of Buyer to complete the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver, to the extent not prohibited by applicable Law) in full of, or compliance with, at or before the Closing Date, each of the following additional conditions:

(a) The representations and warranties set forth in Section 3.1 and Article IV herein (other than the Fundamental Representations) shall be true and correct in all respects (without giving effect to any materiality or Material Adverse Effect qualifiers therein), as of the date of this Agreement and as of the Closing Date as though made on and as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except to the extent that any failures of such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect; provided that the Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date).

(b) Each of the Members, Company Entities and the Equityholder Representative shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date.

(c) At (or in case of the Tax Certificates and the Consideration Spreadsheet, no less than three (3) Business Days prior to) the Closing, the Equityholder Representative shall deliver, or cause to be delivered, the following to Buyer:

(i) the Consideration Spreadsheet;

(ii) the Tax Certificates;

(iii) each of the Ancillary Agreements to which a Member or a Company Entity is a party, duly executed by such Company Entity or Member, as applicable;

(iv) a certificate, dated as of the Closing Date, from the Equityholder Representative and from a duly authorized officer or member of the Company certifying to the satisfaction of the conditions described in Section 6.2(a) and Section 6.2(b), respectively;

(v) certificates dated within ten (10) days of the Closing Date from the appropriate office of the jurisdiction of organization of the Company Entities certifying that each of the Company Entities is validly existing and in good standing in their respective jurisdiction;

(vi) a certificate, dated as of the Closing Date from a duly authorized officer or member of the Company certifying: (1) that attached thereto are true and complete copies of all necessary documents of the Company, that authorize and approve the execution, delivery and performance of this Agreement and the other documents related hereto and the consummation of the transactions contemplated hereby and thereby, and that all authorizing resolutions are in full force and effect and all the resolutions adopted in connection with the transactions contemplated hereby and thereby are in full force and effect; (2) the names and signatures of the officers or members of the Company authorized to sign this Agreement, any Ancillary Agreements and the other documents related hereto and the other documents to be delivered hereunder and thereunder; and (3) attached thereto are true and complete copies of the Company Entities’ Organizational Documents, as amended and/or restated and in effect as of immediately prior to execution of this Agreement and the Closing;

(vii) the resignation letters required by Section 5.6; and

(viii) duly executed Payoff Letters (a substantially final draft of which shall be provided to Buyer no less than five (5) Business Days prior to the anticipated Closing Date), together with all documents necessary to evidence the release of all Liens relating to the outstanding Loan Indebtedness, including UCC-3 terminations or authorizations for Buyer to file such terminations.

(d) Each of the Warrant Cancellation and Joinder Agreements and Option Cancellation and Joinder Agreements executed concurrently within this Agreement shall be in full force and effect and shall not have been revoked, rescinded or otherwise repudiated by the respective signatories thereto.

(e) The Australia Distribution Agreement Amendment shall be in full force and effect and shall not have been revoked, rescinded or otherwise repudiated by the respective signatories thereto.

(f) Each Company Entity shall have provided evidence of termination of the Affiliate Arrangements set forth on Schedule 5.15 in form and substance reasonably acceptable to Buyer.

(g) The Members shall have delivered duly executed instruments of transfer, and for each of such Members that has a spouse, a spousal consent, and any other documents necessary to transfer title to the Membership Units to the Buyer (in each case, in form and substance reasonably acceptable to Buyer); provided that such instruments of transfer shall represent, in the aggregate, all (100%) of the issued and outstanding Membership Units of the Company.

Section 6.3 Closing Conditions and Deliverables to be Made by Buyer. The obligations of the Members and the Company Entities to complete the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver, to the extent not prohibited by applicable Law) in full of, or compliance with, at or before the Closing Date, each of the following additional conditions:

(a) The representations and warranties set forth in Section 3.2 herein (other than the Buyer Fundamental Representations) shall be true and correct in all respects (without giving effect to any materiality or Material Adverse Effect qualifiers therein), as of the date of this Agreement and as of the Closing Date as though made on and as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except to the extent that any failures of such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect; provided that the Buyer Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date).

(b) Buyer shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date.

(c) At the Closing, Buyer shall deliver, or cause to be delivered, the following to the Equityholder Representative and the Company Entities, as applicable:

(i) a certificate, dated as of the Closing Date, from Buyer certifying to satisfaction of the conditions described in Section 6.3(a) and Section 6.3(b);

(ii) each of the Ancillary Agreements to which Buyer is a party, duly executed by Buyer; and

(iii) the Purchase Price having been paid in accordance with Section 2.4(b).

(d) A binding commitment regarding the issuance of the R&W Policy shall have been executed and effective as of the date of this Agreement and shall continue to be in effect as of the Closing Date.

Section 6.4 Frustration of Closing Conditions. No party hereto may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s breach, including such party’s failure to use the efforts to cause the Closing to occur required by this Agreement and to consummate the transactions contemplated hereby as expeditiously as practicable.

ARTICLE VII

TAX MATTERS

Section 7.1 Tax Returns.

(a) The Equityholder Representative shall timely prepare or cause to be prepared all partnership Income Tax Returns required to be filed by the Company for all Tax periods ending on or before the Closing Date with an initial due date after the Closing Date. Each such Return shall be prepared in a manner consistent with prior practice of the Company, except as otherwise required by applicable Law. The Equityholder Representative shall provide Buyer with drafts of all such Returns no later than thirty (30) days before the due date for filing such Returns for Buyer’s review and comment, and Equityholder Representative shall consider in good faith any reasonable comments to such Returns that are received from Buyer no later than fifteen (15) days before the due date for filing such Returns.

(b) Buyer shall cause the Company Entities to timely prepare or cause to be prepared, all other Returns of the Company Entities that are not described in Section 7.1(a) that relate to a Tax period beginning prior to the Closing Date with an initial due date after the Closing Date, including all such Returns required to be filed by any Company Entity for a Straddle Period. Buyer shall provide the Equityholder Representative with drafts of all such Returns no later than thirty (30) days before the due date for filing such Returns for the Equityholder Representative’s review and comment, and Buyer shall consider in good faith any reasonable comments to such Returns that are received from the Equityholder Representative no later than fifteen (15) days before the due date for filing such Returns the Members shall pay to Buyer an amount equal to the Taxes reflected as due on any such Return that are attributable to the Pre-Closing Tax Period in accordance with Section 7.2 (but only to the extent that such amount is in excess of the liability for such Taxes reflected in the Final Closing Net Working Capital) no later than three (3) Business Days before the due date of such Return.

Section 7.2 Straddle Periods. All Taxes imposed with respect to the income, property or operations of the Company Entities for any Straddle Period, shall be apportioned between the portion of the Straddle Period ending as of the end of the Closing Date and the portion of the Straddle Period beginning as of the day after the Closing Date as follows: (i) Taxes, other than those referred to in clause (ii) below, for a Straddle Period shall be apportioned by means of a closing of the books of the Company Entities as of the end of the Closing Date and (ii) property Taxes and ad valorem Taxes for a Straddle Period shall be apportioned between the portion of such Straddle Period ending as of the end of the Closing Date and the portion of the Straddle Period beginning as of the beginning of the day after the Closing Date in proportion to the number of days in each such portion of the Straddle Period. Buyer and the Members shall, to the extent permitted by applicable Law, elect with the relevant Taxing Authority to treat for all applicable Tax purposes the Closing Date as the last day of a taxable period of the Company Entity.

Section 7.3 Transfer Taxes. All transfer, real property transfer, indirect transfer, documentary, sales, use, stamp, registration, value added and other such similar Taxes and fees (including any penalties and interest and excluding, for the avoidance of doubt, all Income Taxes) incurred in connection with the purchase of the Company Equity Interests pursuant to this Agreement (collectively, “Transfer Taxes”) shall be borne and paid fifty percent (50%) by the Members on the one hand, and fifty percent (50%) by Buyer, on the other hand. The party responsible under applicable Law for filing the Return reporting any such Transfer Taxes shall prepare and timely file such Returns and the parties hereto shall cooperate in connection with the preparation and filing of such Returns.

Section 7.4 Controversies.

(a) In the event of any proposed Tax audit, assessment, examination, claim or other Tax controversy or proceeding that relates to U.S. federal (and applicable state, local and foreign) partnership Income Tax Returns of the Company (each such audit, assessment, examination, claim or other Tax controversy or proceeding, a “Partnership Tax Proceeding”), Buyer shall, or shall cause the Company to, promptly notify the Equityholder Representative of such Partnership Tax Proceeding. Such notice shall be accompanied by copies of any notice or other documents received from any Taxing Authority with respect to such Partnership Tax Proceeding. The Equityholder Representative shall control, at the cost of the Members, each Partnership Tax Proceeding; provided that Buyer shall have the right, at its sole cost and expense, to participate in such Partnership Tax Proceeding (which right shall include the right to receive copies of all material documents furnished to or received by Equityholder Representative or the Company’s partnership representative (or the designated individual) or similar representative in connection with the Partnership Tax Proceeding, the right to be involved in oral communications, where practical, between the Equityholder Representative (or the Company’s partnership representative (or the designated individual) or similar representative) and any Taxing Authority, the right to be consulted about significant decisions made on behalf of the Company regarding the conduct of the Partnership Tax Proceeding to the extent such decisions is reasonably likely to impact Buyer or any of its Affiliates (including any Company Entity), and the right to provide input to Equityholder Representative regarding all such significant decisions). To the extent that any such Partnership Tax Proceeding is reasonably likely to adversely impact Buyer or any of its Affiliates (including any Company Entity), the Equityholder Representative shall not settle any such Partnership Tax Proceeding without the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed).

(b) Following the Closing, Buyer shall control all other audits, assessments, examinations, claims or other Tax controversies or proceedings relating to any Company Entity that is not a Partnership Tax Proceeding; provided that, to the extent such audit, assessment, examination, claim or Tax controversy or proceeding could give rise to an indemnification payment pursuant to Section 7.6 (a “Specified Tax Proceeding”), Buyer shall (i) promptly notify the Equityholder Representative of such Specified Tax Proceeding (provided that Buyer’s failure to give such notice shall not affect the Members’ indemnification obligations under this Agreement except to the extent that the Members are materially adversely prejudiced as a result of such failure) and (ii) provide the Equityholder Representative with the right, at the Equityholder Representative’s sole cost and expense, to participate in such Specified Tax Proceeding (which right shall include the right to receive copies of all material documents furnished to or received by Buyer or any of its Affiliates in connection with the Specified Tax Proceeding, the right to be involved in oral communications, where practical, between the Buyer or its Affiliates and any Taxing Authority, the right to be consulted about significant decisions made regarding the conduct of the Specified Tax Proceeding to the extent such decisions is reasonably likely to impact the Members and the right to provide input to the Buyer regarding all such significant decisions or proposed settlements, except, in each case, where the proposed settlement of such Specified Tax Proceeding does not exceed $75,000).

Section 7.5 Tax Certificates. No less than three (3) Business Days prior to the Closing Date, the Equityholder Representative shall deliver to Buyer duly executed IRS Forms W-9 from each Member (the “Tax Certificates”).

Section 7.6 Tax Indemnification. The Members shall severally and not jointly, hold harmless Buyer and its Affiliates (including the Company Entities following the Closing) from and against, all Taxes imposed on any Company Entity that are attributable to a Pre-Closing Tax Period, except to the extent such Taxes were reflected as a liability in the calculation of the Final Closing Net Working Capital; provided that, to the extent any retention amount under the R&W Policy has been satisfied, Buyer agrees to first seek recovery from the R&W Policy, and thereafter the remaining losses shall be paid by Members.

Section 7.7 Tax Treatment; Allocation.

(a) For U.S. federal Income Tax purposes, parties agree to treat the purchase and sale of the Membership Units as (i) with respect to the applicable Member, a sale of partnership interests by such Member to Buyer and (ii) with respect to Buyer, a purchase of all of the Company’s assets and the assumption of the Company’s liabilities, in each case in accordance with Situation 2 of Revenue Ruling 99-6, 1999-1 C.B. 432.

(b) The Buyer shall deliver a proposed allocation of the Final Purchase Price (together with any other amounts treated as consideration for U.S. federal Income Tax purposes) among the assets treated as acquired by the Buyer for U.S. federal Income Tax purposes to the Equityholder Representative not later than one-hundred twenty (120) days after the Closing Date (“Buyer’s Allocation”). If the Equityholder Representative disagrees with Buyer’s Allocation, the Equityholder Representative may, within thirty (30) days after receipt of Buyer’s Allocation, deliver a notice (the “Members’ Allocation Notice”) to Buyer to such effect, specifying those items as to which the Equityholder Representative disagrees and setting forth the Equityholder Representative’s proposed allocation. Buyer and the Equityholder Representative shall, during the twenty (20) days following such delivery, use commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine the allocation of the Final Purchase Price (and other relevant amounts). If Buyer and the Equityholder Representative are unable to reach such agreement following timely delivery of Members’ Allocation Notice, the dispute shall be submitted to the Neutral Auditors consistent with Section 2.5(d). To the extent that the Equityholder Representative fails to timely deliver a Members’ Allocation Notice or Buyer and the Equityholder Representative have resolved all disagreements with respect to

Buyer’s Allocation following a timely delivery of a Members’ Allocation Notice, none of Buyer or any Member shall (and shall cause their respective Affiliates not to) take any position inconsistent with Buyer’s Allocation or such other agreed allocation, respectively, on any Return or in any Tax audit or proceeding, in each case, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or foreign Law).

Section 7.8 Amended Returns and Retroactive Elections. Unless otherwise required by Law, Buyer shall not, and shall not cause or permit the Company to, (i) amend any Returns filed with respect to any tax year ending on or before the Closing Date or with respect to any Straddle Period or (ii) make any Tax election that has retroactive effect to any such year or to any Straddle Period, in each such case without the prior written consent of the Equityholder Representative.

Section 7.9 Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Article VII shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 7.10 Partnership Audit Rules. With respect to any Tax period ending on or prior to the Closing Date for which Sections 6221 through 6241 of the Code apply to the Company unless otherwise agreed in writing by Buyer and, notwithstanding anything herein to the contrary, the Equityholder Representative and the Members shall (i) cause the Company to make the election under Section 6226(a) of the Code with respect to the alternative to payment of imputed underpayment by the Company and (ii) take any other action such as filings, disclosures and notifications necessary to effectuate such election.

Section 7.11 Tax Sharing Agreements. All Tax Sharing Agreements between any of the Members, on the one hand, and any of the Company Entities, on the other hand, shall be terminated as of the Closing Date and, after the Closing Date, none of Company Entities shall be bound thereby or have any liability thereunder.

Section 7.12 Cooperation. The Buyer and the Equityholder Representative shall provide each other with such information and records as may reasonably be requested by the Buyer or Equityholder Representative, as applicable, in connection with the preparation of any Return or the conduct of any audit or other proceedings or matters relating to Taxes payable with respect to any of the Companies Entities.

Section 7.13 Conflicts. In the event of any conflict between the provisions of this Article VII and Article VIII in a matter involving Taxes, this Article VII shall govern.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Indemnification by Buyer. From and after the Closing, Buyer shall indemnify and hold harmless the Members, and each of their respective Representatives, heirs, successors and assigns (collectively, the “Member Indemnified Parties”) from and against any and all Losses incurred or suffered by, or asserted against, any of the Member Indemnified Parties in connection with or arising from:

(a) any breach or failure to perform or observe any covenant or agreement contained in this Agreement to be performed by Buyer; and

(b) any inaccuracy in, or breach of, any representations and warranties made by Buyer contained in Section 3.2.

To the extent permitted by applicable Law, any payment made pursuant to this Section 8.1 shall be treated by the Members and Buyer as an adjustment to the Purchase Price (or Final Purchase Price, if applicable), and, to the extent permitted by applicable Law, the Equityholder Representative and Buyer agree not to take any position inconsistent therewith for any purpose.

Section 8.2 Indemnification by the Members.

(a) From and after the Closing, the Members (whose liability shall be several in accordance with their respective Indemnifiable Portions and not joint among them) shall, subject to the limitations and qualifications set forth below, indemnify and hold harmless Buyer and its Affiliates, and each of the partners, members, managers, directors, officers, employees, Representatives, heirs, successors and assigns of any of the foregoing (collectively, the “Buyer Indemnified Parties”) from and against any and all Losses incurred or suffered by, or asserted against, any of the Buyer Indemnified Parties in connection with or arising from:

(i) any breach or failure to perform or observe any covenant or agreement contained in this Agreement to be performed by a Member, Equityholder Representative or any Company Entity (whether prior to, on or after the Closing Date), as applicable;

(ii) any inaccuracy in, or breach of, any of the representations or warranties made by the Company Entities or the Members contained in Section 3.1 (Member Representations and Warranties), Section 4.1 (Company Organization; Authorization), Section 4.3 (Capitalization), Section 4.8 (Title to Assets; Tangible Assets) solely with respect to matters of title, Section 4.9 (Subsidiaries) or Section 4.22 (Brokers, Finders, Etc.) (collectively, the “Fundamental Representations”);

(iii) any inaccuracy in, or breach of, any of the representations or warranties contained in this Agreement other than the Fundamental Representations;

(iv) Closing Indebtedness not taken into account in calculating the Final Purchase Price; and

(v) Closing Transaction Expenses not accurately and completely set forth on the Consideration Spreadsheet.

(b) The parties agree that (i) there shall be no liability under this Article VIII for any Loss for claims pursuant to Section 8.2(a)(iii), unless the amount of such claims exceeds 50% of the Retention (the “Deductible”), following which the Buyer Indemnified Parties shall be entitled to indemnification with respect to all such Losses in excess of the Deductible; (ii) the aggregate liability under this Article VIII for all Losses for claims pursuant to Section 8.2(a)(iii) shall not exceed the Retention (the “General Cap”); (iii) the aggregate liability of a Member under Article VII and this Article VIII for Losses for claims pursuant to Section 8.2(a) shall not exceed the Indemnifiable Portion of the Closing Purchase Price allocated to such Member; and (iv) the liability of each Member with respect to any Losses shall be limited to such Person’s Indemnifiable Portion of the Loss; provided, however, the Members shall not be entitled to the benefit of the Deductible, the General Cap, or any of the other limitations set forth in clauses (i) through (iv) above with respect to any claims for indemnification for Losses or breaches involving, arising out of or resulting from Fraud or willful misconduct and no Member shall be responsible for any other Member’s Fraud or willful misconduct or, except as otherwise provided in Section 8.9 of this Agreement, the Fundamental Representations (or, for the avoidance of doubt, that arise under Section 7.6). For purposes of this Agreement, “Indemnifiable Portion” shall mean, with respect to any Member, a percentage equal to (a) the aggregate number of Membership Units owned by such Member as of immediately prior to the Closing, divided by (b) the aggregate number of Membership Units outstanding immediately prior to the Closing. To the extent permitted by applicable Law, any payment made pursuant to this Section 8.2 shall be treated by the parties as an adjustment to the Purchase Price (or Final Purchase Price, if applicable), and, to the extent permitted by applicable Law, the Equityholder Representative and Buyer agree not to take any position inconsistent therewith for any purpose.

Section 8.3 Third-Party Claims.

(a) If any Buyer Indemnified Party or Member Indemnified Party (each, an “Indemnified Party”) receives notice of the assertion by any third party of any claim or of the commencement by any such third party of any Action (any such claim or Action being referred to herein as a “Third-Party Claim”) with respect to which another party hereof (an “Indemnifying Party”) is or may be obligated to provide indemnification hereunder, the Indemnified Party shall promptly notify the Indemnifying Party in writing (the “Claim Notice”) of the Third-Party Claim; provided that the failure to provide such notice shall not relieve the obligation of the Indemnifying Party to provide indemnification hereunder, except to the extent the defense of such Third-Party Claim by the Indemnifying Party is actually and materially prejudiced by such failure.

(b) Except with respect to any Special Claim (as defined below), the Indemnifying Party shall have thirty (30) days after receipt of the Claim Notice (unless the claim or Action requires a response before the expiration of such thirty (30)-day period, in which case the Indemnifying Party shall have until the date that is ten (10) days before the required response date) to elect to undertake, conduct and control, through counsel reasonably acceptable to the Indemnified Party (provided that, during such thirty (30)-day or ten (10)-day period, prior to the Indemnifying Party making such election, the Indemnified Party may elect to be represented by counsel and any cost of such counsel shall not be considered Losses hereunder), and at the Indemnifying Party’s expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with the Indemnifying Party in connection therewith; provided that: (i) the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by the Indemnified Party (provided that the fees and expenses of such counsel shall not be borne by the Indemnifying Party unless: (x) the employment of such counsel has been specifically authorized in writing by the Indemnifying Party; (y) the Indemnified Party shall have been advised by counsel that the assumption of such defense by the Indemnifying Party would be inappropriate due to an actual or potential conflict of interest; or (z) the Indemnified Party shall have been advised by counsel that one or more defenses are available to the Indemnified Party that are not available to the Indemnifying Party (provided, that the Indemnifying Party shall not be liable for the fees and expenses of more than one firm or counsel for all Indemnified Parties, other than local counsel)); and (ii) the Indemnifying Party shall not pay, compromise or settle any Third-Party Claim without the Indemnified Party’s prior written consent (in the Indemnified Party’s sole discretion) unless the proposed payment, compromise or settlement: (A) involves solely the payment of money damages by the Indemnifying Party; (B) includes, as an unconditional term of such payment, compromise or settlement, an unconditional and irrevocable release by the Person(s) asserting such claim of the Indemnified Parties from any liabilities or obligations with respect to such claim; (C) does not impose any restriction on the Indemnified Parties or any injunctive or other equitable relief against the Indemnified Parties; and (D) does not include or require a finding or admission of any wrongdoing. So long as the Indemnifying Party continues to defend the Third-Party Claim in good faith, the Indemnified Party shall not pay, compromise or settle such claim without the Indemnifying Party’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed, and upon any such failure to so defend, the Indemnifying Party shall surrender control to the Indemnified Party upon request of the Indemnified Party. “Special Claim” shall mean any Third-Party Claim: (i) that relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation or involves an action brought by or on behalf of a Governmental Authority; (ii) in which the Indemnifying Party and the Indemnified Party have sufficiently differing or conflicting interests in the Third-Party Claim so as to make representation by counsel to the Indemnifying Party inappropriate in the circumstances; or (iii) in which the Third-Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party that the Indemnified Party reasonably determines, upon advice of outside counsel, cannot be separated from any related claim for money damages.

(c) If the Indemnifying Party does not within thirty (30) days after receipt of the Claim Notice (or before the date that is ten (10) days before the required response date, if the claim or Action requires a response before the expiration of such thirty (30) day period), provide to the Indemnified Party written notice that the Indemnifying Party elects to undertake the defense of the Third-Party Claim described in such Claim Notice, if the Third-Party Claim involves a Special Claim or if the Indemnifying Party has failed to defend the Third-Party Claim in good faith and the Indemnified Party has requested that the Indemnifying Party surrender control to the Indemnified Party, then the Indemnified Party shall have the right to contest, settle or compromise, through counsel of its own choosing, the Third-Party Claim at the expense of the Indemnifying Party; provided, further, that the Indemnifying Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim. Notwithstanding the foregoing, if an Indemnified Party demonstrates that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such third-party claim, but in such circumstance, the Indemnifying Party will not be bound by any compromise or settlement effected without its consent (which may not be unreasonably withheld, conditioned or delayed).

Section 8.4 Indemnification Notices, Claims and Payments. Any claim by an Indemnified Party for indemnification may be asserted by giving the Equityholder Representative (in the case of claims made by a Buyer Indemnified Party) or Buyer (in the case of claims made by a Member Indemnified Party) written notice thereof, setting forth, in reasonable detail, the basis for the indemnification claim and a good faith estimate of the amount of the potential Losses reasonably expected to be incurred with respect to the claim asserted and the basis for the Indemnified Party’s request for indemnification under this Agreement (an “Indemnification Notice”). No indemnification claim will be deemed to have been asserted until the Indemnified Party has been given an Indemnification Notice. After a final, non-appealable decision, judgment or award shall have been rendered by a Governmental Authority of competent jurisdiction, or a settlement shall have been consummated, in each case with respect to an indemnifiable claim hereunder, the Indemnifying Party shall promptly pay (or, if applicable, the Equityholder Representative and Buyer shall have the Escrow Agent pay, pursuant to this Agreement and the Escrow Agreement) all of such sums so due and owing to the Indemnified Party pursuant to such final, non-appealable decision, judgment, award or settlement by wire transfer of immediately available funds to an account or accounts designated by the Indemnified Party.

Section 8.5 Release of Escrow. The Escrow Agreement shall specify that the Indemnification Escrow Amount then remaining in escrow (if any) shall be released on the first (1st) Business Day following the Survival Expiration Date (1) to the Gunsagar Escrow Account in an amount equal to 2% of the Indemnification Escrow Amount then remaining in escrow, and (2) the remainder of such amount to the Equityholder Representative for the benefit of the Members; provided, however, that if any claim pursuant to this Article VIII shall have been properly asserted by any Indemnified Party in accordance with this Agreement on or prior to the Survival Expiration Date and remain pending on the Survival Expiration Date (any such claim, a “Pending Claim”), (i) the amount of the remaining Indemnification Escrow Amount released to the Equityholder Representative (on behalf of and for further payment to the Members in accordance with their Indemnifiable Portion in accordance with the Consideration Spreadsheet) shall be the Indemnification Escrow Amount then remaining in escrow, minus the aggregate amount of such Pending Claim and (ii) any funds that remain in escrow following the Survival Expiration Date in respect of any such Pending Claim shall be released to the Equityholder Representative (on behalf of and for further payment to the Members in accordance with their Indemnifiable Portion in accordance with the Consideration Spreadsheet) promptly upon resolution or (if applicable) satisfaction of such Pending Claim. In each case in which this Section 8.5 provides for the release of the Indemnification Escrow Amount then remaining in escrow, each of Buyer and Equityholder Representative shall promptly submit joint written instructions to the Escrow Agent instructing the Escrow Agent to distribute the Indemnification Escrow Amount then remaining in escrow in accordance with this Section 8.5 and the Escrow Agreement.

Section 8.6 Survival Period. The representations and warranties of the parties contained in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby subject to the limitations set forth in this Section 8.6. The covenants and agreements contained in this Agreement that are required to be performed after the Closing and indemnification obligations under Section 8.1 and Section 8.2 with respect to breaches of, or failures to perform, any such covenants or agreements contained in this Agreement shall survive the Closing until fully performed in accordance with their terms. The representations and warranties and indemnification obligations under Section 8.1 and Section 8.2 with respect to breaches of, or inaccuracies in, any representations or warranties set forth in Article III and Article IV shall survive the Closing: (a) until the date that is the sixth (6th) anniversary of the Closing Date with respect to the Fundamental Representations, the Buyer Fundamental Representations and the representations and warranties set forth in Section 4.18 (Taxes); and (b) until the date that is twelve (12) months after the Closing Date (the “Survival Expiration Date”) with respect to all other representations and warranties made in Section 3.1, Section 3.2 and Article IV. The indemnification obligations under Section 8.1 and Section 8.2 with respect to breaches of any covenant contained in this Agreement shall survive the Closing until the date that is twelve (12) months after the Closing Date; provided that, with respect to any covenant, which by its terms, provides for performance subsequent to such twelve- (12)-month period, the indemnification obligations with respect thereto shall survive until such covenant is performed. Notwithstanding anything to the contrary contained herein, if a Claim Notice or Indemnification Notice of any claim for indemnification hereunder has been delivered in accordance herewith prior to the expiration of the applicable period set forth above, then the applicable covenants, agreements, representations and warranties and indemnification obligations shall continue with respect to such claim until the final resolution and satisfaction of such claim in accordance with the provisions of this Article VIII, and the Indemnifying Party shall indemnify the Indemnified Party for all Losses incurred in respect of such claim (subject to any applicable limitations herein), regardless of when such Losses are incurred.

Section 8.7 Exclusive Remedy. Except with respect to: (a) claims for Losses involving, arising out of or resulting from Fraud or willful misconduct; (b) claims for specific performance, injunctive relief or other equitable relief; (c) claims for Losses under the R&W Policy; (d) claims in connection with matters covered by Section 2.5, Section 2.6, Article VII and Section 8.5 and (e) the rights under the Ancillary Agreements, from and after the Closing, claims for indemnification pursuant to this Article VIII and Section 7.6 shall be the sole and exclusive remedy for any claims or causes of action for money damages arising out of, based upon or resulting from the provisions of this Agreement and the transactions contemplated hereby and the parties waive to the fullest extent permitted by Law any and all such other claims or causes of action for money damages, whether sounding in contract, tort or otherwise, and whether asserted at law or in equity.

Section 8.8 Determination of Amount of Losses; Materiality. For purposes of determining the amount of Losses subject to an indemnification claim made pursuant to this Article VIII, the amount of such Losses shall be reduced by the amount of any insurance proceeds (net of any deductible or other costs or expenses of recovery, including any increases in premiums or retro-premiums) actually received pursuant to any insurance policy (other than any self-insurance or the R&W Policy) by the applicable Indemnified Party in respect of such Losses. For purposes of this Article VIII, any representation, warranty, covenant or agreement that is limited or qualified by “material,” “materiality,” “material respects,” “Material Adverse Effect,” or by any similar term, qualification or limitation based on materiality, the occurrence of a breach or inaccuracy of such representation, warranty, covenant or agreement, as the case may be, and the amount of Losses subject to indemnification hereunder shall in each case be determined as if “material,” “materiality,” “material respects,” or “Material Adverse Effect” or any similar term, qualification or limitation based on materiality were not contained therein.

Section 8.9 Certain Claims Under the R&W Policy. In the event of any Losses under Section 8.2(a)(ii) or Section 7.6 in excess of the Retention, any claim in respect of such Losses (a “Covered Claim”) shall be made by Buyer against the R&W Policy and Members and: (a) the Members shall pay to the Buyer Indemnified Parties the amount of the Retention; and (b) to the extent that such Losses exceed the Retention and would reasonably be expected to be covered by the R&W Policy, Buyer shall use commercially reasonable efforts to seek recovery under the R&W Policy; provided, however, that nothing herein shall require Buyer or any of its Affiliates to commence any lawsuit or arbitration proceeding against the insurance company to enforce the terms of the R&W Policy. If such claim is denied under the R&W Policy or if such claim exceeds the amount recovered under the R&W Policy, then the Members (whose liability shall be several in accordance with their respective Indemnifiable Portions and not joint among them) shall pay to the Buyer Indemnified Parties the amount of the Losses not recovered from the R&W Policy; provided that each Member shall not be required to pay more than its Indemnifiable Portion. In the event any amounts are recovered under the R&W Policy with respect to Losses related to a Covered Claim after such claim for indemnification is paid by the Company and/or the Members pursuant to this Article VIII, then the net amount of such recovery from the R&W Policy shall be applied first, to reimburse the applicable Buyer Indemnified Parties for their out-of-pocket expenses (including reasonable attorneys’ fees and expenses) expended in pursuing such recovery, second, to the applicable Buyer Indemnified Parties to the extent they have Losses in excess of any indemnification payment they have received from the Members, third, to refund to the Members any payments made for the benefit of the applicable Buyer Indemnified Parties, and fourth, any excess to the applicable Buyer Indemnified Parties.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of the Equityholder Representative and Buyer;

(b) by Buyer by written notice to the Equityholder Representatives if the Closing has not occurred on or before December 31, 2020 at 11:59 p.m. Eastern Time (the “Outside Date”);

(c) by the Equityholder Representative by written notice to Buyer if the Closing has not occurred on or before the Outside Date; or

(d) by any of the parties in the event that: (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or (ii) any Governmental Authority shall have issued an Order restraining or enjoining the transactions contemplated by this Agreement and such Order shall have become final and non-appealable.

Section 9.2 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article IX, this Agreement shall become void and there shall be no Liability on the part of any party hereto, except that Articles I and X, this Article IX and the Confidentiality Agreement shall survive such termination and nothing herein shall relieve any party hereto from Liability for Fraud or any breach of any provision hereof prior to such termination; provided, however, that if such termination shall result from the willful and intentional failure of any party to fulfill a condition to the performance of the obligations of another party, its willful breach of any obligation to perform a covenant of this Agreement or Fraud then such party shall be fully liable for any and all Losses incurred or suffered by such other party as a result of such failure or breach.

ARTICLE X

MISCELLANEOUS

Section 10.1 Equityholder Representative.

(a) Each Member hereby irrevocably constitutes, appoints and designates Member Representative SSB, LLC, the Equityholder Representative, as his, her or its true and lawful attorney-in-fact, agent with full power of substitution, to act on behalf of each of the Member in all matters under this Agreement and to do any and all things and execute any and all documents which may be necessary, convenient or appropriate to facilitate the consummation of the transactions contemplated hereby and the exercise of all rights and the performance of all obligations hereunder, including: (i) receiving payments under or pursuant to this Agreement or the Ancillary Agreements and disbursements thereof to Members, as contemplated by this Agreement or the Ancillary Agreements; (ii) receiving and forwarding of notices and communications pursuant to this Agreement or any Ancillary Agreement and accepting service of process; (iii) giving or agreeing to, on behalf of all Members, any and all consents, waivers and amendments deemed by the Equityholder Representative, in its good faith discretion, to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (iv) making any payments required to be made pursuant to Section 2.5; (v) preparing and filing any Tax returns and amendments necessary for the Company or the Members post-Closing and making any payments or distributions related to Taxes; and (vi) with respect to any indemnification claims and all other matters arising under this Agreement or the Ancillary Agreements: (A) disputing or refraining from disputing, on behalf of each Member relative to any amounts to be received by the Members under this Agreement, the Ancillary Agreements or any agreements contemplated hereby and thereby, or any claim made by the Buyer Indemnified Parties under this Agreement or the Ancillary Agreements; (B) negotiating and compromising (prior to Closing), on behalf of each Member, any dispute that may arise under, and exercise or refrain from exercising any remedies available under, this Agreement; and (C) executing, on behalf of each Member, any settlement agreement, release or other document with respect to such dispute or remedy, except in each case with respect to a dispute between any Member on the one hand and the Equityholder Representative on the other hand. The Equityholder Representative shall have the right to bind each Member as contemplated in this Agreement, and the Buyer Indemnified Parties shall be entitled to rely on the actions of such Equityholder Representative in connection with all matters under this Agreement providing for such Equityholder Representative to act on behalf of any such Persons, including any payment or allocation by the Equityholder Representative, without any inquiry whatsoever. For the avoidance of doubt, the Equityholder Representative is appointed as each Member’s attorney-in-fact with respect to claims for indemnification by the Buyer and Buyer Indemnified Parties, as applicable, as set forth in Article VIII and Section 7.6 of this Agreement. In the event of the death, incapacity or resignation of the Equityholder Representative, the Members shall by vote of a majority in interest of the Allocable Portions of all such Persons, within thirty (30) days after such death, incapacity or resignation, appoint a substitute Equityholder Representative. In the event such Members do not so appoint a substitute Equityholder Representative within such period, Buyer shall be entitled to petition, and the Members agree not to oppose, a court of competent jurisdiction in the State of Michigan to so appoint a substitute Equityholder Representative for such representative.

(b) Each Member hereby agrees that: (i) in all matters in which action by the Equityholder Representative is required or permitted, the Equityholder Representative is authorized to act on behalf of such Member, notwithstanding any dispute or disagreement among the Members and any Buyer Indemnified Party shall be entitled to rely on any and all action taken or omitted by the Equityholder Representative under this Agreement without any liability to, or obligation to inquire of, any Member, notwithstanding any knowledge on the part of any Buyer Indemnified Party of any such dispute or disagreement; (ii) notice to the Equityholder Representative, delivered in the manner provided in Section 10.6, shall be deemed to be notice to each Member for the purposes of this Agreement; and (iii) the appointment of the Equityholder Representative is coupled with an interest and shall be irrevocable by such Member in any manner or for any reason.

(c) Each Member hereby acknowledges and agrees that the obligation of any of the Buyer Indemnified Parties to make any payment to any of the Member Indemnified Parties hereunder shall be fully discharged upon payment of such amount to the Equityholder Representative. None of Buyer, any of its Affiliates or any other Buyer Indemnified Parties shall be liable to any Member Indemnified Party or any Member for any act or omission of the Equityholder Representative with respect to any payment or allocation by the Equityholder Representative to the Member Indemnified Parties, without any obligation to inquire of any such payment or allocation by the Equityholder Representative on the part of the Buyer, any of its Affiliate or any Buyer Indemnified Party.

(d) The Equityholder Representative shall act for the Members on all of the matters set forth in this Agreement and any Ancillary Agreement in the manner the Equityholder Representative believes to be in the best interest of the Members as a whole and consistent with its obligations under this Agreement and any Ancillary Agreement, but the Equityholder Representative is not liable or responsible to the Members for any loss or damages it or they may suffer by reason of the performance by the Equityholder Representative of its duties under this Agreement or any Ancillary Agreement, other than loss or damage arising from fraud by or gross negligence of the Equityholder Representative. The Members shall indemnify (in accordance with their respective Indemnifiable Portions) and defend the Equityholder Representative and hold the Equityholder Representative harmless against any damages incurred by the

Equityholder Representative and arising out of or in connection with the acceptance, performance or administration of the Equityholder Representative duties hereunder including the reasonable fees and expenses of any legal counsel, accountants, auditors and other advisors retained by the Equityholder Representative (collectively, the “Equityholder Representative Expenses”); provided that in the event that any such Equityholder Representative Expenses are finally adjudicated to have been directly caused by the gross negligence or fraud of the Equityholder Representative, the Equityholder Representative will reimburse the Members the amount of such indemnified Equityholder Representative Expenses to the extent attributable to such gross negligence or fraud. All Equityholder Representative Expenses in excess of the Equityholder Representative Expense Amount shall be paid directly by the Members (in accordance with their respective Indemnifiable Portions) to the Equityholder Representative. The Equityholder Representative shall hold the Equityholder Representative Expense Amount paid to it at Closing to satisfy any obligations that may be owed by the Members under this Agreement or otherwise in connection with the transactions contemplated hereby, or to satisfy any costs, expenses, Liabilities, Taxes or other amounts that the Equityholder Representative may incur in connection with acting in such capacity under this Agreement and shall release any remaining portion of the Equityholder Representative Expense Amount to the Members when the Equityholder Representative deems it appropriate based on any reasonably foreseeable costs, expenses, Liabilities or other amounts that may be incurred by the Equityholder Representative in such capacity or on behalf of or in respect to the Members.

Section 10.2 Counterparts; Facsimile Transmission. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. This Agreement shall become effective when one or more counterparts have been executed by each of the parties and delivered to each other party. The exchange of copies of this Agreement and of signature pages by facsimile or other electronic transmission (including electronic mail of .pdf files) shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or other electronic transmission (including electronic mail of .pdf files) shall be deemed to be their original signatures for all purposes.

Section 10.3 Governing Law; Jurisdiction; Venue.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts-of-law principles that would require the application of any other law.

(b) Subject to the provisions of Section 10.11, each party to this Agreement irrevocably submits to the exclusive jurisdiction of any court of competent jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware, or in the event that such court does not have subject matter jurisdiction over such Action or proceeding, a federal court located in the State of Delaware in any Action arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such Action may be heard and determined in such state or federal court. Each such party to this Agreement hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. Such parties further agree, to the fullest extent permitted by law, that a final and unappealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment. Service of process with respect thereto may be made upon either party by mailing a copy thereof by registered or certified mail, postage prepaid, to such party at its address as provided in Section 10.6 hereof.

(c) To the extent that any party to this Agreement has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such party hereby irrevocably waives such immunity in respect of its obligations under this Agreement.

Section 10.4 Entire Agreement. This Agreement (including all exhibits, schedules or other attachments hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the complete and exclusive statement of the terms of the agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings, promises, and arrangements, oral or written, between the parties with respect to the subject matter hereof and thereof.

Section 10.5 Expenses. Except as otherwise expressly provided in this Agreement, each party shall pay its own fees and expenses (including the fees of any attorneys, accountants, investment bankers or others engaged by such party) incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby.

Section 10.6 Notices. All notices, consents, waivers and other communications required or permitted under this Agreement shall be sufficiently given if in writing and: (a) hand delivered; (b) delivered by certified or registered mail, return receipt requested and proper postage prepaid; (c) delivered by a nationally recognized overnight courier service; (d) delivered by facsimile; or (e) delivered by electronic mail, in each case to the address, facsimile number or email address and to the attention of the person (by name or title) set forth below (or to such other address and to the attention of such other person as a party may designate by written notice to the other parties).

If to the Company	Straight Smile, LLC Attn.: Neeraj Gunsagar 12100 Wilshire Blvd Los Angeles, CA 90025 Email: ngunsagar@byteme.com

If to the Equityholder Representative:	Member Representative SSB, LLC Attn.: Blake B. Johnson 1556 20th Street Santa Monica, California 90404 Email: bjohnson@byteme.com

with a mandatory copy (which shall not constitute notice) to:	Bodman PLC 210 S. Division, Suite 400 Ann Arbor, Michigan 48105 Attn: Timothy R. Damschroder Email: tdamschroder@bodmanlaw.com

If to Buyer:

Dentsply Sirona Inc.

13320-B Ballantyne Corporate Place

Charlotte, NC 28277

Attn: Matthew Coggin

Email: Matthew.Coggin@dentsplysirona.com

Attn: Justin McCarthy

Email: justin.mccarthy@dentsplysirona.com

with a mandatory copy (which shall not constitute notice) to:	Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, New York 10001 Attn: Howard L. Ellin Email: howard.ellin@skadden.com Attn: Kenneth Wolff Email: Kenneth.wolff@skadden.com

All notices shall be deemed to have been duly given at the time of receipt by the party to which such notice is addressed.

Section 10.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns; provided, however, that no party shall assign any of its rights or delegate any of its obligations under this Agreement without the express prior written consent of each other party. Notwithstanding the foregoing, Buyer may, without obtaining the consent of any party hereto: (a) assign any of its rights and/or obligations under this Agreement to any of its lenders as collateral security; (b) assign any or all of its rights and interests hereunder to one or more of its Affiliates; and (c) designate one or more of its Affiliates to perform its obligations hereunder in any or all of which cases; provided, however, Buyer shall not be relieved of its obligations hereunder in respect of any such assignment. Any purported assignment of rights or delegation of obligations in violation of this Section 10.7, whether voluntary or involuntary, by merger, consolidation, dissolution, operation of law, or otherwise, is void.

Section 10.8 Headings; Definitions; Construction and Interpretive Matters. Captions, titles and headings to articles, sections or paragraphs of this Agreement are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement. All references in this Agreement to “Article,” “Section,” “Exhibit” or “Schedule” refer to the corresponding articles, sections, exhibits or schedules of this Agreement unless otherwise stated and, unless the context otherwise specifically requires, refer to all subsections or subparagraphs thereof. All references in this Agreement to a “party” or “parties” refer to the parties signing this Agreement. All defined terms and phrases used in this Agreement are equally applicable to both the singular and plural forms of such terms. Nouns and pronouns will be deemed to refer to the masculine, feminine or neuter, singular and plural, as the identity of the person or persons may in the context require. Unless the context otherwise requires, references herein: (a) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (b) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Unless the context of this Agreement otherwise clearly requires: (i) the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”; (ii) the terms “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (iii) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement; (iv) if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day; and (v) any information or materials “provided,” “made available” or “delivered” to Buyer in respect of periods on or prior to the date hereof means posted in the Company Entities’ electronic data room hosted by DealVDR at least two (2) Business Days prior to the date hereof. The words “day” or “days” shall mean calendar day, unless denoted as a Business Day. Any reference to “$,” “dollar” or similar references shall mean United States dollars, unless expressly stated otherwise. The exhibits and schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. The parties agree that any drafts of this Agreement or any Ancillary Agreements prior to the final fully executed drafts shall not be used for purposes of interpreting any provision of this Agreement or any Ancillary Agreement, and each of the parties hereto agrees that no party, Indemnifying Party or Indemnified Party shall make any claim, assert any defense or otherwise take any position inconsistent with the foregoing in connection with any dispute or proceeding among any of the foregoing or for any other purpose.

Section 10.9 Amendments; Waivers. This Agreement shall not be amended, modified or waived except by an agreement in writing duly executed by each of Buyer and the Equityholder Representative. No failure of any party hereto to exercise any right or remedy given to such party under this Agreement or otherwise available to such party or to insist upon strict compliance by any other party with its or his obligations hereunder, and no custom or practice of the parties in variance with the terms hereof, shall constitute a waiver of any party’s right to demand exact compliance with the terms hereof. Any written waiver shall be limited to those items specifically waived therein and shall not be deemed to waive any future breaches or violations or other non-specified breaches or violations unless, and to the extent, expressly set forth therein.

Section 10.10 Representation of Parties. The parties acknowledge that they have been represented by competent counsel of their own choice and that this Agreement has been the product of negotiation between them. Accordingly, the parties agree that in the event of any ambiguity in any provision of this Agreement, this Agreement shall not be construed against a party regardless of which party was responsible for the drafting thereof.

Section 10.11 Dispute Resolution. In the event of any dispute or disagreement between any of the parties hereto as to the interpretation of any provision of this Agreement or any agreement incorporated herein, the performance of obligations hereunder or thereunder, or any other disputed matter relating hereto or thereto (except for the determinations to be made by the Neutral Auditors pursuant to Section 2.5(d) (unless the Neutral Auditors are unwilling or unable to make such determinations to be made pursuant to such Section)) (each, a “Dispute”), such Dispute, upon the written request of any party hereto, shall be referred to the chief executive officer of Buyer and the Equityholder Representative, or their respective designees. Such parties shall attempt in good faith to resolve the Dispute for a period of twenty (20) days prior to pursuing any other remedies; provided that the foregoing shall not restrict a party’s right to seek specific performance or injunctive relief.

Section 10.12 Specific Performance. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (whether or not such breach is material or willful). It is accordingly agreed that the parties hereto will be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto hereby further waives: (a) any defense in any action for specific performance that a remedy at law would be adequate; and (b) any requirement under any Law to post security or bond as a prerequisite to obtaining equitable relief.

Section 10.13 Waiver of Jury Trial. ALL PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH PARTY FURTHER WAIVES ANY RIGHT TO SEEK TO CONSOLIDATE ANY PROCEEDING IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER PROCEEDING IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED.

Section 10.14 Time of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 10.15 Third Parties. Except any Indemnified Parties with respect to their rights under the provisions of Article VIII, any D&O Indemnified Party with respect to their rights under the provisions of Section 5.5 and any Released Parties with respect to the provisions of Section 5.10, nothing in this Agreement, express or implied, is intended to or shall be construed to confer upon or give any person other than the parties and their respective successors and permitted assigns, any legal or equitable right, remedy or claim under or with respect to this Agreement.

Section 10.16 Cumulative Remedies. The rights and remedies of the parties under this Agreement are cumulative and not alternative and are in addition to any other right or remedy set forth in any other agreement between the parties, or which may now or subsequently exist at law or in equity, by statute or otherwise.

Section 10.17 Severability. In the event that a court or arbitral body of competent jurisdiction holds any provision of this Agreement invalid, illegal or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which other provisions shall remain in full force and effect, and the application of such invalid, illegal or unenforceable provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable shall be valid and be enforced to the fullest extent permitted by law. To the extent permitted by Law, each party waives any provision of law that renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

Section 10.18 Certain Matters Regarding Bodman PLC’s Representation of Members. Buyer, on behalf of itself and its Affiliates, hereby consents to Bodman’s representation of the Members after the Closing in connection with any matter relating to this Agreement and the other Ancillary Agreements, including any negotiation, transaction or dispute with such person and such person’s Affiliates under or relating to this Agreement or the other Ancillary Agreements and any related matters, such as claims for indemnification pursuant to this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.

“MEMBER”

GOBLUE1, LLC

By: TYP Management LLC Its: Manager

By:	/s/ Blake B. Johnson
Name:	Blake B. Johnson
Title:	Manager

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day flrst above written.

“MEMBER”

SAMS VENTURES LLC

By:	/s/ Scott Cohen
Name: Scott Cohen
Title: Manager

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.

“MEMBER”

/s/ DAN GRAUER
DAN GRAUER

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.

“MEMBER”

/s/ JAMES MAH
JAMES MAH

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.

“MEMBER”

/s/ NEIL MCCONNOCHIE
NEIL MCCONNOCHIE

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.

“MEMBER”

DG 2018 TRUST

By: Premier Trust, Inc. Its: Trustee

By:	/s/ Dolly Hawkins

Name:	Dolly Hawkins
Title:	Trust Officer

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.

“MEMBER”

/s/ NADER DARABI
NADER DARABI

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.

“MEMBER”

/s/ PAUL ADAMS
PAUL ADAMS

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.

“MEMBERS”

EHRLER FAMILY TRUST DATED AUGUST 28, 2020

By: Peak Trust Company-NV
Its: Trustee

By:	/s/ Jamie Rowley

Name:	Jamie Rowley
Title:	Trust Officer

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.

“MEMBER”

/s/ KRISH MENON
KRISH MENON

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.

“MEMBER”

/s/ ARI RADETSKY
ARI RADETSKY

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.

“MEMBER”

WYLADC, LLC

By:	/s/ Mark McCrimmon

Name:	Mark McCrimmon
Title:	Member

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.

“MEMBER”

/s/ PHILIP RICKENBAKER
PHILIP RICKENBAKER

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.

“MEMBER”

/s/ SEPIDEH ABBASI
SEPIDEH ABBASI

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.

“MEMBER”

BAXTER HOLDINGS, LLC

By:	/s/ Sepideh Abbasi

Name:	Sepideh Abbasi
Title:	Manager

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.

“MEMBER”

/s/ JON MARASHI
JON MARASHI

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.

“MEMBER”

/s/ AMY CARTER
AMY CARTER

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.

“MEMBER”

/s/ SARAH MCDONALD
SARAH MCDONALD

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.

“MEMBER”

/s/ JESSE BEAL
JESSE BEAL

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.

“MEMBER”

LINCOLN MANAGEMENT LLC

By:	/s/ Wesley Lones
Name:	Wesley Lones
Title:	Managing Member

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.

“MEMBER”

/s/ ADAM LINDSEY
ADAM LINDSEY

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.

“MEMBER”

/s/ VAN MORGAN
VAN MORGAN

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.

“MEMBER”

CYRUS ENTERPRISES MM LLC

By:	/s/ Morad Mostashari

Name:	Morad Mostashari
Title:	Authorized Member

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.

“MEMBER”

/s/ KERRY WASHINGTON ASOMUGHA
KERRY WASHINGTON ASOMUGHA

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.

“MEMBER”

THE KW REVOCABLE TRUST

By:	/s/ Kerry Washington Asomugha
Name:	Kerry Washington Asomugha
Title:	Trustee

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.

“MEMBER”

/s/ HORMAZD DALAL
HORMAZD DALAL

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.

“MEMBER”

/s/ NEERAJ GUNSAGAR
NEERAJ GUNSAGAR

“EQUITYHOLDER REPRESENTATIVE”

MEMBER REPRESENTATIVE SSB, LLC

By:	/s/ Blake B. Johnson
Name: Blake B. Johnson
Its: Manager

“STRAIGHT SMILE”

STRAIGHT SMILE, LLC

By:	/s/ Blake B. Johnson
Name: Blake B. Johnson
Its: Manager

‘‘BUYER”

Dentsply Sirona Inc

By:	/s/ Matthew Coggin
Name:	Matthew Coggin
Its: Senior Vice President Strategy & Business Development